As filed with the Securities and Exchange Commission on February 5, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HopTo, Inc.

(Exact name of registrant as specified in its charter)

Delaware	6770	13-3899021
(State of Incorporation)	(Primary Standard Industrial Classification Number)	(I.R.S. Employer Identification Number)

6 Loudon Road, Suite 200

Concord, NH 03301

(800) 472-7466

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jonathon R. Skeels

Chief Executive Officer

HopTo, Inc.

6 Loudon Road, Suite 200

Concord, NH 03301

(408) 688-2674

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With Copies to:

Kenneth A. Schlesinger, Esq.

and

Jason D. Cabico, Esq.

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, NY 10019

(212) 451-2300

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to registered additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [X]	Smaller reporting company [X]
Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price		Amount of registration fee
Subscription rights	8,666,667		$-		$-	(1)
Shares of common stock (4)	8,666,667	$0.30	$2,600,000	(2)	$337.48	(3)

(1) The subscription rights are being distributed without consideration. Pursuant to Rule 457(g) under the Securities Act of 1933, as amended, no separate registration fee is payable with respect to the subscription rights since they are being registered on the same registration statement as the common stock offered hereby.

(2) Represents the aggregate gross proceeds from the assumed exercise of all subscription rights to be distributed. Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. In no event will the aggregate maximum offering price of all securities issued pursuant to this registration statement exceed $2,600,000.

(3) Calculated based on the maximum aggregate offering price of the common stock underlying the subscription rights. The registrant is paying the fee with the filing of this Form S-1 registration statement.

(4) Pursuant to Rule 416, there are also deemed covered hereby such additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

The registrant hereby amends this Registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale of these securities is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 5, 2020

PRELIMINARY PROSPECTUS

HOPTO, INC.

SUBSCRIPTION RIGHTS TO PURCHASE SHARES OF COMMON STOCK

We are conducting a rights offering in which we are distributing, at no charge, to the holders of our common stock and warrants, rights to purchase up to 8,666,667 shares of our common stock, par value $0.0001 per share. Holders of our common stock and warrants will receive one right for each share of our common stock and for each share of common stock underlying each warrant, in each case, owned on the record date which is the close of business on       2020, which we refer to herein as the basic subscription privilege or rights. Unexercised rights will be transferable only to the extent that the shares of our common stock and warrants to which they are attached are transferred from and after the record date.

The cash exercise price of each basic subscription privilege is $0.30, which we refer to as the subscription price. This rights offering does not include an over-subscription privilege, and rights holders who fully exercise their basic subscription privilege will not be entitled to exercise an over-subscription privilege to purchase additional shares of common stock that may remain unsubscribed as a result of any unexercised rights in the offering. A rights holder may only exercise rights in the aggregate for book-entry of whole numbers of shares of our common stock; no fractional shares of our common stock will be issued in this offering.

The rights are exercisable beginning on the date of this prospectus and will expire if they are not exercised by 5:00 p.m., Eastern Time, on 2020, the expiration date, unless we extend the offering period. You should carefully consider whether to exercise your rights before the expiration date. Rights that are not exercised by the expiration date will expire and will have no value. All exercises of basic subscription privileges are irrevocable.

We have issued and outstanding warrants to purchase an aggregate 481,335 shares of our common stock at an exercise price of $0.01 per share. The warrants expire on May 21, 2023. The exercise price of the warrants is subject to adjustment upon the occurrence of certain events, such as a split or combination of our common stock or a reorganization or merger to which we are a party. Holders of our outstanding warrants will receive one right in this offering for each of the shares of common stock into which each warrant would otherwise be exercisable as set forth on the face of the warrants held by each holder. Holders of the warrants are receiving rights pursuant to this offering as required by the terms of the warrants.

If any rights remain unexercised after the expiration of the rights offering, a consortium of accredited investors including all of our directors and led by Novelty Capital Partners LP, has agreed to purchase, at the subscription price, in a private backstop commitment transaction separate from the rights offering, up to $2.41 million of shares of common stock not subscribed for by rights holders pursuant to the exercise of their subscription rights. As of the record date, Novelty Capital beneficially owned approximately 14.0% of our common stock. Novelty Capital’s Managing Partner, Jonathon R. Skeels, is a member of our board and our Chief Executive Officer and Interim Chief Financial Officer. No fees or other consideration will be paid by us to any of the investors in consideration of such backstop commitment. In light of the backstop commitment, we anticipate that we will receive gross proceeds of at least $2.41 million if the rights offering is completed, whether or not any of the rights are exercised by rights holders.

Our common stock is currently traded on the OTC Markets under the symbol “HPTO.” On          2020, the last reported sale price of our common stock was $[●] per share. From the record date to the expiration date, our common stock will trade on the OTC Markets along with the associated rights as a trading unit under the symbol “HPTOU” and CUSIP         . If you transfer shares of our common stock before the expiration date and before exercising the rights attached to the transferred shares, the rights associated with those shares of our common stock will transfer along with the shares of our common stock under “HPTOXU” and CUSIP           . Following the exercise of the rights, the trading unit will terminate and the common stock to which the rights had attached will be traded separately from such rights under the symbol “HPTOX” and CUSIP      . Similarly, if you transfer our warrants before the expiration date and before exercising the rights attached to the warrants, the rights associated with those warrants will transfer along with warrants. If you exercise the rights and then transfer the common stock or warrants (as applicable) as to which the exercised rights originally attached, the new shares of our common stock issuable upon the exercise of the subscription privilege will be issued to you, and not any subsequent transferee of the underlying common stock or warrants. From and after the expiration date, all of our common stock will resume trading as “HPTO” under new CUSIP        .

The exercise of your rights and investment in our shares involves a high degree of risk. You should carefully read the Risk Factors beginning on page 6, as well as the risk factors in any document we incorporate by reference into this prospectus before you make a decision as to the exercise of your rights.

	Per Unit	Total
Subscription price	$0.30	$2,600,000	(1)

(1) Before deducting estimated expenses of $                  .

Our board of directors is not making any recommendation regarding whether you should exercise your rights.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

It is anticipated that delivery of the common stock purchased in this offering will be made by book-entry credit on or about        2020.

The date of this prospectus is          2020.

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus or any free writing prospectus we may authorize to be delivered to you. We have not, and have not authorized anyone else, to provide you with different or additional information. We are not making an offer of securities in any state or other jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus regardless of its time of delivery, and you should not consider any information in this prospectus or in any documents incorporated herein by reference to be investment, legal or tax advice. We encourage you to consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding an investment in our securities.

Unless the context otherwise requires, “HopTo,” “Company,” “we,” “our” and “us” refer to HopTo, Inc. and its subsidiaries.

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QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING

The following are examples of what we anticipate will be common questions about this offering. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about this offering. This prospectus and the documents we incorporate by reference contain more detailed descriptions of the terms and conditions of this offering and provide additional information about us and our business, including potential risks related to our business, this offering and our common stock.

What are we offering you?

We are issuing to the holders of our common stock and warrants as of the close of business on 2020, which we refer to as the record date, rights to subscribe for an aggregate of up to 8,666,667 shares of our common stock. Each holder, who we refer to as a rights holder or you, is being issued one right for each share of our common stock and for each share of common stock underlying each warrant, in each case, owned on the record date (1 for 1), which we refer to as the basic subscription privilege or as rights. Each basic subscription privilege entitles you to purchase 0.83 shares of our common stock at a cash price of $0.30 per whole share, which we refer to as the subscription price. Your basic subscription privilege may only be exercised in the aggregate for whole numbers of shares of our common stock; no fractional shares of our common stock will be issued in this offering. Any fractional shares will be rounded down to the nearest whole share of common stock and any excess subscription payments will be returned by the subscription agent.

Why are my shares trading as “HPTOU” instead of “HOPTO”?

Your shares are trading on the OTC Markets under the symbol “HPTOU” because that symbol denotes that your shares are trading with the rights attached from the record date until the earliest of (a) 5:00 p.m. New York time on 2020, or the expiration date, (b) your exercise of your rights or (c) termination of this offering. At the conclusion of this rights offering, all of our common stock will once again trade under the symbol “HPTO” indicating that those shares no longer have rights attached.

If you exercise your rights before the expiration date, your shares as to which you exercised your rights will trade under the symbol “HPTOX” to convey to the market that the rights with respect to your shares have been exercised.

Is there an over-subscription privilege?

No. We have not included an over-subscription privilege to purchase additional shares of our common stock that may remain unsubscribed as a result of any unexercised basic subscription rights after the expiration of the offering. Pursuant to the Backstop Agreement, the backstop providers have agreed to purchase, at the subscription price, in a private transaction separate from the rights offering, any and all shares of common stock not subscribed for by rights holders pursuant to the exercise of their rights.

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Why are we conducting this offering?

We are conducting this offering in order to raise additional capital and to improve and strengthen our balance sheet and liquidity position. We intend to use the net proceeds of this offering, and the commitment of a consortium of investors to purchase up to $2.41 million of our common stock pursuant to this rights offering, or the Backstop Commitment, for general corporate purposes, which may include acquisitions.

Our board of directors considered and evaluated a number of factors relating to this offering, including:

●	our current capital resources and our future need for additional liquidity and capital;
●	our need for increased financial flexibility in order to enable us to achieve our business plan;
●	the size and timing of this offering;
●	the potential dilution to our current stockholders if they choose not to participate in this offering;
●	alternatives available for raising capital, including debt and other forms of equity raises;
●	the potential impact of this offering on the public float for our common stock; and
●	the fact that existing stockholders would have the opportunity to participate on a pro rata basis to purchase additional shares of our common stock, subject to certain restriction.

The Backstop Agreement, dated as of January 31, 2020, and entered into with a consortium of investors led by Novelty Capital Partners LP (“Novelty Capital”), or the Backstop Agreement, was reviewed, negotiated and approved by our board of directors with Jonathon R. Skeels, Novelty Capital’s Managing Partner, a member of our board and our Chief Executive Officer and Interim Chief Financial Officer, recusing himself.

How was the subscription price determined?

The $0.30 subscription price was set by our board of directors as a result of negotiations with Novelty Capital as the largest investor in the Backstop Commitment. The factors considered by our board of directors and the process our board of directors undertook to review, consider and approve the subscription price are discussed in “The Rights Offering—Reasons for the Rights Offering” and “Determination of the Offering Price.”

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Am I required to exercise the rights I receive in this offering?

No. You may exercise any number of your rights or you may choose not to exercise any of your rights. However, if you choose not to exercise your rights or you exercise less than your full amount of rights and other stockholders fully exercise their rights, the percentage of our common stock owned by other stockholders will increase relative to your ownership percentage, and your voting and other rights in HopTo will likewise be diluted.

What are the rights?

The rights give holders of our common stock and warrants as of the record date the opportunity to purchase 0.83 shares of our common stock for every right held at a subscription price of $0.30 per whole share, however (a) rights may be exercised in aggregate only to purchase whole book-entry shares of our common stock and (b) the total subscription price payable upon any exercise of rights will be rounded to the nearest whole cent.

You will receive one right for each one of our shares of common stock for each share of common stock underlying each warrant you owned as of the record date. For example, if you owned 100 shares of our common stock or a warrant exercisable for 100 shares of common stock as of the record date, in either case, your rights would entitle you to purchase a total of 83 shares of our common stock for a total subscription price of $24.90 (after rounding to the nearest whole cent). Subject to the limitations described in this prospectus, you may exercise some or all of your rights, or you may choose not to exercise any rights at all.

May I transfer my rights if I do not want to purchase any shares?

No. The rights attach to our shares of common stock or warrants and are not separately transferable. Transfer of ownership of a share of our common stock or our warrants, however, after the record date and before the earlier of the expiration date or when the right associated with such share is exercised will also transfer ownership of the right attached to such share or warrant.

Can I sell my shares after I have exercised my rights?

Yes. After you exercise your rights, the shares of common stock will have a new CUSIP       and will be freely tradable and quoted on the OTC Markets under the symbol “HPTOX,” where our common stock currently trades. After the expiration date, all of our common stock will have this CUSIP and will trade under the symbol “HPTO”.

If I purchase shares after commencement of the Rights Offering, will I be able to participate in the Rights Offering?

Yes, if the shares of common stock you have purchased still have the rights attached. Shares that have rights attached trade under the symbol “HPTOU” and have CUSIP          . Since stock trades may take two business days to settle, please note that if you purchase shares late in the Rights Offering period, you may not receive your shares in time to exercise the attached rights. We are under no obligation, and have no intention, to adjust our procedures to accommodate holders who acquire shares after the Rights Offering has commenced.

How do I exercise my rights if my shares of common stock are held in the name of a broker, dealer, custodian bank or other nominee?

If you hold your shares of our common stock in the name of a broker, dealer, custodian bank or other nominee who uses the services of The Depository Trust Company, or DTC, DTC will credit one right to your nominee record holder for each share of our common stock that you beneficially owned as of the record date. If you are not contacted by your nominee, you should contact your nominee as soon as possible.

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If I hold my shares in the name of a broker, dealer, custodian bank or other nominee, how do I pay the subscription price for my rights?

You must have sufficient funds in your account, and your broker, dealer, custodian bank or other nominee will charge your account for your subscription price. Your broker will then pay money on your account to DTC. After the offering, DTC will credit funds to our transfer agent who will ultimately wire the proceeds of this offering to us.

How do I exercise my rights if my shares of common stock or warrants are held in my name?

If you hold your shares of our common stock or warrants in your name and you wish to participate in this offering, you must deliver a properly completed and duly executed rights certificate to the subscription agent and deliver all other required subscription documents, together with payment of the full subscription price, to the subscription agent before 5:00 pm Eastern time on 2020, which we refer to as the expiration date.

Please follow the delivery instructions on the rights certificate. Do not deliver documents to us. You are solely responsible for completing delivery to the subscription agent of your rights certificate, all other required subscription documents and subscription payment. You should allow sufficient time for delivery of your subscription materials to the subscription agent so that the subscription agent receives them by the expiration date. See “To whom should I send my forms and payment?” below.

If you send a payment that is insufficient to purchase the number of shares of our common stock you requested, or if the number of shares of our common stock you requested is not specified in the forms, the payment received will be applied to exercise your rights to the fullest extent possible based on the amount of the payment received pursuant to your rights. Any payment that is received but not so applied will be refunded to you without interest (subject to the rounding of the amount so applied to the nearest whole cent).

If I hold my shares or warrants in my own name and not through a broker, dealer, custodian bank or other nominee, what form of payment is required to purchase shares of common stock?

As described in the instructions accompanying the rights certificate, payments submitted to the subscription agent must be made in U.S. currency. The subscription price must be paid by the electronic transfer of funds to Broadridge Corporate Issuer Solutions Inc., the subscription agent.

How soon must I act to exercise my rights?

If your shares of our common stock or warrants are registered in your name and you elect to exercise any or all of your rights, the subscription agent must receive your properly completed and duly executed rights certificate or the transfer of your rights by DTC, as applicable, all other required subscription documents and full subscription payment before the expiration date. If you hold your shares in the name of a broker, dealer, custodian bank or other nominee, your nominee may establish an earlier deadline before the expiration date by which time you must provide the nominee with your instructions and payment to exercise your rights. Although our board of directors, or a committee thereof, may extend the expiration date (which extension requires the consent of the backstop providers if it results in this offering remaining open for more than 30 days), it currently does not intend to do so.

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Although we will make reasonable attempts to provide this prospectus to our stockholders to whom rights are distributed, this offering and all rights will expire at the expiration date, whether or not we have been able to locate and deliver this prospectus to all such stockholders.

After I exercise my rights, can I change my mind?

No. Once you have exercised your rights, you may not revoke such exercise in whole or in part. Accordingly, any exercise of rights will constitute a binding commitment to purchase and pay for the shares of our common stock issuable upon such exercise, regardless of any changes in the value of such shares, in our business, financial condition, results of operations or future prospects or in your individual circumstances.

Can this offering be cancelled or extended?

Yes. Our board of directors may continue to explore and evaluate other potential alternative financing transactions that would qualify as “superior transactions” as defined in the Backstop Agreement. This offering may only be terminated with the consent of the backstop providers or after the termination of the Backstop Agreement in accordance with its terms. If we withdraw or terminate this offering, neither we nor the subscription agent will have any obligation with respect to rights that have been exercised except to return, without interest or deduction, any subscription payments the subscription agent received from you. If we were to cancel this offering, any money received from subscribing stockholders and warrant holders would be returned promptly, without interest or penalty, and we would not be obligated to issue shares of our common stock to holders who have exercised their rights prior to termination. In addition, we may extend the period for exercising the rights, subject to the terms of the Backstop Agreement, including that any extension that results in this offering remaining open for more than 30 days requires the consent of the backstop providers.

Has our board of directors made a recommendation to our stockholders and warrant holders regarding the exercise of rights under this offering?

No. Our board of directors has not made, nor will they make, any recommendation to you regarding the exercise of rights in this offering. We cannot predict the price at which our shares of common stock will trade after this offering. You should make an independent investment decision about whether or not to exercise your rights. Stockholders and warrant holders who exercise rights risk losing the new money invested. We cannot assure you that the market price for our common stock will remain above the subscription price or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price. If you do not exercise or sell your rights, you will lose any value represented by your rights, and if you do not exercise your rights in full, your percentage ownership interest and related rights in HopTo will be diluted.

You should not view the intentions the members of our board of directors as investors in the Backstop Commitment as a recommendation or other indication by them to you regarding whether exercising your rights is or is not in your best interests.

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Are there any risks associated with this offering?

Stockholders and warrant holders who exercise their rights will incur investment risk on new money invested. The stock market and, in particular, our common stock price, has experienced significant volatility recently. As a result, the market price for our common stock may be volatile. This offering will increase the number of outstanding shares of our common stock (assuming the exercise of the rights in full) by approximately 83% and the trading volume in our common stock may fluctuate more than usual and cause significant price variations to occur. The market price of our common stock will depend on many factors, which may change from time to time, including our financial condition, performance, creditworthiness and prospects, future sales of our securities and other factors. Volatility in the market price of our common stock may prevent you from being able to sell our common stock when you want or at prices you find attractive. You should make your decision based on your assessment of our business and financial condition, our prospects for the future, the terms of this offering and the information contained in, or incorporated by reference into, this prospectus or any free writing prospectus. You should carefully consider the risks, among other things, described under the heading “Risk Factors” and in the documents incorporated by reference into this prospectus before exercising your rights and investing in shares of our common stock.

Will the directors and executive officers participate in this offering?

All of the members of our board of directors are investors in the Backstop Commitment.

If none of the rights are exercised, members of our board of directors are expected to invest approximately $2.41 million, increasing their aggregate ownership of shares of our common stock by approximately 8,035,842 shares of common stock outstanding, representing an increase of approximately 81% of the shares outstanding on the record date.

When will I receive my shares of common stock purchased in this offering?

Stockholders whose shares are held of record by Cede & Co., or Cede, the nominee of DTC, or by any other depository or nominee on their behalf or their broker-dealers’ behalf will have any shares that they acquire credited to the account of Cede or such other depository or nominee. With respect to all other stockholders and warrant holders, you must provide a brokerage account for your shares acquired in this offering, as we will not issue physical certificates for shares purchased in this offering, unless required to do so by law. Whether your shares are held through DTC or directly with our transfer agent American Stock Transfer & Trust Company, shares of common stock acquired in this offering will be issued as soon as possible following the conclusion of the offering.

Is there a backstop purchaser?

Yes. On January 31, 2020, we entered into the Backstop Agreement with a consortium of investors led by Novelty Capital, which we refer to collectively as the backstop providers, pursuant to which we have agreed to issue and sell to the backstop providers, in a private transaction separate from the rights offering, and the backstop providers (severally and not jointly) agreed to purchase, an aggregate number of shares of our common stock equal to (a) (i) $2.41 million, minus (ii) the aggregate proceeds of this offering which are in excess of $190,000, divided by (b) the subscription price, subject to the terms and conditions of the Backstop Agreement. See “Backstop Agreement” for additional details on the Backstop Commitment, including the fees to be paid by us and our expense reimbursement obligation.

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Why are there backstop providers?

We obtained the commitment of the backstop providers to act as the backstop purchasers under the Backstop Agreement to increase the likelihood that we would receive at least $2.41 million of gross proceeds, less fees and expenses of this offering and the Backstop Commitment.

What effects will this offering have on our outstanding common stock?

After giving effect to this offering, assuming that it is fully subscribed, we will have approximately 18,621,533 shares of common stock outstanding, representing an increase of approximately 83% in our outstanding shares as of the record date. If you fully exercise the rights that we distribute to you, your proportional interest in us will remain the same. If you do not exercise any rights, or you exercise less than all of your rights, your interest in us will be diluted, as you will own a smaller proportional interest in us compared to your interest prior to this offering.

If all of our stockholders and warrant holders exercise the rights issued to them, and this offering is therefore fully subscribed, the beneficial ownership percentage of our stockholders will not change. Assuming that no holders exercise their rights in this offering, the backstop providers would acquire approximately 8,035,842 shares of our common stock, following which (1) the backstop providers would beneficially own approximately 51% of our outstanding common stock and (2) all other holders would beneficially own approximately 49% of our outstanding common stock. All ownership percentages described in this paragraph are based upon our outstanding common stock and the beneficial ownership of our holders as of the record date.

The number of shares of our common stock outstanding listed in each case above assumes that (1) all of the other shares of our common stock issued and outstanding on the record date will remain issued and outstanding and owned by the same persons as of the closing of this offering and (2) we will not issue any shares of common stock in the period between the record date and the closing of this offering.

Are there any conditions to the backstop providers’ obligations under the Backstop Agreement?

Yes. The obligations of the backstop providers to consummate the transactions under the Backstop Agreement are subject to the satisfaction or waiver of specified conditions, including, but not limited to, compliance with covenants and the accuracy of representations and warranties provided in the Backstop Agreement, consummation of this offering, the receipt of all required regulatory approvals, and no material adverse effect with respect to our financial condition, business, properties, assets, liabilities or results of operations.

When do the backstop providers’ obligations under the Backstop Agreement expire?

The Backstop Agreement may be terminated by us, on the one hand, or the backstop providers, on the other hand, if the transactions contemplated by the Rights Offering and Backstop Agreement have not been consummated by 2020.

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How much will we receive from this offering and how will such proceeds be used?

Assuming this offering is fully subscribed, we estimate that the net proceeds from this offering and the proceeds of the Backstop Commitment, will be approximately $2.5 million, after deducting expenses related to this offering and the Backstop Commitment.

If any rights remain unexercised after the expiration of the rights offering, a consortium of accredited investors including all of our directors and led by Novelty Capital Partners LP, has agreed to purchase, at the subscription price, in a private backstop commitment transaction separate from the rights offering, up to $2.41 million of shares of common stock not subscribed for by rights holders pursuant to the exercise of their subscription rights. As of the record date, Novelty Capital beneficially owned approximately 14.0% of our common stock. Novelty Capital’s Managing Partner, Jonathon R. Skeels, is a member of our board and our Chief Executive Officer and Interim Chief Financial Officer. No fees or other consideration will be paid by us to any of the investors in consideration of the Backstop Commitment. In light of the Backstop Commitment, we anticipate that we will receive gross proceeds of at least $2.41 million if the rights offering is completed, whether or not any of the rights are exercised by rights holders.

We intend to use the net proceeds for general corporate purposes, which include investments and acquisitions.

If my exercise of rights is not valid or if this offering is not completed, will my subscription payment be refunded to me?

Yes. The subscription agent will hold all funds it receives in a segregated bank account until the completion of this offering. If your exercise of rights is deemed not to be valid or this offering is not completed, all subscription payments received by the subscription agent will be returned as soon as practicable following the expiration of this offering, without interest or penalty. If you own shares through a nominee, it may take longer for you to receive your subscription payments because the subscription agent will return payments through the record holder of your shares.

What fees or charges apply if I purchase shares in this offering?

We are not charging any fee or sales commission to issue rights to you or to issue shares of our common stock to you if you exercise your rights. If you exercise your rights through a broker, dealer, custodian bank or other nominee, you are responsible for paying any fees your nominee may charge you.

What are the U.S. federal income tax considerations of exercising my rights?

U.S. Holders (as defined herein) generally will not recognize gain or loss on the receipt, exercise or expiration of rights. See “U.S. Federal Income Tax Considerations” for a more complete discussion, including additional qualifications and limitations. In addition, you should consult your own tax advisor as to the tax consequences to you of the receipt, exercise and expiration of the rights in light of your particular circumstances.

To whom should I send my forms and payment?

If your shares of our common stock are held in the name of a broker, dealer, custodian bank or other nominee, then you should deliver all required subscription documents and subscription payments pursuant to the instructions provided by your nominee.

If your shares of our common stock or our warrants are held in your name, then you should send your rights certificate to the subscription agent, and send all other required subscription documents by mail or overnight courier to the appropriate address listed below:

If delivering by first class mail:	Broadridge Corporate Issuer Solutions, Inc.
Attn: BCIS Re-Organization Dept.
P.O. Box 1317
Brentwood, New York 11717-0693

If delivering by overnight courier:	Broadridge Corporate Issuer Solutions, Inc.
Attn: BCIS IWS
51 Mercedes Way
Edgewood, New York 11717

You and, if applicable, your nominee are solely responsible for instructing DTC to transfer your rights to the subscription agent or completing delivery to the subscription agent of your rights certificate, as applicable, as well as completing delivery of all other required subscription documents and subscription payments. You should allow sufficient time for delivery of your subscription materials to the subscription agent and clearance of payments before the expiration of this offering. If you hold your shares of our common stock through a broker, dealer, custodian bank or other nominee, your nominee may establish an earlier deadline before the expiration date.

Whom should I contact if I have other questions?

If you have any questions regarding this offering, completion of the rights certificate or any other subscription documents or submitting payment in this offering, please contact the subscription agent at (888) 789-8409 or by email at shareholder@broadridge.com.

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SUMMARY

The following summary provides an overview of HopTo and this offering and may not contain all the information that is important to you. This summary is qualified in its entirety by, and should be read together with, the information contained in other parts of this prospectus and the documents we incorporate by reference. You should read this prospectus and any documents that we incorporate by reference carefully in their entirety before making a decision about whether to invest in our securities.

We are developers of application publishing software which includes application virtualization software and cloud computing software for multiple computer operating systems including Windows, UNIX and several Linux-based variants. Our application publishing software solutions are sold under the brand name GO-Global, which is our sole revenue source. GO-Global is an application access solution for use and/or resale by independent software vendors (“ISVs”), corporate enterprises, governmental and educational institutions, and others who wish to take advantage of cross-platform remote access and web-enabled access to their existing software applications, as well as those who are deploying secure, private cloud environments

We are a Delaware corporation, our corporate headquarters are located at 6 Loudon Road, Suite 200, Concord, NH 03301, and our phone number is (408) 688-2674. Our corporate website address is www.hopTo.com. The information contained in, or accessible through, our corporate website does not constitute part of this prospectus.

The Rights Offering

The Offering	We are distributing at no charge to the holders of shares of our common stock and warrants as of the close of business on 2020, the record date, one right for each share of our common stock outstanding and for each share of common stock underlying each warrant outstanding, in each case, owned of record on the record date.

The Rights	The basic subscription privilege (as described below) is also referred to as the rights.

Subscription Price	If you validly exercise any of your rights, you will receive 0.83 shares of our common stock upon cash payment of $0.30 per whole share, the subscription price, to our rights agent.

Basic Subscription Privilege	Each basic subscription privilege entitles you to purchase 0.83 new shares of our common stock for every share of common stock and for each share of common stock underlying each warrant, in each case, you owned of record on the record date. You may exercise all or a portion of your basic subscription privilege or you may choose not to exercise any basic subscription privilege at all. We have not included an over-subscription offer to purchase additional shares of our common stock that may remain unsubscribed as a result of any unexercised rights after the expiration of the rights offering.

1

Limitation on Purchase of Shares

Your ability to exercise your subscription rights is subject to the following limitation: We have the right, in our sole and absolute discretion, to limit the exercise of the subscription rights by 4.9% shareholders or shareholders who would become 4.9% holders upon exercise of their rights if such exercise may trigger certain adverse consequences to us pursuant to Section 382 of the Internal Revenue Code of 1986, or the Code.  See “The Rights Offering—Special Limitations on Subscription Amount.”

Use of Proceeds	Net proceeds of this offering (and of the Backstop Commitment, to the extent exercised) will be used for general corporate purposes, which may include acquisitions.

Expiration Date	The rights expire worthless if they are not validly exercised on or before 5:00 p.m. Eastern time on 2020, or the expiration date, unless we extend the subscription period (which extension requires the consent of the backstop providers if it results in this offering remaining open for more than 20 days).

Transferability	The rights are not transferable separately from the underlying shares of our common stock or warrants. The rights will attach to the shares of our common stock and will trade together as a unit under the symbol “HPTOU” and CUSIP after the record date until the earlier of the expiration date or the exercise of the rights. Similarly, if you transfer our warrants before the expiration date and before exercising the rights attached to the warrants, the rights associated with those warrants will transfer along with warrants.

If the rights attached to a share of common stock or warrants are exercised before the expiration date, shares of common stock as to which the rights have been exercised will be traded separately under the symbol “HPTOX” and CUSIP .

Following the expiration date, the common stock will trade again under the symbol “HPTO” but with the new CUSIP .

No Recommendation	Our board of directors is not making any recommendation to you with respect to this offering.

Backstop Commitment	A consortium of investors led by Novelty Capital has committed to purchase, in a private transaction separate from the rights offering, up to $2.41 million of shares of common stock, at the subscription price, to the extent that the exercise of rights result in gross proceeds to us (other than pursuant to the Backstop Commitment) of less than $2.6 million. Novelty Capital’s Managing Partner, Jonathon Skeels, is a member of our board and our Chief Executive Officer and Interim Chief Financial Officer. We will not pay any fee to the backstop providers for their participation in the rights offering.

Certain Purchase Restrictions	As of December 31, 2019, we had net operating loss carryforwards totaling approximately $70.7 million, as measured for U.S. federal and state income tax purposes. The utilization of these net operating loss carryforwards could be limited if we experience a change in ownership under the Code. The rights will be distributed pro rata among our stockholders. It is therefore intended that no such ownership change will occur as a result of this offering.

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We have adopted a tax preservation rights plan and an ownership restriction provision in our certificate of incorporation with respect to persons who become owners, for applicable tax purposes, of 4.9% or more of our common stock (each, a 5% Holder), without express approval of our board of directors.

In accordance with the terms of the Backstop Agreement, no person that is not already a 5% Holder will be entitled to exercise its rights to the extent such an exercise would cause that person to be a 5% Holder (calculated immediately upon closing of this offering and the Backstop Commitment). No person that is already a 5% Holder will be entitled to exercise its rights to the extent such exercise would increase that person’s proportionate interest in our common stock. Pursuant to the Backstop Agreement, as approved by our board of directors, the foregoing restrictions do not apply to the backstop providers.

It should be noted that our board of directors has granted Novelty Capital a conditional waiver under our tax benefits preservation rights agreement to allow Novelty Capital to acquire shares of our common stock pursuant to the Backstop Commitment. Novelty Capital’s Managing Partner, Jonathon Skeels, is a member of our board and our Chief Executive Officer and Interim Chief Financial Officer.

Participation by Directors and Executive Officers	Our directors and executive officers that own shares of our common stock on the record date are permitted, but not required other than pursuant to their participation in the Backstop Commitment, to participate in this offering on the same terms and conditions applicable to all stockholders. However, pursuant to the Backstop Commitment, our directors have committed to purchase, at the subscription price, in a private transaction separate from the rights offering, up to $2.41 million of shares of common stock not subscribed for by rights holders in the rights offering.

U.S. Federal Income Tax Considerations	We intend to take the position that the distribution of rights generally is a non-taxable distribution to holders of our common stock and that holders of shares of our common stock generally will not recognize any gain or loss upon the exercise of rights received in this offering. This position, however, is not binding on the Internal Revenue Service, or IRS, or the courts, and if this position is finally determined by the IRS or a court to be incorrect, the distribution of the rights, or the exercise thereof, could be taxable to holders of our common stock. You should refer to “U.S. Federal Income Tax Considerations” for a more complete discussion, including qualifications and limitations. In addition, you should consult your own tax advisor as to the tax consequences to you of the receipt, exercise and expiration of the rights in light of your particular circumstances.

Changes to the Offering	We may amend the terms of this offering. Our board of directors may decide to extend this offering for additional periods, although it does not currently intend to do so. We also reserve the right to withdraw this offering at any time prior to the expiration date and for any reason or no reason. If this offering is cancelled, all subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable to those persons who subscribed for shares in this offering.

No Revocation	All exercises of rights are irrevocable.

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Procedures to Exercise Rights	To exercise your rights, you must take the following steps:

If you hold your common stock through a broker, dealer, custodian bank or other nominee, then your nominee is the record holder of the rights you own. The record holder must exercise the rights on your behalf. If you wish to exercise your rights in this offering, you should contact your broker, dealer, custodian bank or nominee as soon as possible. You will not receive a subscription certificate from us. Please follow the instructions of your nominee. Your nominee may establish a submission deadline that may be before the expiration date

If you hold a subscription certificate and you wish to participate in this offering, you must properly complete and sign Form 1 of the subscription certificate for the subscription privilege, and deliver the signed subscription certificate, together with payment of the subscription price, to the subscription agent before the expiration date You may be required to provide signature guarantees.

Please follow the delivery instructions on the subscription certificate. Do not deliver documents to us. You are solely responsible for completing delivery to the subscription agent of your subscription documents, subscription certificate and payment. You should allow sufficient time for delivery of your subscription materials to the subscription agent so that the subscription agent receives them by the expiration date.

If you send a payment that is insufficient to exercise the number of rights you requested to exercise, or if such number is not specified in the forms, the payment received will be applied to exercise your rights to the fullest extent possible based on the amount of the payment received, subject to the elimination of fractional shares. Any excess subscription payments will be returned by the subscription agent, without interest or penalty, as soon as practicable following the expiration of this offering period.

We have not provided for guaranteed delivery so you must deliver your payment by the expiration date.

Common Stock	9,954,866 shares outstanding as of February 5, 2020.
18,621,533 shares outstanding upon completion of the offering, assuming all of the rights were exercised.

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Risk Factors (see page 6)

Investing in our common stock involves a high degree of risk. You should consider carefully the information discussed in “Risk Factors.”

Summary Selected Financial Data

The following table sets forth selected consolidated statement of operations data for the nine months ended September 30, 2019 and 2018 and for the fiscal years ended December 31, 2018 and 2017, and our consolidated balance sheet data as of September 30, 2019 and as of December 31, 2018 and 2017:

	Nine Months Ended September 30,		Fiscal Year Ended December 31,
	2019	2018	2018	2017
	(Unaudited)	(Unaudited)	(Audited)	(Audited)

Revenues	$2,734,600	$2,520,600	$3,153,400	$3,889,500
Cost of revenues	106,900	101,300	145,800	68,300
Gross profit	2,627,700	2,419,300	3,007,600	3,821,200

Operating expenses	2,103,400	2,455,500	3,167,900	3,413,800

Income (loss) from operations	524,300	(36,200)	(160,300)	407,400
Other income	14,100	129,800	129,800	196,500
Provision for income taxes	-	900	900	3,300

Net income (loss)	$538,400	$92,700	(31,400)	600,600

Net income (loss) per share, basic	$0.05	$0.01	$(0.00)	$0.06
Net income (loss) per share, diluted	$0.05	$0.01	$(0.00)	$0.06

Weighted average number of common shares outstanding
Basic	9,816,564	9,804,400	10,150,867	9,804,400
Diluted	10,278,646	10,368,956	10,150,867	9,804,400

	As of September 30,	As of December 31,
	2019	2018	2017

Selected Consolidated Balance Sheet Data:

Cash and cash equivalents	$1,459,800	$892,500	$1,015,400
Total assets	$1,769,000	$1,200,500	$1,603,700
Total liabilities (1)	$2,251,100	$2,390,000	$4,912,600
Stockholder’s deficit	$(482,100)	$(1,189,500)	$(3,308,900)

(1) Includes current and non-current deferred revenue.

Important Dates to Remember

Set forth below are certain important dates for this offering, which are generally subject to extension:

Record Date: 2020

Expiration Date (1): 2020

Deadline for delivery of subscription certificates and payment for shares (2): 2020

Anticipated delivery of the common stock purchased in this offering: 2020

(1)	Unless extended by us, which extension requires the consent of the backstop providers if it results in this offering remaining open for more than 30 days.

(2)	Participating rights holders must, by the expiration date (unless this offering is extended), deliver a subscription certificate and payment for shares. You may not exercise rights with guaranteed delivery.

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RISK FACTORS

Exercising your rights and investing in our common stock involves risks. You should consider carefully the following information about these risks, together with the other information incorporated by reference into this prospectus, before investing in shares of common stock. These risks could have a material adverse effect on our business, financial condition, liquidity and results of operations and the market price of our common stock. You could lose all of your investment in our common stock.

Risks Related to this Offering

This offering may cause the price of our common stock to decline and it may not recover for a substantial period of time or at all.

The subscription price represents a 52% discount to the closing price of our common stock on the OTC market of $0.64 per share from February 5, 2020 (the date we initially filed the registration statement related to this offering with the Securities and Exchange Commission, or the SEC) and a [●]% discount to the closing price of our common stock on 2020 the effective date. The subscription price, together with the number of shares of our common stock we propose to issue and ultimately will issue if this offering, and the Backstop Commitment, is completed, may result in an immediate decrease in the market value of our common stock. If the market price of our common stock falls below the subscription price, participants in this offering will have committed to buy shares of our common stock in this offering at a price greater than the prevailing market price. Further, if a substantial number of rights are exercised and the holders of the shares received upon exercise of those rights choose to sell some or all of those shares, the resulting sales could depress the market price of our common stock. We cannot assure you that the market price of our shares of common stock will not decline prior to the expiration of this offering or that, after shares of our common stock are issued upon exercise of rights, a subscribing rights holder will be able to sell shares of our common stock purchased in this offering at a price greater than or equal to the subscription price.

A significant number of our stockholders may not exercise their rights and instead elect to sell their shares of our common stock, together with the attached rights, in the market causing the market price of our common stock to fall.

A number of our stockholders may elect to sell their shares rather than exercise their rights. The sale of significant blocks of our common stock, together with the attached rights, would likely cause the market price of our common stock to fall as a result of this offering forcing such stockholders to choose between having their ownership stake diluted or increasing their investment in our business.

The subscription price determined for this offering and the purchase price under the Backstop Agreement may not be indicative of the fair value of our common stock.

The subscription price was set by our board of directors and you should not consider the subscription price as an indication of the value of our common stock. The subscription price does not necessarily bear any relationship to the book value of our assets, net worth, expected cash flows, losses, financial condition or any other established criteria for fair value. The market price of our common stock could decline during or after this offering, and you may not be able to sell shares of our common stock purchased in this offering at a price equal to or greater than the subscription price, or at all.

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Our common stock price may be volatile.

The trading price of our common stock may fluctuate substantially. The price of our common stock that will prevail in the market after this offering may be higher or lower than the subscription price, depending on many factors, some of which are beyond our control and may not be directly related to our operating performance. These factors include, but are not limited to, the following:

●	price and volume fluctuations in the overall stock market from time to time;
●	significant volatility in the market price and trading volume of securities of our competitors;
●	actual or anticipated changes in our earnings or fluctuations in our operating results or changes in the expectations or recommendations of securities analysts;
●	material announcements by us or our competitors regarding business performance, financings, mergers and acquisitions or other transactions;
●	general economic conditions and trends;
●	legislative or regulatory changes affecting the businesses we invest in; or
●	departures of key personnel.

Your interest in us may be diluted as a result of this offering.

Stockholders who do not fully exercise their rights should expect that they will, at the completion of this offering and the Backstop Commitment, own a smaller proportional interest in us than would otherwise be the case had they fully exercised their rights. After giving effect to this offering, assuming that it is fully subscribed, we would have approximately 18,621,533 shares of common stock outstanding, representing an increase in outstanding shares of approximately 8,666,667, or approximately 83%.

There can be no guarantee that the stock purchase contemplated by the Backstop Agreement will be consummated.

The closing of the transactions contemplated by the Backstop Agreement is subject to satisfaction or waiver of conditions, including compliance with covenants and the accuracy of representations and warranties provided in the Backstop Agreement and consummation of this offering. As a result, we cannot guarantee that the transactions contemplated by the Backstop Agreement will be consummated. Failure to consummate the transactions contemplated by the Backstop Agreement could have adverse effects on our business and results of operations and financial condition.

You may not revoke your exercise of rights.

Once you have exercised your rights, you may not revoke such exercise in whole or in part. Accordingly, any exercise of rights will constitute a binding commitment to purchase and pay for the shares of our common stock issuable upon such exercise, regardless of any changes in the value of such shares, in our business, financial condition, results of operations or future prospects or in your individual circumstances.

The rights are not transferable separately from the common stock or warrants to which they are attached and thus there will be no market for them.

You cannot transfer or sell your rights to anyone else. We do not intend to list the rights on any securities exchange or include them in any automated quotation system. Therefore, there will be no market for the rights. The rights are attached to your shares of our common stock or warrants so if you sell your shares of common stock or warrants without first exercising your rights, the purchaser of your shares or warrants will be entitled to exercise the rights attached to the shares or warrants you sold.

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Following the exercise of rights, but prior to the expiration date, shares of our common stock will be tradable in a market that is likely to be illiquid.

During the period of the Rights Offering, i.e., following the record date but prior to the expiration date, our common stock will trade along with the associated rights as a unit under CUSIP             .. Therefore, if you transfer shares of our common stock during the period of the Rights Offering and prior to the exercise of the attached rights, the rights associated with those shares of common stock will transfer along with the shares of common stock. Following the exercise of the rights, the trading unit will terminate and the common stock to which the rights attach will be traded separately from such rights. These shares of common stock that no longer have attached rights will have a new CUSIP       .. Similarly, if you transfer our warrants before the expiration date and before exercising the rights attached to the warrants, the rights associated with those warrants will transfer along with warrants. From and after the expiration date, all of our common stock will trade under the new CUSIP            . During the period of the rights offering, our common stock may concurrently trade under two symbols and two CUSIPs, which may result in reduced trading volume and market interest for such shares.

You may not be able to resell any shares of our common stock that you purchase upon the exercise of rights immediately upon expiration of this offering.

If you exercise your rights, you may not be able to resell the common stock purchased by exercising your rights until you (or your broker or other nominee) have received a stock certificate or book-entry representing those shares. Although we will endeavor to issue the appropriate certificates and book-entries as soon as practicable after completion of this offering, there may be some delay between the expiration date and the time that we issue the new stock certificates and book-entries.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

We will have broad discretion in determining how the net proceeds of this offering will be used. While our board of directors believes the flexibility in application of the net proceeds is prudent, the broad discretion it affords entails increased risks to the investors in this offering. You may not agree with the manner in which we choose to allocate and spend the net proceeds.

If we cancel this offering, neither we nor the subscription agent will have any obligation to you except to return your subscription payments.

We may withdraw or terminate this offering at any time only with the consent of the backstop providers after the termination of the Backstop Agreement in accordance with its terms. If we withdraw or terminate this offering, neither we nor the subscription agent will have any obligation with respect to rights that have been exercised except to return, without interest or deduction, any subscription payments the subscription agent received from you.

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If you do not act on a timely basis and follow subscription instructions, your exercise of rights may be rejected.

Holders of shares of our common stock who desire to purchase shares of our common stock in this offering must act on a timely basis to ensure that all required forms and payments are actually received by the subscription agent prior to the expiration date, unless extended. If you are a beneficial owner of shares of our common stock and you wish to exercise your rights, you must act promptly to ensure that your broker, custodian bank or other nominee acts for you and that all required forms and payments are actually received by your broker, custodian bank or other nominee in sufficient time to deliver such forms and payments to the subscription agent to exercise the rights granted in this offering that you beneficially own prior to the expiration date, unless extended. We will not be responsible if your broker, custodian or nominee fails to ensure that all required forms and payments are actually received by the subscription agent prior to the expiration date, unless extended.

We have not provided for guaranteed delivery which is common in other rights offerings. If your broker does not deliver all required forms and payment by the expiration date, your rights will expire worthless and unexercised even if before the expiration date you gave instruction to your broker to exercise your rights.

If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your exercise in this offering, the subscription agent may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received. Neither we nor the subscription agent undertakes to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

This offering may limit our ability to use some or all of our net operating loss carryforwards in the future.

As of December 31, 2019, we had net operating loss carryforwards for U.S. federal and state income tax purposes of approximately $70.7 million. Under Section 382 of the Code, a corporation that undergoes an “ownership change” may be subject to limitations on its ability to utilize its pre-change net operating loss carryforwards to offset future taxable income. In general, an ownership change occurs if the aggregate stock ownership of certain stockholders (generally 5% stockholders, applying certain look-through and aggregation rules) increases by more than 50% over such stockholders’ lowest percentage ownership during the testing period (generally three years). Although we have taken steps intended to preserve our ability to utilize our net operating loss carryforwards, such efforts may not be successful. While we do not believe that this offering and the issuance of shares pursuant to exercised rights will cause an ownership change, the IRS and the courts are not bound by our determination. Also, even if this offering and the issuance of shares pursuant to exercised rights do not cause an ownership change, they could increase the likelihood that we may undergo an ownership change for purposes of Section 382 of the Code in the future. Limitations imposed on our ability to utilize net operating loss carryforwards could cause U.S. federal income taxes to be paid earlier than would be paid if such limitations were not in effect and could cause such net operating loss carryforwards to expire unused, in each case reducing or eliminating the benefit of such net operating loss carryforwards.

Members of our board of directors are providing a portion of the Backstop Commitment. The interests of our employees and board of directors in this offering may be different from yours.

Members of our board of directors are among the investors providing the Backstop Commitment in connection with this offering. See “The Backstop Agreement.” If the Backstop Commitment is fully exercised as a result of no other stockholders electing to participate in this offering, members of our board of directors would own a proportionately larger share of our outstanding common stock upon the closing of this offering and the Backstop Commitment.

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If none of the rights are exercised, members of our board of directors are expected to invest approximately $2.41 million, increasing their aggregate ownership of shares of our common stock by approximately 8,035,842 shares of common stock outstanding, representing an increase of approximately 81% of the shares outstanding on the record date.

Risks Related to Our Business

We have a history of operating and net losses.

We have experienced significant operating and net losses since we began operations. After years of losses, any improvement in financial performance could reverse if our GO-Global business, our only source of revenue, declines or if we are unable to maintain control over our expenses.

Our revenue is typically generated from a limited number of significant customers.

A material portion of our revenue, all of which is currently derived from our GO-Global products, during any reporting period is typically generated from a limited number of significant customers, all of which are unrelated third parties. We categorize our customers into three broad categories for revenue recognition purposes: stocking resellers, non-stocking resellers and direct end users. If any of our significant non-stocking resellers or direct end users reduce their order level or fail to order during a reporting period, our revenue could be materially adversely impacted because we recognize revenue on sales to these customers upon product delivery, assuming all other revenue recognition criteria have been met.

Our significant stocking resellers are typically independent software vendors who have bundled our products with theirs to sell as Web-enabled versions of their products. These customers maintain inventories of our products for resale. If these customers decide to maintain a lower level of inventory in the future and/or they are unable to sell their inventory to end users as quickly as they have in the past, business could be materially adversely impacted.

If we are unable to develop new products and enhancements to our existing products, our business, results of operations, financial condition, and cash flows could be materially adversely impacted.

The market for our products and services is characterized by:

●	frequent new product and service introductions and enhancements;
●	rapid technological change;
●	evolving industry standards;
●	fluctuations in customer demand; and
●	changes in customer requirements.

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Our future success depends on our ability to continually enhance our current products and develop and introduce new features and capabilities that our customers choose to buy. If we are unable to satisfy our customers’ demands and remain competitive with other products that could satisfy their needs by introducing new features, capabilities and enhancements, our business, results of operations, financial condition, and cash flows could be materially adversely impacted.

Our future success could be hindered by, among other factors:

●	the amount of cash we have available to fund investment in new products and enhancements;
●	the reduced level of research and development resources that the we now have available in the Company to perform the work necessary to develop new features and capabilities
●	delays in our introduction of new features, capabilities and/or enhancements of existing products;
●	delays in market acceptance of new products and/or enhancements of existing products; and
●	a competitor’s announcement of new products and/or product enhancements or technologies that could replace or shorten the life cycle of our existing products.

For example, sales of our GO-Global Windows Host software could be affected by the announcement from Microsoft of an intended release, and the subsequent actual release, of a new Windows-based operating system, or an upgrade to a previously released Windows-based operating system version. These new or upgraded systems may contain similar features to our products or they could contain architectural changes that would temporarily prevent our products from functioning properly within a Windows-based operating system environment.

We are subject to various liquidity risks.

We have incurred significant net losses since our inception. As of September 30, 2019, we had an accumulated deficit of $79,950,300 and a working capital surplus of $52,700. Our ability to continue to generate net profits and positive cash flows from operations is dependent on our ability to continue to generate revenue from our legacy GO-Global business, which in turn is subject to a variety of risks. As a very small company, we have limited ability to deploy new revenue increasing opportunities, and limited flexibility to respond to unforeseen adverse developments, such as customer losses, adverse market developments or unanticipated expenses. Although our current operating plan does not call for the raising of new capital, if we need to raise new capital, our ability to do so is extremely limited given our very small market capitalization and the limited volume in the trading of our common stock.

If we do need to issue new equity, such issuances may be at a significant discount to market prices, would dilute existing stockholders and may give the purchasers of new capital stock additional rights, preferences and privileges relative to existing stockholders. There can be no assurance that additional capital necessary for any execution of our operations will be available on a timely basis, on reasonable terms or at all.

Challenges to develop new business may reverse the improvements in our finances.

Our management believes that any significant improvement in our cash flow must result from increases in revenues from existing sources and from new revenue sources. Our ability to develop new revenues depends on many factors not in our control, or only partially in its control, including available capital resources which affect the extent of our marketing activities and our research and development activities, all of which are limited by our small size and revenue base. We cannot assure you that the resources that we can devote to marketing and to research and development will be sufficient to increase its revenues to levels that will enable us to maintain positive operating cash flow in the future.

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Sales of products within our GO-Global product families are likely to be our only source of revenue during 2020.

Sales of products within our GO-Global product families, and related enhancements, were our only source of revenue during 2018 and 2019 and will continue to be our only source of revenue for the foreseeable future. The success, if any, of our new GO-Global releases may depend on a number of factors, including market acceptance of the new GO-Global releases and our ability to manage the risks associated with introducing such releases. Declines in demand for our GO-Global products could occur as a result of, among other factors:

●	lack of success with our strategic partners;
●	new competitive product releases and updates to existing competitive products;
●	decreasing or stagnant information technology spending levels;
●	price competition;
●	technological changes; or
●	general economic conditions in the markets in which we operate.

If our customers do not continue to purchase GO-Global products as a result of these or other factors, our revenue would decrease and our results of operations, financial condition, and cash flows would be adversely affected.

Our operating results in one or more future periods are likely to fluctuate significantly and may fail to meet or exceed the expectations of investors.

Our operating results are likely to fluctuate significantly in the future on a quarterly and annual basis due to a number of factors, many of which are outside our control. Factors that could cause our operating results and therefore our revenues to fluctuate include the following, among other factors:

●	our ability to maximize the revenue opportunities of our patents;
●	variations in the size of orders by our customers;
●	increased competition; and
●	the proportion of overall revenues derived from different sales channels such as distributors, original equipment manufacturers (“OEMs”) and others.

In addition, our royalty and license revenues are impacted by fluctuations in OEM licensing activity from quarter to quarter, which may involve one-time orders from non-recurring customers, or customers who order infrequently. Our expense levels are based, in part, on expected future orders and sales; therefore, if orders and sales levels are below expectations, our operating results are likely to be materially adversely affected. Additionally, because significant portions of our expenses are fixed, a reduction in sales levels may disproportionately affect our net financial results. Also, we may reduce prices and/or increase spending in response to competition or to pursue new market opportunities. Because of these factors, our operating results in one or more future periods may fail to meet or exceed the expectations of investors. In that event, the trading price of our common stock would likely be adversely affected.

We will encounter challenges in recruiting, hiring and retaining new personnel and/or replacements for any members of key management or other personnel who depart.

Our success and business strategy is dependent in large part on our ability to attract and retain key management and other personnel in certain areas of our business. If any of these employees were to leave, we would need to attract and retain replacements for them. We have lost employees, including at the officer level and in our new products engineering group, in the past. Without a successful replacement, the loss of the services of one or more key members of our management group and other key personnel could have a material adverse effect on our business.

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We do not have long-term employment agreements with any of our key personnel and any officer or other employee can terminate their relationship with us at any time. We may also need to add key personnel in the future in order to successfully implement our business strategies. The market for such qualified personnel is highly competitive and it includes other potential employers whose financial resources for such qualified personnel are more substantial than ours. Consequently, we could find it difficult to attract, assimilate or retain such qualified personnel in sufficient numbers to successfully implement our business strategies.

We have sought to match our expenses structure with business opportunities, but this creates risks. As a result, our current Chief Executive Officer and Interim Chief Financial Officer does not receive any salary from the Company, which potentially understates our current operating expenses and overstates profitability. We also rely on the considerable expertise of our Board of Directors and the moderate use of professional advisors. You should recognize that this arrangement limits our ability to respond to challenges and develop opportunities. Should we revise our approach to management by hiring additional resources, this too, can create risks to the cost savings we have achieved, if any anticipated business opportunities are not realized.

Our failure to adequately protect our proprietary rights may adversely affect us.

Our commercial success is dependent, in large part, upon our ability to protect our proprietary rights. We rely on a combination of patent, copyright and trademark laws, as well as trade secrets, confidentiality provisions and other contractual provisions to protect our proprietary rights. These measures afford only limited protection. We cannot assure you that measures we have taken or may take in the future will be adequate to protect us from misappropriation or infringement of our intellectual property. Despite our efforts to protect proprietary rights, it may be possible for unauthorized third parties to copy aspects of our products or obtain and use information that we regard as proprietary. In addition, the laws of some foreign countries do not protect our intellectual property or other proprietary rights as fully as do the laws of the United States. Furthermore, we cannot assure you that the existence of any proprietary rights will prevent the development of competitive products. The infringement upon, or loss of, any proprietary rights, or the development of competitive products despite such proprietary rights, could have a material adverse effect on our business.

Our business significantly benefits from strategic relationships and there can be no assurance that such relationships will continue in the future.

Our business and strategy relies to a significant extent on our strategic relationships with other companies. There is no assurance that we will be able to maintain or further develop any of these relationships or to replace them if any of these relationships are terminated. In addition, any failure to renew or extend any license between any third party and us may adversely affect our business.

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We rely on indirect distribution channels for our products and may not be able to retain existing reseller relationships or develop new reseller relationships.

Our GO-Global products are primarily sold through several distribution channels. An integral part of our strategy is to strengthen our relationships with resellers such as OEMs, systems integrators, value-added resellers, distributors and other vendors to encourage these parties to recommend or distribute our products and to add resellers both domestically and internationally. We currently invest, and intend to continue to invest, significant resources to expand our sales and marketing capabilities. We cannot assure you that we will be able to attract and/or retain resellers to market our products effectively. Our inability to attract resellers and the loss of any current reseller relationships could have a material adverse effect on our business, results of operations, financial condition, and cash flows. Additionally, we cannot assure you that resellers will devote enough resources to provide effective sales and marketing support to our products.

The markets in which we participate are highly competitive and have more established competitors.

The markets we participate in with GO-Global are intensely competitive, rapidly evolving and subject to continuous technological changes. We expect competition to increase in each of these markets as other companies introduce additional competitive products. In order to compete effectively, we must continually develop and market new and enhanced products and market those products at competitive prices. As markets for our products continue to develop, additional companies, including companies in the computer hardware, software and networking industries with significant market presence, may enter the markets in which we compete and further intensify competition. A number of our current and potential competitors have longer operating histories, greater name recognition and significantly greater financial, sales, technical, marketing and other resources than we do. We cannot give any assurance that our competitors will not develop and market competitive products that will offer superior price or performance features, or that new competitors will not enter our markets and offer such products. We believe that we will need to invest significant financial resources in research and development to remain competitive in the future in each of the markets in which we compete. Such financial resources may not be available to us at the time or times that we need them, or upon terms acceptable to us, or at all. We cannot assure you that we will be able to establish and maintain a significant market position in the face of our competition and our failure to do so would adversely affect our business.

Risks Related to Our Common Stock

Our stock is thinly traded and its price has been historically volatile.

Our stock is thinly traded. As such, holders of our stock are subject to a high risk of illiquidity, e.g., you may not be able to sell as many shares at the price you would like, or you may not be able to purchase as many shares at the price you would like, due to the low average daily trading volume of our stock. Additionally, the market price of our stock has historically been volatile; it has fluctuated significantly to date. The trading price of our stock is likely to continue to be highly volatile and subject to wide fluctuations. Your investment in our stock could lose some or all of its value.

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Future sales of our common stock could adversely affect its price and our future capital-raising activities, and could involve the issuance of additional equity securities, which would dilute current stockholder investments in our common stock and could result in lowering the trading price of our common stock.

We may sell securities in the public or private equity markets if and when conditions are favorable. Sales of substantial amounts of common stock, or the perception that such sales could occur, could adversely affect the prevailing market price of our common stock and our ability to raise capital. We may issue additional common stock in future financing transactions or as incentive compensation for our management team and other key personnel, consultants and advisors. Issuing any equity securities would be dilutive to the equity interests represented by our then-outstanding shares of common stock. The market price for our common stock could decrease as the market takes into account the dilutive effect of any of these issuances. Furthermore, we may enter into financing transactions and issue securities with rights and preferences senior to the rights and preferences of our common stock, and we may issue securities at prices that represent a substantial discount to the market price of our common stock. A negative reaction by investors and securities analysts to any discounted sale of our equity securities could result in a decline in the trading price of our common stock.

We may make acquisitions, which could require significant management attention, disrupt our business, dilute our stockholders, and seriously harm our business.

As part of our business strategy, we intend to make acquisitions in the future (although we do not currently have any probable acquisitions). Our ability to acquire and successfully integrate larger or more complex companies, products, and technologies is unproven. In the future, we may not be able to find other suitable acquisition candidates, and we may not be able to complete acquisitions on favorable terms, if at all. In addition, if we fail to successfully close transactions or integrate new teams, or integrate the products and technologies associated with these acquisitions into our company, our business could be seriously harmed. Any integration process may require significant time and resources, and we may not be able to manage the process successfully. We may not successfully evaluate or use the acquired products, technology, and personnel, or accurately forecast the financial impact of an acquisition transaction, including accounting charges. We may also incur unanticipated liabilities that we assume as a result of acquiring companies. We may have to pay cash, incur debt, or issue equity securities to pay for any acquisition, any of which could seriously harm our business. Selling equity to finance any such acquisitions would also dilute our stockholders. Incurring debt would increase our fixed obligations and could also include covenants or other restrictions that would impede our ability to manage our operations.

In addition, on average, it is difficult to finalize the purchase price allocation and accounting. Therefore, it is possible that our valuation of an acquisition may change and result in unanticipated write-offs or charges, impairment of our goodwill, or a material change to the fair value of the assets and liabilities associated with a particular acquisition, any of which could seriously harm our business.

We are not likely to have the capital to acquire large businesses. Therefore the businesses we acquire may require significant investment in corporate infrastructure, repositioning, incremental sales, marketing or product development.

Our acquisition strategy may not succeed if we are unable to remain attractive to target companies or expeditiously close transactions.

We have a significant number of outstanding warrants and options, and future sales of these shares could adversely affect the market price of our common stock.

As of September 30, 2019, we had outstanding warrants for an aggregate of 481,335 shares of common stock, with an exercise price of $0.01 per share. As of September 30, 2019, we had outstanding options exercisable for an aggregate of 106,077 shares of common stock at a weighted average exercise price of $2.77 per share. The holders may sell the shares exercisable under warrants or options in the public markets from time to time. In addition, if our stock price rises, more outstanding warrants and options will be “in-the-money” and the holders may exercise their warrants and options and sell a large number of shares. This could cause the market price of our common stock to decline.

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Under a final settlement reached in May 2018 related to previously accrued liquidated damages, the exercise price of 511,801 outstanding warrants mentioned above previously had a weighted average price of $10.77, was reduced to $0.01 per share, and the duration of such warrants, which were to expire between June 17, 2018 and January 7, 2019, were extended to May 21, 2023. If such warrants were to be exercised, as we expect they would, that would result in dilution to existing stockholders who do hold such warrants.

Our common stock is quoted on the FINRA OTC Bulletin Board, which may have an unfavorable impact on our stock price and liquidity.

Our common stock is currently quoted under the symbol “HPTO” on the OTC Market’s OTC Bulletin Board market (“OTCBB”) operated by FINRA (Financial Industry Regulatory Authority) and on the OTC Markets Group QB tier (“OTCQB”). Neither the OTCBB nor the OTCQB is a “national securities exchange,” and in general, each is a significantly more limited market than the markets operated by the New York Stock Exchange and NASDAQ. The quotation of our shares on the OTCBB and the OTCQB could result in a less liquid market being available for existing and potential stockholders to trade shares of our common stock, which could depress the trading price of our common stock and have a long-term adverse impact on our ability to raise capital in the future. Because of the limited trading market for our common stock, and because of the significant price volatility, investors may not be able to sell their shares of common stock when they want to do so. We may not support any continued trading market for our shares.

Our stock may lose access to a viable trading market.

Given the increasing cost and resource demands of being a public company, we may decide to “go dark,” or discontinue our obligation to make periodic filings with the SEC, by deregistering our securities, for a period of time until our assets and stockholder base are sufficient to warrant public trading again. During such time, there would be a substantial decrease in disclosure by us of our operations and prospects, and a substantial decrease in the liquidity in our common stock even though stockholders may still continue to trade our common stock in the OTC market or “pink sheets.” The market’s interpretation of a company’s motivation for “going dark” varies from cost savings, to negative changes in the firm’s prospects, to serving insider interests, which may affect the overall price and liquidity of a company’s securities.

We have never paid dividends on our common stock, and we do not anticipate paying any cash dividends in the foreseeable future.

We have never declared or paid dividends on our common stock, nor do we anticipate paying any cash dividends for the foreseeable future. We currently intend to retain future earnings, if any, to finance the operations and expansion of our business. Any future determination to pay cash dividends will be at the discretion of our Board of Directors and will be dependent upon the earnings, financial condition, operating results, capital requirements and other factors as deemed necessary by our Board of Directors.

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FINRA’s sales practice requirements may also limit your ability to buy and sell our stock.

FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA’s requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Provisions in our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and our Rights Agreement may prevent or discourage third parties or our stockholders from attempting to replace our management or influencing significant decisions.

Provisions in our Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws may have the effect of delaying or preventing a change in control of our company or our management, even if doing so would be beneficial to our stockholders. These provisions include, but are not limited to, authorizing our board of directors to issue preferred stock without stockholder approval and limiting the persons who may call special meetings of stockholders and providing that stockholders cannot take action by written consent in lieu of a meeting. In addition, our Rights Agreement, entered into by us and American Stock Transfer & Trust Company, LLC (as rights agent) on February 16, 2018, as amended on November 2, 2018 (the “Rights Agreement”), works by imposing a significant penalty upon any person or group (including a group of persons that are acting in concert with each other) that acquires five percent (5%) or more of our common stock without the approval of our board of directors. As a result, the overall effect of the Rights Agreement and the issuance of the rights thereunder may be to render more difficult or discourage a merger, tender or exchange offer or other business combination involving that is not approved by our board of directors. The Rights Agreement is not intended to interfere with any merger, tender or exchange offer or other business combination approved by our board of directors. Nor does the Rights Agreement prevent the Board from considering any offer that it considers to be in the best interest of its stockholders. The Rights Agreement expires at or prior to the earlier of (i) February 16, 2021 or (ii) the redemption or exchange of the rights thereunder, as provided for in the Rights Agreement. Together, these charter and contractual arrangements could make the removal of management more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our common stock.

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Anti-takeover provisions contained in our certificate of incorporation and bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

Our certificate of incorporation, bylaws and Delaware law contain provisions that could have the effect of rendering more difficult or discouraging an acquisition deemed undesirable by our board of directors. Our corporate governance documents include provisions:

●	authorizing blank check preferred stock, which could be issued with voting, liquidation, dividend and other rights superior to our common stock;
●	limiting the liability of, and providing indemnification to, our directors and officers;
●	limiting the ability of our stockholders to call and bring business before special meetings and to take action by written consent in lieu of a meeting;
●	requiring advance notice of stockholder proposals for business to be conducted at meetings of our stockholders and for nominations of candidates for election to our board of directors;
●	controlling the procedures for the conduct and scheduling of board of directors and stockholder meetings;
●	providing our board of directors with the express power to postpone previously scheduled annual meetings and to cancel previously scheduled special meetings;
●	limiting the determination of the number of directors on our board of directors and the filling of vacancies or newly created seats on the board to our board of directors then in office; and
●	requiring a supermajority of two-thirds of stockholders to amend certain provisions of our certificate of incorporation or to amend our bylaws.

These provisions, alone or together, could delay hostile takeovers and changes in control of our company or changes in our management.

As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the Delaware General Corporation Law, which prevents some stockholders holding more than 15% of our outstanding common stock from engaging in certain business combinations without approval of the holders of substantially all of our outstanding common stock. Any provision of our amended and restated certificate of incorporation or bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock, and could also affect the price that some investors are willing to pay for our common stock.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and certain information incorporated herein by reference, contains forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements often include words such as “may,” “will,” “should,” “believe,” “expect,” “seek,” “anticipate,” “intend,” “estimate,” “plan,” “target,” “project,” “forecast,” “envision” and other similar phrases. Although we believe the assumptions and expectations reflected in these forward-looking statements are reasonable, these assumptions and expectations may not prove to be correct and we may not achieve the financial results or benefits anticipated. These forward-looking statements are not guarantees of actual results. Our actual results may differ materially from those suggested in the forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, some of which are beyond our control, including without limitation:

●	the success of our products depends on a number of factors including market acceptance and our ability to manage the risks associated with product introduction;
●	local, regional, national and international economic conditions and events, and the impact they may have on us and our customers;
●	our revenue could be adversely impacted if any of our significant customers reduce their order levels or fail to order during a reporting period; customer demand is based on many factors out of our control;
●	as a result of new revenue recognition standards, if any significant end user customer or reseller substantially changes its order level, or fails to order during the reporting period, whether the order is placed directly with us or through one of our non-stocking resellers, our software licenses revenue could be materially impacted; and
●	other factors, including, but not limited to, those set forth in the “Risk Factors” section above.

We intend these forward-looking statements to speak only as of the time of this prospectus and do not undertake to update or revise them as more information becomes available. Such statements reflect our views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. You are cautioned not to place undue reliance on these forward-looking statements. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

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CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2019, on an actual basis and on a pro forma basis, to give effect to this offering.

In preparing the following table, we assumed all of the rights would be purchased. The amount of proceeds we ultimately receive from this offering and the Backstop Commitment may be less than $2.6 million due to fees and expenses of this offering and the Backstop Commitment. Accordingly, the amounts shown in the “Pro Forma For the Rights Offering” column may differ materially from those shown below.

The capitalization table should be read in conjunction with our consolidated financial statements and the related notes incorporated by reference in this prospectus.

	As of September 30, 2019
	Actual	Pro forma for the Rights Offering
Cash and cash equivalents	$1,459,800	$3,959,800
Stockholder’s deficit:
Preferred stock, par value $0.01 per share, 5,000,0000 authorized and zero outstanding	-	-
Common stock, par value $0.0001 per share, 195,000,000 authorized, 9,834,866 outstanding as of September 30, 2019 and 18,621,533 outstanding on a pro forma basis	1,000	1,867
Additional paid-in capital	79,467,200	81,966,333
Accumulated deficit	(79,950,300)	(79,950,300)
Total stockholders’ deficit	$(482,100)	$(2,017,900)

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USE OF PROCEEDS

We estimate that the net proceeds from this offering, assuming this offering is fully subscribed and including the Backstop Commitment, will be approximately $2.5 million, after deducting expenses related to this offering.

We intend to use the net proceeds received from this offering and the Backstop Commitment for general corporate purposes, which may include acquisitions.

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THE RIGHTS OFFERING

Before deciding whether to exercise your subscription rights, you should carefully read this prospectus, including the information set forth under the heading “Risk Factors” and any information that is incorporated by reference into this prospectus.

Reasons for the Rights Offering

We believe that raising equity capital will better position us to execute on our growth strategy. This offering would allow us to raise equity capital in a cost-effective manner that allows all of our stockholders the opportunity to participate in the transaction on a pro-rata basis, and if all stockholders exercise their rights, our stockholders may avoid dilution of their ownership interest in us, subject to the treatment of fractional shares.

Our board of directors considered various factors in evaluating this offering and related transactions, including:

●	our current capital resources and our future need for additional liquidity and capital;
●	our need for increased financial flexibility in order to enable us to achieve our business plan;
●	the size and timing of this offering;
●	the potential dilution to our current stockholders if they choose not to participate in this offering;
●	alternatives available for raising capital, including debt and other forms of equity raises;
●	the potential impact of this offering on the public float for our common stock; and
●	the fact that existing stockholders would have the opportunity to participate on a pro rata basis to purchase additional shares of our common stock, subject to the restrictions described in this prospectus.

The terms of the Backstop Commitment were reviewed, negotiated and approved by our board of directors.

Our board of directors may continue to explore and evaluate other potential alternative financing transactions that would qualify as “superior transaction,” as defined in the Backstop Agreement. The Backstop Agreement (and this offering) may be terminated by us if we have entered into a definitive agreement to effect a superior transaction. We are required to pay the backstop providers a termination fee of approximately $75, 000 if the Backstop Agreement is terminated by reason of us entering into a definitive agreement with respect to a superior transaction. Any portion of the termination fee and any amount otherwise payable to an officer or director will be waived and retained by us.

Terms of the Offer

We are issuing to our stockholders and warrant holders as of the record date rights to subscribe for an aggregate of up to 8,666,667 shares of our common stock. Each rights holder is being issued one basic subscription privilege for each share of our common stock and for each share of common stock underlying each warrant, in each case, owned as of the close of business, on 2020 the record date (1 for 1).

Each basic subscription privilege entitles the rights holder to purchase 0.83 shares of our common stock, at a cash price of $0.30 per whole share, which represents a [●]% discount to the closing price of our common stock on 2020 the effective date. Rights may only be exercised in the aggregate for whole numbers of shares of our common stock; no fractional shares of our common stock will be issued in this offering. Any fractional shares will be rounded down to the nearest whole share of common stock and any excess subscription payments will be returned by the subscription agent. We have not included an over-subscription offer to purchase additional shares of our common stock that may remain unsubscribed as a result of any unexercised rights after the expiration of the rights offering.

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Rights may be exercised at any time during the subscription period, which commences on 2020, the record date, and ends at 5:00 p.m., Eastern time, on 2020, or the expiration date, unless extended by us (which extension requires the consent of the backstop providers if it results in this offering remaining open for more than 30 days).

The rights will be evidenced by subscription certificates which will be mailed to stockholders, except as discussed below under “Foreign Stockholders.”

For purposes of determining the number of shares a rights holder may acquire in this offering, broker-dealers, trust companies, banks or others whose shares are held of record by Cede or by any other depository or nominee will be deemed to be the holders of the rights that are issued to Cede or the other depository or nominee on their behalf.

There is no minimum number of rights which must be exercised in order for this offering to close.

Special Limitations on Subscription Amount

Our ability to utilize our net operating loss tax carry-forwards, or NOLs, would be substantially reduced if we were to undergo an ownership change within the meaning of Section 382 of the Code.  Accordingly, we have the right, in our sole and absolute discretion, to limit the exercise of the rights, including instructing the subscription agent to refuse to honor any exercise of rights, by 4.9% stockholders or stockholders who would become 4.9% holders upon exercise of their rights, to avoid endangering the availability of our NOLs under Section 382 of the Code.

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Expiration of this Offer

This offering will expire at 5:00 p.m., Eastern Time, on                2020, unless extended by us, and rights may not be exercised thereafter.

Subject to the terms of the Backstop Agreement, our board of directors may determine to extend the subscription period, and thereby postpone the expiration date, to the extent our board of directors determines that doing so is in the best interest of our stockholders. An extension requires the consent of the backstop providers if it results in this offering remaining open for more than 30 days.

Any extension of this offering will be followed as promptly as practicable by announcement thereof, and in no event later than 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date. Without limiting the manner in which we may choose to make such announcement, we will not, unless otherwise required by law, have any obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a press release or such other means of announcement as we deem appropriate.

Transferability

On the record date, all of our shares began trading on the OTCBB along with the associated rights as a unit under the symbol “HPTOU” and CUSIP             .

If you transfer shares of our common stock during the period of the rights offering and have not exercised the rights attached to the transferred shares before your transfer, you have transferred HPTOU units consisting of the rights associated with the transferred shares of common stock along with the shares of common stock. Similarly, if you transfer our warrants before the expiration date and before exercising the rights attached to the warrants, the rights associated with those warrants will transfer along with warrants.

If you exercise your rights before the expiration date, your HPTOU trading unit will terminate and be transformed into:

●	shares of our common stock trading on Nasdaq under “HPTOX” and new CUSIP ; and
●	the right to receive shares of our common stock upon payment of the subscription price and otherwise complying with the terms of the rights certificate. The shares that will be issued upon exercise of rights will be traded on the OTCBB under “HPTO” and new CUSIP .

If you do not exercise your rights and remain a holder of our common stock through the expiration date, on the expiration date your shares which had been trading as HPTOU units and HPTOX will be traded on the OTCBB as HPTO shares and have the new CUSIP.

Whether or not a holder transfers the underlying common stock or warrants to which the rights originally attached subsequent to any exercise of rights, the new shares of our common stock in the subscription will be issued to the holder who exercised the rights, and not any subsequent transferee of the underlying common stock or warrants.

Determination of the Subscription Price

The $0.30 subscription price was set by our board of directors following negotiations with the backstop providers in the Backstop Agreement. In approving the subscription price, our board of directors considered, among other things, the following factors:

●	the historical and current market price of our common stock;

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●	the range of discounts to the market value (on an actual basis and a pro forma basis taking into account the Subscription Price and size of this offering) represented by the subscription prices in other rights offerings;
●	the subscription price represents a [●]% discount to the closing price of our common stock on date of this prospectus;
●	the backstop subscription price at which Novelty Capital and other investors were willing to provide their Backstop Commitment;
●	the fact that the rights will not be tradable separately from the shares of our common stock;
●	the low level of execution risk of raising capital in this offering with the Backstop Commitment;
●	the terms and expenses of this offering relative to other alternatives for raising capital, including fees payable to backstop providers and our ability to access capital through such alternatives;
●	the size of this offering; and
●	the general condition of the securities market.

Subscription Agent

Broadridge Corporate Issuer Solutions, Inc. will act as the subscription agent in connection with this offering. Broadridge Corporate Issuer Solutions, Inc. will receive for their administrative, processing, invoicing and other services fees estimated to be approximately $10,500, plus reimbursement for all out-of-pocket expenses related to this offering.

Completed subscription certificates must be sent together with full payment of the subscription price for all whole shares subscribed for through the exercise of the subscription privilege to the subscription agent by one of the methods described below. We will accept only properly completed and duly executed subscription certificates actually received at any of the addresses listed below, at or prior to the expiration date or by the close of business on the third business day after the expiration date following timely receipt of a notice of guaranteed delivery. See “Payment for Shares” below. In this prospectus, close of business means 5:00 p.m., New York City time, on the relevant date.

Subscription Certificate Delivery Method	Address/Number

By Overnight Courier:	Broadridge Corporate Issuer Solutions, Inc.
Attn: BCIS IWS
51 Mercedes Way
Edgewood, New York 11717

By First Class Mail:	Broadridge Corporate Issuer Solutions, Inc.
Attn: BCIS Re-Organization Dept.
P.O. Box 1317
Brentwood, NY 11717-0693

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Delivery to an address other than one of the addresses listed above may not constitute valid delivery and, accordingly, may be rejected by us.

Any questions or requests for assistance concerning the method of subscribing for shares or for additional copies of this prospectus or subscription certificates may be directed to the subscription agent at 888-789-8409 or by email at shareholder@broadridge.com.

You may also contact your broker or nominees for information with respect to this offering.

Methods for Exercising Rights

Exercise of the Basic Subscription Privilege

Basic subscription privileges are evidenced by subscription certificates that, except as described below under “Foreign Stockholders,” will be mailed to rights holders or, if a rights holder’s shares are held by a depository or nominee on his, her or its behalf, to such depository or nominee. Basic subscription privileges may be exercised by completing and signing the subscription certificate that accompanies this prospectus and mailing it in the envelope provided, or otherwise delivering the completed and duly executed subscription certificate to the subscription agent, together with payment in full for the shares at the estimated subscription price by the expiration date. Basic subscription privileges may also be exercised by contacting your broker, trustee or other nominee, who can arrange, on your behalf, to guarantee delivery of payment and delivery of a properly completed and duly executed subscription certificate pursuant to a notice of guaranteed delivery by the close of business on the third business day after the expiration date. A fee may be charged by your broker, trustee or other nominee for this service. Completed subscription certificates and related payments must be received by the subscription agent on or before the expiration date (unless payment is effected by means of a notice of guaranteed delivery as described below under “Payment for Shares”) at the offices of the subscription agent at the address set forth above. All exercises of basic subscription privileges are irrevocable.

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Rights Holders Whose Shares are Held by a Nominee

Rights holders whose shares are held by a nominee, such as a bank, broker-dealer or trustee, must contact that nominee to exercise their rights. In that case, the nominee will complete the subscription certificate on behalf of the rights holder and arrange for proper payment by one of the methods set forth under “Payment for Shares” below.

Nominees

Nominees, such as brokers, trustees or depositories for securities, who hold shares for the account of others, should notify the respective beneficial owners of the shares as soon as possible to ascertain the beneficial owners’ intentions and to obtain instructions with respect to the rights. If the beneficial owner so instructs, the nominee should complete the subscription certificate and submit it to the subscription agent with the proper payment as described under “Payment for Shares” below.

General

All questions as to the validity, form, eligibility (including times of receipt and matters pertaining to beneficial ownership) and the acceptance of subscription forms and the subscription price will be determined by us, which determinations will be final and binding. No alternative, conditional or contingent subscriptions will be accepted. We reserve the right to reject any or all subscriptions not properly submitted or the acceptance of which would, in the opinion of our counsel, be unlawful.

We reserve the right to reject any exercise of subscription rights if such exercise is not in accordance with the terms of this offering or not in proper form or if the acceptance thereof or the issuance of shares of our common stock thereto could be deemed unlawful. We reserve the right to waive any deficiency or irregularity with respect to any subscription certificate. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. We will not be under any duty to give notification of any defect or irregularity in connection with the submission of subscription certificates or incur any liability for failure to give such notification.

Foreign Stockholders

Subscription certificates will not be mailed to foreign stockholders. Foreign stockholders will receive written notice of this offering. The subscription agent will hold the rights to which those subscription certificates relate for these stockholders’ accounts until instructions are received to exercise the rights, subject to applicable law.

Payment for Shares

Participating rights holders must send the subscription certificate together with payment for the shares acquired pursuant to the subscription privilege to the subscription agent based on the subscription price in the executed subscription certificate, must be received by the subscription agent at one of the subscription agent’s offices set forth above (see “—Subscription Agent”), at or prior to the expiration date.

Payments by a participating rights holder must be in U.S. dollars by electronic funds transfer to Broadridge Corporate Issuer Solutions, Inc. The subscription agent will deposit all funds received by it prior to the final payment date into a segregated account pending pro-ration and distribution of the shares.

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The method of delivery of subscription certificates and payment of the subscription price to us will be at the election and risk of the participating rights holders, but, if sent by mail it is recommended that such certificates be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment prior to the expiration date or the date guaranteed payments are due under a notice of guaranteed delivery (as applicable).

If a participating rights holder who subscribes for shares pursuant to the subscription privilege does not make payment of any amounts due by the expiration date, the date guaranteed payments are due under a notice of guaranteed delivery or within ten business days of the confirmation date, as applicable, the subscription agent reserves the right to take any or all of the following actions:

●	apply any payment actually received by it from the participating rights holder toward the purchase of the greatest whole number of shares which could be acquired by such participating rights holder upon exercise of the subscription privilege; and/or
●	exercise any and all other rights or remedies to which it may be entitled, including the right to set off against payments actually received by it with respect to such subscribed for shares.

All questions concerning the timeliness, validity, form and eligibility of any exercise of rights will be determined by us, whose determinations will be final and binding. We may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any right. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine. The subscription agent will not be under any duty to give notification of any defect or irregularity in connection with the submission of subscription certificates or incur any liability for failure to give such notification.

Participating rights holders will have no right to rescind their subscription after receipt of their payment for shares.

Delivery of Shares

Stockholders whose shares are held of record by Cede or by any other depository or nominee on their behalf or their broker-dealers’ behalf will have any shares that they acquire credited to the account of Cede or the other depository or nominee. With respect to all other stockholders, we will credit your shares by book entry and only issue stock certificates if required by law. We will not credit the shares you purchase until you provide the subscription agent with information for your bank, broker or other nominee. If we are required to deliver a physical certificate for shares you acquire, the certificate will be mailed after payment for all the shares subscribed for has cleared, which may take up to 15 business days from the expiration date.

Termination

We may terminate this offering in the discretion of our board of directors. If we terminate this offering, we may be liable to the backstop providers (except backstop providers who are our officers or directors) for the $75,000 termination fee pursuant to the Backstop Agreement. If this offering is terminated, all rights will expire without value and we will promptly arrange for the refund, without interest or penalty, of all funds received from rights holders. All monies received by the subscription agent in connection with this offering will be held by the subscription agent, on our behalf, in a segregated interest-bearing account at a negotiated rate. All such interest shall be payable to us even if we determine to terminate this offering and return your subscription payment.

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Ownership Restrictions

We have adopted the Rights Agreement, which prohibits the acquisition of more than 4.9% of the outstanding shares of our common stock. The Rights Agreement was adopted to prevent the occurrence of an equity ownership shift that would result in a limitation on our ability to utilize our net operating loss carryforwards for federal income tax purposes. Our board of directors has the right to waive the ownership limits under the Rights Agreement. We have structured this offering so that the rights are distributed pro rata among our stockholders, and, accordingly, no change in our ownership percentages are expected to occur as a result of the offering.

The backstop providers will make a non-pro rata increase in ownership of our common stock. Our board of directors has granted Novelty Capital a conditional waiver under the Rights Agreement to allow Novelty Capital Partners LP to acquire up to 49.5% of our outstanding common stock per the Backstop Agreement. Novelty Capital’s Managing Partner, Jonathon Skeels, is a member of our board and our Chief Executive Officer and Interim Chief Financial Officer.

In accordance with the terms of the Backstop Agreement, each person exercising its rights will be required to represent to us in the subscription certificate that, together with any of its affiliates or associates, it will not beneficially own more than 4.9% of our outstanding shares of common stock (calculated immediately upon closing of this offering after giving effect to the Backstop Commitment) as a result of the exercise of rights. With respect to any stockholder who already beneficially owns in excess of 4.9% of our outstanding shares of common stock, we will require such holder to represent to us in the subscription certificate that they will not, via the exercise of their rights, increase their proportionate interest in our common stock. Pursuant to the Backstop Agreement, as approved by our board of directors, the foregoing restrictions do not apply to the backstop providers.

Any rights holder found to be in violation of either such representation will have granted to us in the subscription certificate, with respect to any such excess shares, (1) an irrevocable proxy and (2) a right for a limited period of time to repurchase such excess shares at the lesser of the subscription price and market price, each as set forth in more detail in the subscription certificate.

No Recommendation to Stockholders and Warrant Holders

Neither our board of directors nor our officers have made, nor will they make, any recommendation to stockholders or warrant holders regarding the exercise of rights under this offering. We cannot predict the price at which our shares of common stock will trade after this offering. You should consult with your legal, tax and financial advisors prior to making your independent investment decision about whether or not to exercise your rights.

Stockholders or warrant holders who exercise rights risk investment loss on new money invested. We cannot assure you that the market price for our common stock will remain above the subscription price or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price. If you do not exercise or sell your rights, you will lose any value represented by your rights, and if you do not exercise your rights in full, your percentage ownership interest in HopTo will be diluted. For more information on the risks of participating in this offering, see the section of this prospectus entitled “Risk Factors.”

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Effect of This Offering on Existing Stockholders; Interests of Certain Stockholders, Directors and Officers

After giving effect to this offering, assuming that it is fully subscribed, we would have approximately 18,621,533 shares of common stock outstanding, representing an increase of approximately 83% in our outstanding shares as compared to the record date. If you fully exercise the rights that we distribute to you, your proportional interest in us will remain the same. If you do not exercise any rights, or you exercise less than all of your rights, your interest in us will be diluted, as you will own a smaller proportional interest in HopTo compared to your interest prior to this offering.

As of the record date, Novelty Capital beneficially owned approximately 14.0% of our common stock. Novelty Capital’s Managing Partner, Jonathon R. Skeels, is a member of our board and our Chief Executive Officer and Interim Chief Financial Officer. Novelty Capital will have the right to subscribe for and purchase shares of our common stock under its basic subscription privileges to maintain a 14.0% interest in our common stock, but it has no obligation to do so.

Further, by virtue of Novelty Capital’s ownership, it is able to control or otherwise exert substantial influence over us, including our business strategy and policies, mergers or other business combinations, acquisition or disposition of assets, future issuances of our common stock, debt or other securities, the incurrence of debt or obtaining other sources of financing, and other matters relating to our business and operations. Novelty Capital’s interests may not always be consistent with our interests or with the interests of our other stockholders. To the extent that conflicts of interest may arise between us and Novelty Capital and its affiliates, those conflicts may be resolved in a manner adverse to us or our other stockholders.

If the Backstop Commitment is fully exercised, members of our board of directors would in the aggregate acquire 8,035,842 shares of our common stock, for an aggregate purchase price of $2.41 million.

U.S. Federal Income Tax Considerations of the Rights Offering

U.S. Holders (as defined herein) generally will not recognize gain or loss on the receipt, exercise or expiration of the rights. See “U.S. Federal Income Tax Considerations” for a more complete discussion, including additional qualifications and limitations. In addition, you should consult your own tax advisors as to the tax consequences to you of the receipt, exercise and expiration of the rights in light of their particular circumstances.

Shares of Our Common Stock Outstanding After this Offering

As of the record date, 9,954,866 shares of our common stock were issued and outstanding. Assuming no additional shares of common stock have been or will be issued by us after the record date and prior to consummation of this offering and assuming it is fully subscribed, we expect approximately 18,621,533 shares of our common stock will be outstanding immediately after completion of this offering.

Other Matters

The rights certificates are governed by New York law. We are not making this offering in any state or other jurisdiction in which it is unlawful to do so, nor are we distributing or accepting any offers to purchase any shares of our common stock from rights holders who are residents of those states or other jurisdictions or who are otherwise prohibited by federal or state laws or regulations to accept or exercise the rights. We may delay the commencement of this offering in those states or other jurisdictions, or change the terms of this offering, in whole or in part, in order to comply with the securities laws or other legal requirements of those states or other jurisdictions. Subject to state securities laws and regulations, we also have the discretion to delay allocation and distribution of any shares you may elect to purchase by exercise of your rights in order to comply with state securities laws. We may decline to make modifications to the terms of this offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions or if you are otherwise prohibited by federal or state laws or regulations from accepting or exercising the rights, you will not be eligible to participate in this offering. However, we are not currently aware of any states or jurisdictions that would preclude participation in this offering.

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THE BACKSTOP AGREEMENT

The Backstop Commitment

On January 31, 2020, we entered into a backstop agreement with a consortium of backstop providers. The backstop providers agreed to purchase from us, an aggregate number of shares of our common stock equal to (a) (i) $2.41 million, minus (ii) the aggregate proceeds of this offering which are in excess of $190,000, divided by (b) the subscription price, subject to the terms and conditions of the Backstop Agreement.

The Backstop Commitment is scheduled to close not later than the second trading day following the expiration date. The purchase of shares of our common stock by the backstop providers pursuant to the Backstop Agreement will be effected in a private transaction exempt from the registration requirements of the Securities Act and will not be registered pursuant to the registration statement of which this prospectus forms a part.

Director and Officer Participation

All of the members of our board of directors are investors in the Backstop Commitment. The Backstop Commitment is led by Novelty Capital. As of the record date, Novelty Capital beneficially owned approximately 14.0% of our common stock. Novelty Capital’s Managing Partner, Jonathon R. Skeels, is a member of our board and our Chief Executive Officer and Interim Chief Financial Officer.

If none of the rights are exercised, members of our board of directors are expected to invest approximately $2.41 million, increasing their aggregate ownership of shares of our common stock by approximately 8,035,842 shares of common stock outstanding, representing an increase of approximately 81% of the shares outstanding on the record date.

Expense Reimbursement

Regardless of whether the transactions contemplated by the Backstop Agreement are consummated, we have agreed to reimburse the backstop providers for all reasonable out-of-pocket fees and expenses (including attorneys’ fees and expenses) incurred by them in connection with the Backstop Agreement and the transactions contemplated thereby, other than if the Backstop Agreement is terminated due to a breach by the backstop providers.

Closing Conditions

The closing of the transactions contemplated by the Backstop Agreement is subject to the satisfaction or waiver of customary conditions, including:

●	receipt of all applicable regulatory approvals;
●	compliance with covenants;
●	the accuracy of representations and warranties set forth in the Backstop Agreement;
●	the absence of a material adverse effect on us or on the ability of the backstop providers to perform their obligations under the Backstop Agreement;
●	the effectiveness of the registration statement related to this offering;
●	consummation of this offering; and
●	confirmation from OTC Markets that it has no objection to this offering.

Termination

The Backstop Agreement may be terminated at any time prior to the closing of the transactions contemplated by the Backstop Agreement as follows:

●	by mutual written agreement of the backstop providers and us;
●	by any party, if the closing of the transactions contemplated by the Backstop Agreement does not occur by 2020;
●	by any party, if any governmental entity shall have taken action prohibiting any of the contemplated transactions; and
●	by the backstop providers, if we breach any of our representations, warranties, covenants or agreements set forth in the Backstop Agreement that would result in the applicable condition to closing not being satisfied, and such breach is not cured within 10 days of receipt of written notice by the investors;
●	by us, if there is a breach of any of the backstop providers’ representations, warranties, covenants or agreements set forth in the Backstop Agreement that would result in the applicable condition to closing not being satisfied, and such breach is not cured within 10 days of receipt of written notice by us (but if the non-defaulting backstop providers perform the defaulting backstop providers’ obligations, we would not have a termination right); or
●	by either party if we enter into a definitive agreement with respect to a “superior transaction,” as defined in the Backstop Agreement, subject to payment by us of the termination fee described below.

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In general, a “superior transaction” is defined in the Backstop Agreement as (a) a debt or equity financing transaction (other than this offering and the Backstop Commitment) or (b) a transaction involving the sale of 50% or more of our total voting power or of all or substantially all of our consolidated assets, that, in either case, our board of directors determines in good faith is in the best interests of our stockholders, including, in the case of a debt or equity financing transaction, a determination that such transaction would provide us with liquidity in an amount in excess of that expected to result from this offering and the Backstop Commitment or result in more favorable economic terms for us than this offering and the Backstop Commitment.

We are required to pay the backstop providers a termination fee equal to an aggregate of 3% of the backstop commitment, $75,000, if the Backstop Agreement is terminated by reason of us entering into a definitive agreement with respect to a “superior transaction.” Any amount otherwise payable to our officers and directors who are backstop providers will be waived and retained by us.

Indemnification

We agreed to indemnify the backstop providers and their affiliates and each of their respective officers, directors, partners, employees, agents and representatives for losses arising out of this offering and the related registration statement and prospectus (other than with respect to statements made in reliance on information provided to us in writing by the backstop providers for use herein) and claims, suits or proceedings challenging the authorization, execution, delivery, performance or termination of a rights offering, the Backstop Agreement and certain ancillary agreements and/or any of the transactions contemplated thereby, other than losses arising out of or related to any breach by the backstop providers of the Backstop Agreement.

The backstop providers agreed to indemnify us and our affiliates and each of our respective officers, directors, partners, employees, agents and representatives for losses arising out of or relating to statements or omissions in the registration statement or prospectus for this offering (or any amendment or supplement thereto) made in reliance on or in conformity with written information relating to the backstop providers furnished to us by or on behalf of the backstop providers expressly for use therein.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes United States federal income tax considerations to U.S. Holders (defined below) relating to the receipt, exercise and expiration of the rights received by such U.S. Holders in this offering. It addresses only U.S. Holders that hold our common stock as capital assets within the meaning of Section 1221 of the Code. The following summary does not purport to be a complete analysis of all of the potential U.S. federal income tax considerations that may be relevant to particular holders of rights in light of their particular circumstances nor does it deal with persons that are subject to special tax rules, such as brokers, dealers in securities or currencies, financial institutions, insurance companies, tax-exempt entities or qualified retirement plans, holders of 4.9% or more of a class of our stock by vote or value (whether such stock is actually or constructively owned), regulated investment companies, common trust funds, holders subject to the alternative minimum tax, persons holding rights or shares of our common stock as part of a straddle, hedge or conversion transaction or as part of a synthetic security or other integrated transaction, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, holders that have a “functional currency” other than the United States dollar, U.S. expatriates, and persons that are not U.S. Holders. In addition, the discussion below does not address persons who hold an interest in a partnership or other entity that holds rights, tax consequences arising under the laws of any state, local or non-U.S. jurisdiction or other U.S. federal tax consequences (e.g., estate or gift tax) other than those pertaining to the income tax, or the consequences of the Medicare tax on net investment income.

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The following is based on the Code, the Treasury regulations promulgated thereunder (the Treasury Regulations) and administrative rulings and court decisions, in each case as in effect on the date hereof, all of which are subject to change, possibly with retroactive effect.

As used herein, the term “U.S. Holder” means a beneficial holder of rights that is:

●	a citizen or individual resident of the United States;
●	a corporation (or an entity treated as a corporation for U.S. federal tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof;
●	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
●	a trust if (1) a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons, within the meaning of Section 7701(a)(30) of the Code, have authority to control all of its substantial decisions, or (2) it was in existence on August 20, 1996, was treated as a U.S. person under the Code on the previous day and has properly elected under applicable Treasury Regulations to continue to be treated as a United States person.

The tax treatment of a partner in a partnership, or other entity treated as a partnership for U.S. federal tax purposes, may depend on both the partnership’s and the partner’s status. Partnerships that are beneficial owners of rights, and partners in such partnerships, are urged to consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. tax consequences to them of the receipt, exercise and expiration of the rights.

This summary is of a general nature only. It is not intended to constitute, and should not be construed to constitute, legal or tax advice to any particular holder. Holders should consult their own tax advisors as to the tax consequences in their particular circumstances.

U.S. Federal Income Tax Characterization of the Rights Offering

We believe that the receipt of rights in this offering will be treated as a non-taxable transaction and not as a taxable distribution of property for U.S. federal income tax purposes. However, holders of our common stock should be aware that we can provide no assurance that the IRS will take a similar view or would agree with the tax consequences described in this summary.

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Receipt of the Rights

A U.S. Holder generally will not recognize income, gain, deduction or loss on the receipt of rights in this offering. A U.S. Holder’s tax basis in its rights will depend on the relative fair market value of the rights received by such U.S. Holder and such U.S. Holder’s shares of our common stock at the time the rights are distributed. If the rights received by a U.S. Holder have a fair market value equal to at least 15% of the fair market value of such U.S. Holder’s shares of our common stock on the date of the distribution, the U.S. Holder must allocate its adjusted tax basis in its shares of our common stock between its common stock and the rights in proportion to their then relative fair market values. If the rights received by a U.S. Holder have a fair market value that is less than 15% of the fair market value of such U.S. Holder’s shares of our common stock on the date of distribution, the U.S. Holder’s tax basis in its rights will be zero unless the U.S. Holder elects to allocate its adjusted tax basis in its shares of our common stock in the manner described in the previous sentence. A U.S. Holder makes this election by attaching a statement to its U.S. federal income tax return for the year in which rights are received. The election, once made, is irrevocable. A U.S. Holder making this election must retain a copy of the election and the tax return with which it was filed to substantiate the gain or loss, if any, recognized on any later disposition of shares of our common stock received upon exercise of its rights. The holding period for the rights received by a U.S. Holder in this offering will include the U.S. Holder’s holding period for its shares of our common stock with respect to which the rights are received.

Exercise of the Rights

A U.S. Holder will not recognize gain or loss on the exercise of a right. The U.S. Holder’s tax basis in the shares of our common stock received as a result of the exercise of a right will equal the sum of the exercise price paid for the shares of our common stock and the U.S. Holder’s tax basis in the right determined as described under “Receipt of the Rights” above. The holding period for the shares of our common stock received as a result of the exercise of the right will begin on the exercise date.

A U.S. Holder that exercises rights should be aware that the exercise of such rights could result in a loss that would otherwise be recognized with respect to such U.S. Holder’s other shares of our common stock to be disallowed under the “wash sale” rules. If the “wash sale” rules apply to a U.S. Holder’s loss with respect to its other shares of our common stock, the U.S. Holder’s tax basis in any shares of our common stock received as a result of the exercise of rights would be increased to reflect the amount of the disallowed loss. U.S. Holders are urged to consult their tax advisors regarding how the “wash sale” rules apply to them in light of their particular circumstances.

Expiration of the Rights

A U.S. Holder that allows a right to expire will not recognize gain or loss and will not allocate any tax basis to the right as described under “Receipt of the Rights” above.

The above summary is not intended to constitute a complete analysis of all tax consequences relating to the receipt, exercise and expiration of the rights. You should consult your own tax advisor concerning the tax consequences of your particular situation.

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DESCRIPTION OF OUR CAPITAL STOCK

Common Stock

We are currently authorized to issue up to 195,000,000 shares of our common stock, $0.0001 par value, and 5,000,000 shares of preferred stock, $0.01 par value. As of February 5, 2020, 9,954,866 shares of our common stock were issued and outstanding, and held of record by approximately 116 persons, and no shares of preferred stock were issued and outstanding.

Holders of shares of our common stock are entitled to such dividends as may be declared from time to time by the board in its discretion, on a ratable basis, out of funds legally available therefrom, and to a pro rata share of all assets available for distribution upon liquidation, dissolution or other winding up of our affairs. All of the outstanding shares of our common stock are fully paid and non-assessable.

On January 27, 2016, we filed an amendment of our Amended and Restated Certificate of Incorporation, as amended, to effect a 1-for-15 reverse stock split of our common stock (the “Reverse Stock Split”). The Reverse Stock Split became effective in the stock market upon commencement of trading on January 28, 2016. As a result of the Reverse Stock Split, every 15 shares of our pre-Reverse Stock Split common stock were combined and reclassified into one share of our common stock. No fractional shares were issued in connection with the Reverse Stock Split, and cash paid to stockholders for potential fractional shares was insignificant. The number of shares of common stock subject to outstanding options, restricted stock units, warrants and convertible securities were also reduced by a factor of 15 as of January 27, 2016. All historical share and per share amounts reflected throughout this prospectus have been adjusted to reflect the Reverse Stock Split. The authorized number of shares and the par value per share of our common stock were not affected by the Reverse Stock Split.

Warrants

We have issued and outstanding warrants to purchase an aggregate 481,335 shares of our common stock at an exercise price of $0.01 per share. The warrants expire on May 21, 2023. The exercise price of the warrants is subject to adjustment upon the occurrence of certain events, such as a split or combination of our common stock or a reorganization or merger to which we are a party. Holders of our outstanding warrants will receive one right in this offering for each of the shares of common stock into which each warrant would otherwise be exercisable as set forth on the face of the warrants held by each holder.

Preferred Stock

Our certificate of incorporation permits us to issue up to 5,000,000 shares of preferred stock in one or more series and with rights and preferences that may be fixed or designated by our board of directors without any further action by our stockholders. On February 16, 2018, in connection with the adoption of the Rights Agreement, we filed a Certificate of Designation authorizing 500,000 shares of Series A Junior Participating Preferred Stock. We currently have no shares of preferred stock outstanding.

Subject to the limitations prescribed in our certificate of incorporation and under Delaware law, our certificate of incorporation authorizes our board of directors, from time to time by resolution and without further stockholder action, to provide for the issuance of shares of preferred stock, in one or more series, and to fix the designation, powers, preferences and other rights of the shares and to fix the qualifications, limitations and restrictions thereof. Although our board of directors has no present intention to issue any additional preferred stock, the issuance of preferred stock could adversely affect the rights of holders of our common stock, including with respect to voting, dividends and liquidation, by issuing shares of preferred stock with certain voting, conversion and/or redemption rights. Such issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control.

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Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Charter Documents

The following is a summary of certain provisions of Delaware law, our certificate of incorporation and our bylaws. This summary does not purport to be complete and is qualified in its entirety by reference to the corporate law of Delaware and our certificate of incorporation and bylaws.

Board of Directors; Removal. Pursuant to our certificate of incorporation, the number of directors is fixed by our board of directors. Our directors each serve one-year terms. Vacancies on our board of directors may be filled by a majority of the remaining members of the board of directors, even if less than a quorum, and a director may only be removed from office by stockholders upon the approval of holders of at least 66 2/3% of the outstanding shares entitled to vote at an election of directors.

Stockholder Meetings; Bylaws. Our certificate of incorporation provides that any action taken by our stockholders must be effected at an annual or special meeting of stockholders and may not be taken by written consent instead of a meeting. In addition, our certificate of incorporation provides that a special meeting of stockholders may be called only by the board of directors or the holders of at least 50% of the outstanding shares of capital stock. Our bylaws may be amended either by the board of directors or the holders of at least 66 2/3% of the entitled to vote at an election of directors.

Rights Agreement. On February 16, 2018, the Company entered into a Rights Agreement with American Stock Transfer & Trust, LLC, as rights agent. In connection with the adoption of the Rights Agreement, each stockholder of the Company as of February 26, 2018 received one right for each outstanding share of common stock, which entitles the stockholder to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock (the “Preferred Stock”) at an exercise price of $1.00 per one one-thousandth of Preferred Stock. The Rights Agreement, as amended on November 2, 2018, effectively imposes a significant penalty upon any person or group that acquires 4.9% or more of the shares of Common Stock without the approval of the Board. As a result, the overall effect of the Rights Agreement and the issuance of the Rights may be to render more difficult or discourage a merger, tender or exchange offer or other business combination involving the Company that is not approved by the Board.

Limitation of Liability

As permitted by the General Corporation Law of the State of Delaware, our certificate of incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

●	for any breach of the director’s duty of loyalty to us or our stockholders;
●	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
●	under section 174 of the Delaware law, relating to unlawful payment of dividends or unlawful stock purchases or redemption of stock; and
●	for any transaction from which the director derives an improper personal benefit.

As a result of this provision, we and our stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

Our certificate of incorporation provides for the indemnification of our directors and officers to the fullest extent authorized by, and subject to the conditions set forth in the Delaware law.

Delaware Anti-Takeover Law

We are subject to Section 203 of the Delaware General Corporation Law. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

●	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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●	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
●	on or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

●	any merger or consolidation involving the corporation and the interested stockholder;
●	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;
●	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; and
●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation or any entity or person affiliated with or controlling or controlled by the entity or person.

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PLAN OF DISTRIBUTION

As soon as practicable after the record date, rights will be distributed to holders who owned shares of our common stock or warrants, in case, as of the close of business on the effective date. If you wish to exercise your rights and purchase shares of our common stock in this offering, you should timely comply with the procedures described in “The Rights Offering.”

The common stock offered pursuant to this offering is being offered by us directly to all holders of our common stock and warrants. We intend to distribute subscription certificates, copies of this prospectus and the accompanying exhibits, and other relevant documents to those persons that were holders of our common stock and warrants at the effective date. If this offering is not fully subscribed, the backstop providers will purchase the difference up to $2.41 million of shares of common stock pursuant to the Backstop Commitment.

We have not employed any brokers, dealers or underwriters in connection with the solicitation of exercise of rights, and, except as described herein, no other commissions, fees or discounts will be paid in connection with this offering.

Broadridge Corporate Issuer Solutions, Inc. is acting as the subscription agent for this offering. We will pay all customary fees and expenses of the subscription agent related to this rights offering. We also have agreed to indemnify the subscription agent with respect to certain liabilities that it may incur in connection with this offering. Our officers and directors may solicit responses from the holders of rights in connection with this offering, but such officers and directors will not receive any commissions or compensation for such services other than their normal compensation.

Except for the Backstop Agreement or as otherwise disclosed in this prospectus, we have not agreed to enter into any standby or other arrangements to purchase or sell any rights or any underlying shares of our common stock.

The expenses of this rights offering, not including the fees to be paid to the dealer managers, are estimated to be approximately $       .

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BUSINESS

Introduction

We are developers of application publishing software which includes application virtualization software and cloud computing software for multiple computer operating systems including Windows, UNIX and several Linux-based variants. Our application publishing software solutions are sold under the brand name GO-Global, which is our sole revenue source. GO-Global is an application access solution for use and/or resale by independent software vendors (“ISVs”), corporate enterprises, governmental and educational institutions, and others who wish to take advantage of cross-platform remote access and Web-enabled access to their existing software applications, as well as those who are deploying secure, private cloud environments. We have made investments in intellectual property (“IP”) and filed many patents designed to protect the technologies embedded in the hopTo products. We are currently marketing for sale 49 patents and related source code developed from our hopTo development efforts.

Beginning in 2012, we developed and marketed several products in the field of software productivity for mobile devices such as tablets and smartphones under the hopTo brand. We ceased all our sales, marketing and development for the hopTo products in 2016.

We have made investments in intellectual property (“IP”) and filed many patents designed to protect the technologies embedded in the hopTo products. We are currently marketing for sale 49 patents and related source code developed from our hopTo development efforts.

Corporate Background

We are a Delaware corporation, founded in May 1996. Our headquarters are located at 6 Loudon Road, Suite 200, Concord, NH 03301, and our phone number is 408-688-2674. We also have remote employees located in various states, as well as internationally in the United Kingdom. Our corporate website is http://www.hopTo.com. The information on our website is not part of this prospectus.

The GO-Global Software Products

Our GO-Global product offerings, which currently are our only revenue source, can be categorized into product families as follows:

●	GO-Global for Windows: Allows access to Windows-based applications from remote locations and a variety of connections, including the Internet connections. The Windows applications run on a central computer server along with GO-Global Windows Host software. This allows the applications to be accessed remotely via GO-Global Client software, or a Web browser, over many types of data connections, regardless of the bandwidth or operating system. Web-enabling is achieved without modifying the underlying application’s code or requiring costly add-ons.

●	GO-Global for UNIX: Allows access to UNIX and Linux-based applications from remote locations and a variety of connections, including the Internet and connections. The UNIX/Linux applications run on a central computer server along with the GO-Global for UNIX Host software. This allows the applications to be accessed and run remotely via GO-Global Client software or a Web browser without having to modify the application’s code or requiring costly add-ons.

●	GO-Global Client: We offer a range of GO-Global Client software that allows remote application access from a wide variety of local, remote and mobile platforms, including Windows, Linux, UNIX, Apple OS X and iOS, and Google Android. We plan to continue to develop GO-Global Client software for new portable and mobile devices.

Target Markets

The target market for our GO-Global products includes small to medium-sized companies, departments within large corporations, governmental and educational institutions, independent software vendors (ISVs) and value-added resellers (VARs). Our software enables these targeted organizations to move their existing applications to the public cloud and provide SaaS, or move them to a secure, private cloud environment. By using our software, organizations can give their remote users, partners and customers access to their native applications. Our software is designed to allow these organizations and enterprises to tailor the configuration of the end-user device for a particular purpose, rather than following a “one PC fits all” high-cost ownership model. We believe our opportunities are as follows:

●	ISVs. By Web-enabling their applications through use of our products, we believe that our ISV customers can accelerate their time to market without the risks and delays associated with rewriting applications or using other third-party software, thereby opening up additional revenue opportunities and securing greater satisfaction and loyalty from their customers.

Our technology integrates with their existing software applications without sacrificing the full-featured look and feel of such applications, thereby providing ISVs with out-of-the-box Web-enabled applications with their own branding for licensed, volume distribution to their enterprise customers. We further believe that ISVs that effectively address the Web computing needs of customers and the emerging application service provider market will have a competitive advantage in the marketplace.

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●	Enterprises Employing a Mix of UNIX, Linux, Macintosh and Windows. Small to medium-sized companies that utilize a mixed computing environment require cross-platform connectivity software, like GO-Global Host and/or GO-Global Gateway, which will allow users to access applications from different client devices. We believe that our server-based software products will significantly reduce the cost and complexity of connecting PCs to various applications.

●	Enterprises with Remote Computer Users and/or Extended Markets. We believe that remote computer users and enterprises with extended markets comprise two of the faster growing market segments in the computing industry. Extended enterprises permit access to their computing resources by their customers, suppliers, distributors and other partners, thereby affording them manufacturing flexibility, increased speed-to-market, and enhanced customer satisfaction. For example, extended enterprises may maintain decreased inventory via just-in-time, vendor-managed inventory and related techniques, or they may license their proprietary software application on a “pay-per-use” model, based on actual time usage by the user. The early adoption of extended enterprise software may be driven in part by an organization’s need to exchange information over a wide variety of computing platforms. We believe that our server-based software products, along with our low-impact communications protocol, which has been designed to enable highly efficient low-bandwidth connections, are well positioned to provide extended enterprises with the necessary means to exchange information over a wide variety of computing platforms.

●	VARs. The VAR channel presents an additional sales force for our products and services. In addition to creating broader awareness of our GO-Global products, VARs also provide integration and support services for our current and potential customers. Our products allow VARs to offer a cost-effective competitive alternative for server-based, or thin-client, computing. In addition, reselling our GO-Global products creates new revenue streams for our VARs.

Sales, Marketing and Support

Sales and marketing efforts for our software products are directed at increasing product awareness and demand among ISVs, small to medium-sized enterprises, departments within larger corporations and VARs who have a vertical orientation or are focused on Windows, UNIX and/or Linux environments. Current marketing activities have been limited due to budget constraints but include Internet marketing, direct response, promotional materials, and maintaining an active Web presence for marketing and sales purposes.

Operations

We perform all purchasing, order processing and shipping of products and accounting functions related to our operations. Although we generally ship products electronically, when a customer requires us to physically ship them a disc, production of the disc, printing of documentation and packaging are also accomplished through in-house means; however, since virtually all of our orders are currently being fulfilled electronically, we do not maintain any prepackaged inventory. Additionally, we have relatively little backlog at any given time; thus, we do not consider backlog a significant indicator of future performance.

Competition

The software markets in which we participate are highly competitive. Competitive factors in our market space include price, product quality, functionality, product differentiation and the breadth and variety of product offerings and product features. We believe that our products offer certain advantages over our competitors, particularly in product performance and market positioning.

GO-Global competes with developers of conventional server-based software for the individual PC, as well as with other companies in the cloud computing software market and the application virtualization software market. We believe our principal competitors in the cloud computing software market include Citrix Systems, Inc., OpenText Communications, Ltd. and Microsoft Corporation. Citrix is an established leading vendor of virtualization software, OpenText is an established market leader for remote access to UNIX applications and Microsoft is an established leading vendor of Windows operating systems and services for servers.

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Employees

As of September 30, 2019, we had a full-time equivalent of 12.5 total employees, including 2 in marketing, sales and support, 8.5 in research and development (which is inclusive of employees who may also perform customer service related activities), 2.0 in administration and finance. We believe our relationship with our employees is good. None of our employees are covered by a collective bargaining agreement.

Properties

Our corporate headquarters currently occupies approximately 2,527 square feet of office space in Concord, New Hampshire pursuant to a month-to-month lease which requires six months’ notice from the lessor to terminate. Rent on our corporate headquarters is $4,000 per month.

As several of our employees work remotely in various states, we believe our current facilities are adequate to accommodate our needs for the foreseeable future.

Legal Proceedings

From time to time, we are party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of our business. We are not currently a party to any legal proceedings that we believe would reasonably be expected to have a materially adverse effect on our business, financial condition or results of operations.

Price Range of Common Stock and Dividend Policy

Market Information

Our common stock is quoted on the OTC Bulletin Board under the symbol “HPTO.” We had approximately 116 holders of record of our common stock as of September 30, 2019. This number does not include DTC participants or beneficial owners holding shares through nominee names. On February 5, 2020, the last closing sale price reported on the OTC Bulletin Board for our common stock was $0.64 per share.

The following table sets forth the range of our common stock closing prices on the OTC.

	Price Range
	High	Low
Fiscal 2020
First Quarter (through February 5, 2020)	$0.65	$0.40
Fiscal 2019
First Quarter	$0.45	$0.22
Second Quarter	$0.40	$0.25
Third Quarter	$0.40	$0.22
Fourth Quarter	$0.43	$0.20
Fiscal 2018
First Quarter	$0.26	$0.17
Second Quarter	$0.37	$0.20
Third Quarter	$0.43	$0.24
Fourth Quarter	$0.38	$0.15

Dividends

We have never declared or paid dividends on our common stock, nor do we anticipate paying any cash dividends for the foreseeable future. We currently intend to retain future earnings, if any, to finance the operations and expansion of our business. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon the earnings, financial condition, operating results, capital requirements and other factors as deemed necessary by our board of directors.

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Changes In and Disagreements with Accountants on Accounting and Financial Disclosure

On April 25, 2019, we appointed dbbmckennon as our independent registered public accounting firm. Simultaneously with the appointment of dbbmckennon on April 25, 2019, Marcum LLP (“Marcum”) was dismissed as our independent registered public accounting firm. The decision to change audit firms from Marcum to dbbmckennon was approved by our board of directors on April 17, 2019.

The report of Marcum on our consolidated financial statements for the year ended December 31, 2018, did not contain any adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principle; except that the audit report on our financial statements for the year ended December 31, 2018 contained an explanatory paragraph about a change in accounting principle.

In connection with the audit of our financial statements for the fiscal year ended December 31, 2018 (i) we had no disagreements with Marcum on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to Marcum’s satisfaction, would have caused Marcum to make reference in connection with its opinion to the subject matter of such disagreement and (ii) there were no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K.

Marcum served as our auditor following the completion of our engagement of Macias Gini & O’Connell LLP on April 28, 2018.

During the years ended December 31, 2018 and 2017, and through the date of our engagement of dbbmckennon, we had not consulted with dbbmckennon regarding either (i) the application of accounting principles to a specific transaction, either completed or proposed; or the type of audit opinion that might be rendered on our financial statements, and neither a written report or oral advice was provided to the Company that dbbmckennon concluded was an important factor considered by us in reaching a decision as to any accounting, auditing, or financial reporting issue, (ii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K, or (iii) any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.

Related Party Transactions

Our Chief Executive Officer and Interim Chief Financial Officer, Jonathon R. Skeels, is a member of our board of directors and controls an entity which is a significant stockholder of the Company. Mr. Skeels has served in these executive roles providing management services to the Company since September 4, 2018; however, he does not currently receive a salary or other forms of compensation for such services. Management has approximated $243,750 as the market rate for the services rendered by Mr. Skeels to the Company for the period from September 4, 2018 through September 30, 2019. Such services have been recorded in the financial statements of the Company as a capital contribution.

On December 28, 2018, the Company entered into an agreement with an unaffiliated stockholder of the Company to acquire 450,000 shares of the Company’s common stock and warrants to purchase an aggregate of 48,896 shares of the Company’s common stock for an aggregate cash consideration of $149,700. The Company agreed to assign its right to purchase 450,000 shares of common stock under the purchase agreement to Mr. Skeels and an entity controlled by him and another member of the Company’s board of directors.

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MANAGEMENT DISCUSSION AND ANALYSIS

Introduction

We are developers of application publishing software which includes application virtualization software and cloud computing software for multiple computer operating systems including Windows, UNIX and several Linux-based variants. Our application publishing software solutions are sold under the brand name GO-Global, which is our sole revenue source. GO-Global is an application access solution for use and/or resale by independent software vendors (“ISVs”), corporate enterprises, governmental and educational institutions, and others who wish to take advantage of cross-platform remote access and Web-enabled access to their existing software applications, as well as those who are deploying secure, private cloud environments.

Beginning in 2012, we developed and marketed several products in the field of software productivity for mobile devices such as tablets and smartphones under the hopTo brand. We ceased all our sales, marketing and development for the hopTo products in 2016.

We have made investments in intellectual property (“IP”) and filed many patents designed to protect the technologies embedded in the hopTo products. We are currently marketing for sale 49 patents and related source code developed from our hopTo development efforts.

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Critical Accounting Policies

Basis of Presentation and Use of Estimates

Our consolidated financial statements include the accounts of hopTo Inc. and our subsidiaries; significant intercompany accounts and transactions are eliminated upon consolidation. The preparation of our consolidated financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates include: the amount of stock-based compensation expense; the allowance for doubtful accounts; the estimated lives of property of equipment, valuation and amortization of intangible assets (including capitalized software); depreciation of long-lived assets; valuation of warrants; post-employment benefits; and accruals for liabilities, deferred rent, and taxes. While we believe that such estimates are fair, actual results could differ materially from those estimates.

Certain prior year information has been reclassified to conform to current year presentation.

Revenue Recognition

We market and license products indirectly through channel distributors, independent software vendors (“ISVs”), value-added resellers (“VARs”) (collectively “resellers”) and directly to corporate enterprises, governmental and educational institutions and others. Our product licenses are perpetual. We also separately sell intellectual property licenses, maintenance contracts (which are comprised of license updates and customer service access), and other products and services.

There are no rights of return granted to purchasers of our software products.

For the year ended December 31, 2017, software license revenues were recognized when:

●	Persuasive evidence of an arrangement exists (i.e., when we signed a non-cancelable license agreement wherein the customer acknowledges an unconditional obligation to pay, or upon receipt of the customer’s purchase order);

●	Delivery occurred or services were rendered and there was no uncertainties surrounding product acceptance (i.e., when title and risk of loss have been transferred to the customer, which generally occurred when the media containing the licensed program(s) was provided to a common carrier or, in the case of electronic delivery, when the customer was given access to the licensed programs);

●	The price to the customer is fixed or determinable, as typically evidenced in a signed non-cancelable contract, or a customer’s purchase order; and

●	Collectability is probable. If collectability is not considered probable, revenue was recognized when the fee was collected.

In 2017, revenue recognized on software arrangements involving multiple deliverables was allocated to each deliverable based on vendor-specific objective evidence (“VSOE”) or third party evidence of the fair values of each deliverable; such deliverables included licenses for software products, maintenance, private labeling fees, or customer training. We limited our assessment of VSOE for each deliverable to either the price charged when the same deliverable was sold separately or the price established by management having the relevant authority to do so, for a deliverable not sold separately.

If sufficient VSOE of fair value did not exist, so as permitted the allocation of revenue to the various elements of the arrangement, all revenue from the arrangement was deferred until such evidence existed or until all elements were delivered. If VSOE of the fair value did not exist and the only undelivered element was maintenance, then revenue was recognized on a ratably. If VSOE of the fair value of all undelivered elements existed but evidence did not exist for one or more delivered elements, then revenue was recognized using the residual method. Under the residual method, the fair value of the undelivered elements was deferred and the remaining portion of the arrangement fee was recognized as revenue.

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Certain resellers (“stocking resellers”) purchased product licenses that they held in inventory until they were resold to the ultimate end-user (an “inventory stocking order”). At the time that a stocking reseller placed an inventory stocking order, no product licenses were shipped by us to the stocking reseller rather, the stocking reseller’s inventory was credited with the number of licenses purchased and the stocking reseller could resell (issue) any number of licenses from their inventory at any time. Upon receipt of an order to issue one or more licenses from a stocking reseller’s inventory (a “draw down order”), we shipped the licenses(s) in accordance with the draw down order’s instructions.

In 2017, maintenance revenue was recognized from service contracts ratably over the related contract period, which generally ranged from one to five years.

Effective January 1, 2018, Accounting Standard Codification 606 (“ASC 606”), Revenue from Contracts with Customers, changed the recognition of revenue standards for reporting periods beginning after December 31, 2017.

For the year ended December 31, 2018, revenue recognition was determined by

●	identifying the contract, or contracts, with a customer;

●	identifying the performance obligations in each contract;

●	determining the transaction price;

●	allocating the transaction price to the performance obligations in each contract; and

●	recognizing revenue when, or as, we satisfy performance obligations by transferring the promised goods or services.

When control of the promised products and services are transferred to our customers, we recognize revenue in the amount that reflects the consideration we expect to receive in exchange for these products and services.

Product Sales

All of our licenses are delivered to our customers electronically. We send the license key to the customer to download the related software from a Company portal. We recognize revenues upon delivery of these licenses. For stocking resellers who purchase licenses through inventory stocking orders with the intent to resell to an end-user, revenue is recognized when the resellers’ accounts have been credited, at their discretion, for the number of licenses purchased.

Service Revenue

Similar to 2017, 2018 maintenance revenue was also recognized from service contracts ratably over the related contract period.

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, referred to herein as ASC 606. This ASU is a comprehensive new revenue recognition model that requires a company to recognize revenue to depict the transfer of goods or services to a customer at an amount that reflects the consideration it expects to receive in exchange for those goods or services. In August 2015, FASB issued ASU 2015-14, Revenue from Contracts with Customers (ASC 606): Deferral of the Effective Date, which deferred the effective date of ASC 606 to reporting periods beginning after December 15, 2017, with early adoption permitted for reporting periods beginning after December 15, 2016. Subsequently, FASB issued ASUs in 2016 containing implementation guidance related to ASC 606, including: ASU 2016-08, Revenue from Contracts with Customers (ASC 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net), which is intended to improve the operability and understandability of the implementation guidance on principal versus agent considerations; ASU 2016-10, Revenue from Contracts with Customers (ASC 606): Identifying Performance Obligations and Licensing, which is intended to clarify two aspects of ASC 606: identifying performance obligations and the licensing implementation guidance; and ASU 2016-12, Revenue from Contracts with Customers (ASC 606): Narrow-Scope Improvements and Practical Expedients, which contains certain practical expedients in response to identified implementation issues. On January 1, 2018, we adopted ASC 606 using the “Modified Retrospective” method. Under the Modified Retrospective approach, only contracts with customers for which there were remaining unsatisfied performance obligations (open contracts) at the beginning of initial year of adoption must be restated to apply retrospectively the guidance under ASC 606. Any resulting impact for such contracts prior to the beginning of the initial year of adoption are made as an adjustment to opening accumulated deficit for such year. Results for the reporting periods beginning after January 1, 2018 are presented under ASC 606, while prior period amounts are not adjusted and continue to be reported in accordance with our historic accounting under ASC 605.

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The change to the current revenue policy is the timing of revenue recognition for software licenses purchased by stocking resellers. Under the guidance of ASC 605, we recognized revenue upon the delivery of licenses to end users when they were purchased from the stocking reseller. Under ASC 606, license revenue is recognized upon crediting of the licenses to the stocking reseller account for draw down at their discretion after placement of the stocking order by the stocking reseller since control transfers to the customer. During the year ended December 31, 2018, this change in revenue policy resulted in lower license revenue of $231,300 when compared to 2017. This lower license revenue had the same impact on our gross profit, loss from operations and net loss.

We recorded $1,391,900 to opening accumulated deficit as of January 1, 2018 due to the cumulative impact of adopting ASC 606, with the impact primarily related to deferred license revenue associated with stocking orders placed in prior periods which had not been sold through to end users as of December 31, 2017.

The cumulative effect of the changes made to our consolidated balance sheet as of January 1, 2018 under current assets, deferred revenue and accumulated deficit for the adoption ASC 606 were as follows:

Balance Sheet	Balance at December 31, 2017	Adjustments due to ASC 606	Balance at January 1, 2018

Current Assets
Deferred COGS	$—	$20,000	$20,000

Liabilities and Stockholders’ Equity
Accumulated Deficit, net of tax	$(81,849,200)	$1,391,900	$(80,457,300)

Current Liabilities
Deferred Revenue	$1,845,100	$(609,700)	$1,235,400
Long Term Liabilities
Deferred Revenue	$1,409,700	$(802,200)	$607,500

All of our software licenses are denominated in U.S. dollars.

As a result of the adoption of ASC 606, our 2018 revenues were subject to greater variability.

Deferred Rent

Our former corporate headquarters’ office leases at 51 E. Campbell Ave in Campbell, California and at 1919 S. Bascom Ave. in Campbell, California were terminated on September 30, 2018 and October 31, 2018, respectively.

As of December 31, 2018 and 2017, net deferred rent was $0 and $74,100, respectively.

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Long-Lived Assets

Long-lived assets, which consist primarily of capitalized software, are assessed for possible impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. Typically, for long-lived assets held and used, measurement of an impairment loss is based on the fair value of such assets, with fair value being determined based on appraisals, current market value, comparable sales value, and undiscounted future cash flows, among other variables, as appropriate. Assets held and used that are affected by an impairment loss are depreciated or amortized at their new carrying amount over their remaining estimated life; assets to be sold or otherwise disposed of are not subject to further depreciation or amortization. During 2018 and 2017, no such impairment was recorded.

Allowance for Doubtful Accounts

We maintain an allowance for doubtful accounts that reflects our best estimate of potentially uncollectible trade receivables. The allowance is based on assessments of the collectability of specific customer accounts and the general aging and size of the accounts receivable. We regularly review the adequacy of our allowance for doubtful accounts by considering such factors as historical experience, credit worthiness, and current economic conditions that may affect a customer’s ability to pay. We specifically reserve for those accounts deemed uncollectible. We also establish, and adjust, a general allowance for doubtful accounts based on our review of the aging and size of our accounts receivable.

Allowance for doubtful accounts as of December 31, 2018 and 2017 amounted to $3,600 and $7,800, respectively.

Stock-Based Compensation

We apply the fair value recognition provisions of the FASB Codification Subtopic (ASC) 718-10, “Compensation – Stock Compensation.” We estimate the fair value of each option grant on the date of grant using the binomial model. Stock-based compensation is estimated using our stock price volatility for grants awarded by analyzed historic volatility over a period of time equal in length to the expected option term for the period being issued. For grants made to newly hired employees the period of time over which we analyzed our historic volatility ended on the last day of the quarter during which the new employee was hired. We derived an annualized forfeiture rate by analyzing our historical forfeiture data, including consideration of the impact of certain non-recurring events, such as reductions in our work force. Our estimates of the expected option term and the estimated exercise factor are derived from an analysis of historical data and future projections. The approximate risk-free interest rate is based on the implied yield available on U.S. Treasury issues with remaining terms equivalent to our expected option term. We believe that each of these estimates is reasonable in light of the data we analyzed. However, as with any estimate, the ultimate accuracy of these estimates is only verifiable over time. During the years ended December 31, 2018 and 2017, we did not issue any stock options. During the nine months ended September 30, 2019 and 2018, we did not issue any stock options.

During the years ended December 31, 2018 and 2017, we recorded $0 and $13,400, respectively, in stock based compensation expense. All remaining active stock options at the end of December 31, 2017 and 2018 were fully vested.

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Results of Operations

The following are the results of our operations for the nine months ended September 30, 2019 as compared to the nine months ended September 30, 2018 and for the year ended December 31, 2018 as compared to the year ended December 31, 2017.

	For the Nine Months Ended			For the Years Ended
	September 30,	September 30,		December 31,	December 31,
	2019	2018	$ Change	2018	2017	$ Change
	(Unaudited)	(Unaudited)		(Audited)	(Audited)

Revenues	$2,734,600	$2,520,600	$214,000	$3,153,400	$3,889,500	$(736,100)
Cost of revenues	106,900	101,300	5,600	145,800	68,300	77,500
Gross profit	2,627,700	2,419,300	208,400	3,007,600	3,821,200	(813,600)

Operating expenses:
Selling and marketing	323,900	309,200	14,700	412,300	355,300	57,000
General and administrative	660,700	1,007,000	(346,300)	1,236,900	1,558,400	(321,500)
Research and development	1,118,800	1,139,300	(20,500)	1,518,700	1,500,100	18,600
Total operating expenses	2,103,400	2,455,500	(352,100)	3,167,900	3,413,800	(245,900)

Income (loss) from operations	524,300	(36,200)	560,500	(160,300)	407,400	(567,700)

Other income (expense):
Other income (expense)	14,100	129,800	(115,700)	129,800	196,500	(66,700)

Income before provision for income taxes	538,400	93,600	444,800	(30,500)	603,900	(634,400)
Provision for income taxes	-	900	(900)	900	3,300	(2,400)
Net income	$538,400	$92,700	$445,700	$(31,400)	$600,600	$(632,000)

Revenues

Our software revenue is entirely related to our GO-Global product line, and historically has been primarily derived from product licensing fees and service fees from maintenance contracts. The majority of this revenue has been earned, and continues to be earned, from a limited number of significant customers, most of whom are resellers. Many of our resellers purchase software licenses that they hold in inventory until they are resold to the ultimate end user (a “stocking reseller”).

When a software license is sold directly to an end user by us, or by one of our resellers who does not stock licenses into inventory, revenue is recognized immediately upon shipment, assuming all other criteria for revenue recognition are met. Consequently, if any significant end user customer substantially changes its order level, or fails to order during the reporting period, whether the order is placed directly with us or through one of our non-stocking resellers, our software licenses revenue could be materially impacted.

Almost all stocking resellers maintain inventories of our Windows products; few stocking resellers maintain inventories of our UNIX products.

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The following is a summary of our revenues by category for the nine months ended September 30, 2019 and 2018 and the years ended December 31, 2018 and 2017.

	For the Nine Months Ended			For the Years Ended
	September 30,	September 30,		December 30,	December 30,
	2019	2018	$ Change	2018	2017	$ Change
	(Unaudited)	(Unaudited)		(Audited)	(Audited)
Revenue
Software Licenses
Windows	$774,100	$605,600	$168,500	$714,800	$1,255,200	$(540,400)
UNIX/Linux	36,100	78,800	(42,700)	98,100	275,600	(177,500)
Total	810,200	684,400	125,800	812,900	1,530,800	(717,900)

Software Service Fees
Windows	1,633,900	1,458,500	175,400	1,856,500	1,769,200	87,300
UNIX/Linux	221,500	300,900	(79,400)	383,800	528,500	(144,700)
Total	1,855,400	1,759,400	96,000	2,240,300	2,297,700	(57,400)

Other	69,000	76,800	(7,800)	100,200	61,000	39,200
	$2,734,600	$2,520,600	$214,000	$3,153,400	$3,889,500	$(736,100)

Software Licenses

Nine months ended September 30, 2019 and 2018

Windows software licenses revenue increased by $168,500 or 27.8% to $774,100 during the nine months ended September 30, 2019, from $605,600 for the same period in 2018. The increase was primarily due to a certain partners that purchased large orders of Window licenses from the Company during the first and third quarter of 2019,

Software licenses revenue from our UNIX/Linux products decreased by $42,700 or 54.2% to $36,100 for the nine months ended September 30, 2019 from $78,800 for the same period in 2018. The decrease was primarily due to lower revenue from lower stocking order licenses.

Year ended December 31, 2018 and 2017

The decrease in Windows software licenses revenue for the year ended December 31, 2018, as compared with the prior year, was primarily due to our adoption of ASC 606 effective January 1, 2018 and lower orders for software licenses. Under ASC 605, Windows software license revenue during 2018 would have been $1,023,800, which would have been $231,300, or 18.4%, lower than 2017.

Software licenses revenue from our UNIX/Linux products during 2018 was lower than during 2017 primarily due to lower revenue from certain of our European telecommunications customers, partially offset by higher revenue from certain end users and other resellers.

Software Service Fees

Nine months ended September 30, 2019 and 2018

Service fees attributable to our Windows product service increased by $175,400 or 12.0% to $1,633,900 during the nine months ended September 30, 2019, from $1,458,500 for the same period in 2018. The increase was primarily due to a combination of large renewals of maintenance support from OEM partners and an increase of new license orders stated above and higher windows subscription license orders.

Service fees revenue attributable to our UNIX products decreased by $79,400 or 26.4% to $221,500 during the nine months ended September 30, 2019, from $300,900 for the same period in 2018. The decrease was primarily the result of the lower level of UNIX product sales throughout the prior year and an expiration of certain long-term maintenance contracts. The majority of this decrease was attributable to our European telecommunications customers.

Year ended December 31, 2018 and 2017

The increase in software service fees revenue attributable to our Windows products during 2018, as compared with 2017, was primarily due to the increased license sales that we reported during fiscal year 2017.

The decrease in service fees revenue attributable to our UNIX products for 2018, as compared with 2017, was primarily the result of the lower level of UNIX product sales throughout the prior year and an expiration of certain long term maintenance contracts. The majority of this decrease was attributable to our European telecommunications customers, as discussed above.

Other

Nine months ended September 30, 2019 and 2018

Other revenue consists of private labeling fees and professional services. Other revenue decreased by $7,800 or 10.2% to $69,000 for the nine months ended September 30, 2019, from $76,800 compared to the same period in 2018.The decrease is due to lower revenue from both private labeling and professional services.

Year ended December 31, 2018 and 2017

Other revenue consists of private labeling fees and professional services. The increase in other revenue for 2018, as compared with 2017, was primarily due to an increase in private labeling fees associated with certain of our GO-Global ISV Partners.

Cost of Revenues

Cost of revenue is comprised primarily of software service costs, which represent the costs of customer service. Also included in cost of revenue are software product costs, which are primarily comprised of the amortization of capitalized software development costs and costs associated with licenses to third party software included in our product offerings, and the required import tax withholdings from Brazil resellers. We incur no significant shipping or packaging costs as virtually all of our deliveries are made via electronic means over the Internet.

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Nine months ended September 30, 2019 and 2018

Cost of revenue for the nine months ended September 30, 2019 increased by $5,600, or 5.5%, to $106,900 for the nine months ended September 30, 2019 from $101,300 for the same period in 2018. Cost of revenue represented 3.9% and 4.0% for the nine months ended September 30, 2019 and 2018, respectively.

Year ended December 31, 2018 and 2017

Cost of revenue for the year ended December 31, 2018 increased by $77,500, or 113.5%, to $145,800 from $68,300 for 2017. Cost of revenue represented 4.6% and 1.8% of total revenue for the years ended December 31, 2018 and 2017, respectively.

Software Service Costs - Software service costs decreased slightly during 2018, as compared with 2017, due to lower customer support costs associated with GoGlobal.

Software Product Costs - The increase in software product costs for 2018, as compared with 2017, was almost entirely due to certain taxes that our Brazilian resellers are required to pay for importation of our software.

Selling and Marketing Expenses

Selling and marketing expenses primarily consisted of employee, outside services and travel and entertainment expenses.

Nine months ended September 30, 2019 and 2018

Selling and marketing expenses increased by $14,700, or 4.8%, to $323,900 for the nine months ended September 30, 2019 from $309,200 for the same period in 2018. Selling and marketing expenses represented approximately 11.8% and 12.3% of total revenue for the nine months ended September 30, 2019 and 2018, respectively. Selling and marketing expenses increased during 2019 due to consulting services and benefit costs.

Year ended December 31, 2018 and 2017

Selling and marketing expenses for the year ended December 31, 2018 increased by $57,000, or 16%, to $412,300 from $355,300 in 2017. Selling and marketing expenses for the years ended December 31, 2018 and 2017 represented approximately 13.1% and 9.1% of total revenue, respectively. The increase in selling and marketing expenses was due to a combination of investment in an updated website for the GO-Global products and higher wages for our sales and marketing employees.

General and Administrative Expenses

General and administrative expenses primarily consist of employee costs, depreciation and amortization, legal, accounting, other professional services (including those related to our patents), rent, travel and entertainment and insurance. Certain costs associated with being a publicly held corporation are also included in general and administrative expenses, as well as bad debt expense.

Nine months ended September 30, 2019 and 2018

General and administrative expenses decreased by $346,300, or 34.4%, to $660,700 for the nine months ended September 30, 2019 from $1,007,000 for the same period in 2018. The decrease in general and administrative expense was due to lower legal and accounting costs.

Year ended December 31, 2018 and 2017

General and administrative expenses for the year ended December 31, 2018 decreased by $321,500, or 20.6%, to $1,236,900 from $1,558,400 for 2017. General and administrative expenses for the years ended December 31, 2018 and 2017 represented approximately 39.2% and 40.1% of total revenue, respectively.

The decrease in general and administrative expense in 2018 was due a combination of decreased executive compensation associated with the resignation of our former Chief Executive Officer in July 2017, and savings from termination of our former California office leases.

Research and Development Expenses

Research and development expenses consist primarily of employee costs, payments to contract programmers, software subscriptions, travel and entertainment for our engineers, and all rent for our leased engineering facilities.

Nine months ended September 30, 2019 and 2018

Research and development expenses decreased slightly by $20,500, or 1.8% to $1,118,800 for the nine months ended September 30, 2019 from $1,139,300 for the same period in 2018. The research and development costs overall remained consistent.

Year ended December 31, 2018 and 2017

Research and development expenses, net of amounts capitalized, increased by $18,600, or 1.2%, to $1,518,700 for the year ended December 31, 2018 from $1,500,100 in the prior year. Research and development expenses for the years ended December 31, 2018 and 2017 represented approximately 46.8% and 38.6% of total revenue, respectively.

The increase in research and development expense was primarily due to higher consulting fees associated with new releases with our GO-Global products.

Other Income

Nine months ended September 30, 2019 and 2018

Other income for the nine months ended September 30, 2018 primarily related to the settlement and reversal of an accrual for potential liquidated damages that resulted in other income of $155,700, offset by other expenses. There was no such activity in 2019.

Year ended December 31, 2018 and 2017

During the year ended December 31, 2018, pursuant to a settlement agreement to issue warrants to purchase 564,556 shares of our common stock, we derecognized the accrued liability for potential liquidated damages of $855,100 by crediting Additional Paid-In Capital for $699,400 and other income for $155,700. The warrants we issued are exercisable at $0.01 per share and will expire in 5 years from the date of issuance. Following the issuance, we purchased back warrants to purchase 52,755 shares from certain warrant holders at $0.30 per share.

Liquidity and Capital Resources

As of September 30, 2019, we had cash of $1,459,800 and a working capital of $52,700 as compared to cash of $892,500 and a working capital deficit of $716,200 at December 31, 2018. The increase in cash as of September 30, 2019 was primarily the result of cash provided by operations during the period due to increased profitability.

50

The following is a summary of our cash flows from operating, investing and financing activities for the nine months ended September 30, 2019 and 2018.

	For the Nine Months Ended
	September 30, 2019	September 30,2018
Cash flows provided by (used in) operating activities	$567,000	$(259,100)
Cash flows provided by investing activities	$-	$-
Cash flows provided by financing activities	$300	$-

Net cash flows provided by operating activities for the nine months ended September 30, 2019 amounted to $567,000, compared to cash flows used in operating activities of $259,100 for the nine months ended September 30, 2018. During the nine months ended September 30, 2019, our operating cash flow of $567,000 was primarily the result of our net income for the period of $538,400 including non-cash expenses of $168,700 for contributed services, offset by a decrease in cash resulting from a decrease in accounts payable and accrued expenses of $127,400. During the nine months ended September 30, 2018, our cash flows used in operations of $259,100 was primarily the result of a decrease in cash resulting from a decrease in accounts payable and accrued expenses of $45,000, a decrease in other current liabilities of $155,700, and a decrease in deferred revenue of $304,600, offset by net income for the period of $92,700 and additional cash provided from a reduction of accounts receivable of $197,200.

We had no cash flow activity relating to investing activities for the nine months ended September 30, 2019 or 2018. Our cash flows provided by financing activities amounted to $300 during the nine months ended September 30, 2019 due to proceeds from the exercise of warrants. There was no cash flow activity related to financing activities during the nine months ended September 30, 2018.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenue, results of operations, liquidity or capital expenditures.

Impact of Inflation

We believe that inflation has not had a material impact on our results of operations for the nine months ended September 30, 2019 or the years ended December 31, 2018 and 2017. We cannot assure you that future inflation will not have an adverse impact on our operating results and financial condition.

51

MANAGEMENT

The following table sets forth certain information regarding those individuals currently serving as our directors and executive officers as of September 30, 2019:

Name	Age	Position
Jonathon R. Skeels (1,2)	37	Chief Executive Officer and Interim Chief Financial Officer
Jean-Louis Casabonne (1,2)	61	Director
Richard S. Chernicoff (1,2)	54	Director
Thomas C. Stewart (1,2)	51	Director

(1)	Member of our Compensation Committee
(2)	Member of our Audit Committee

Directors

Jonathon R. Skeels has been Chief Executive Officer, Interim Chief Financial Officer and a member of our Board since September 2018. Mr. Skeels is the Founder and Managing Partner of Novelty Capital, LLC, a private investment firm. From September 2012 to June 2014, Mr. Skeels held various executive roles at IP Navigation Group, LLC a leading intellectual property monetization firm. From May 2005 to August 2012, LLC, Mr. Skeels was Vice President and Senior Research Analyst of Davenport & Company, LLC, a financial services firm where he was responsible for investments in publicly-traded technology companies. Mr. Skeels holds a BS from American University in Washington, DC.

Thomas C. Stewart has been a member of our Board since September 2018. Mr. Stewart served as SecureAuth Corporation’s chief financial officer since May 2007. Mr. Stewart was member of SecureAuth Inc.’s board of directors from May 2007 to September 2017. Mr. Stewart previously held various executive roles at Intel Corporation including Finance Manager Information Technology, 2000-2004 and Marketing Director, EMEA 2004-2007. Mr. Stewart holds a BA from Colorado College and an MBA from University of California at Irvine.

Jean-Louis Casabonne has been a member of our Board since September 2018. Mr. Casabonne has been the Chief Financial Officer of Kobie Marketing, Inc. since July 2017. Previously, Mr. Casabonne had served as our former Chief Financial Officer and Secretary from May 2014 to July 2017. From July 2017 to September 2018 he served on a part-time basis as former Chief Financial Officer, Interim Chief Executive Officer and Secretary. From 2002 to 2011, Mr. Casabonne has served as the Chief Financial Officer of Quova, Inc., and following its sale to Neustar, Inc. he served as a strategic evangelist and director of business development at Neustar, Inc. from 2011 to 2014. From 1996 to 2002, Mr. Casabonne was a founder and controller for Inxight Software, a spin-out from Xerox Corporation. He became CFO and VP of Operations for Inxight in 1999, managing finance, administration, legal affairs, information technology and customer support. From 1992 to 1996, Mr. Casabonne served in a number of senior financial positions for Xerox Corporation’s XSoft Division. Mr. Casabonne received his MBA and BS from Santa Clara University.

Richard S. Chernicoff is Chief Financial Officer of SunRise Memory Corp., a private semiconductor company. From January 2019 to September 2019, Mr. Chernicoff had served as Chief Financial Officer of Perimeter Medical Imaging, Inc., a private equity-sponsored medical imaging company. Mr. Chernicoff served as a member of the board of directors of Great Elm Capital Group, Inc. from 2014 until 2018, and served as its interim Chief Executive Officer from July 2016 to September 2017. Mr. Chernicoff served as a member of the board of directors of Marathon Patent Group, Inc. from March 2015 to July 2017 and served as its interim general counsel. Previously, Mr. Chernicoff was President of Tessera Intellectual Property Corp. from July 2011 to January 2013. Prior to Tessera, Mr. Chernicoff was President of Unity Semiconductor Corp. Prior to that, Mr. Chernicoff was with SanDisk Corporation where, as Senior Vice President, Business Development, his responsibilities included mergers and acquisitions, financings and joint ventures. Previously, Mr. Chernicoff was a mergers and acquisitions partner in the Los Angeles office of Brobeck, Phleger & Harrison LLP, a corporate lawyer in the Los Angeles office of Skadden, Arps, Slate, Meagher & Flom LLP, a member of the staff of the SEC in Washington, DC and an auditor in the Los Angeles office of Ernst & Young LLP. Mr. Chernicoff holds a B.S. from California State University, Northridge and a J.D. from St. Johns University in New York City.

Delinquent Section 16(a) Reports

Pursuant to Section 16(a) of the Exchange Act, our directors and executive officers, and any persons holding more than 10% of our common stock, are required to report their beneficial ownership and any changes therein to the SEC and to us. Specific due dates for those reports have been established, and we are required to report herein any failure to file such reports by those due dates. Based solely on a review of copies of such reports and written representations delivered to us by such persons, we believe that during the fiscal year ended December 31, 2018, all Section 16(a) filing requirements applicable to the executive officers, directors and stockholders were timely satisfied.

Executive Officers

Name	Age	Position
Jonathon R. Skeels	37	Chief Executive Officer and Interim Chief Financial Officer

Jonathon R. Skeels has been Chief Executive Officer, Interim Chief Financial Officer and a member of our Board since September 2018. Mr. Skeels is the Founder and Managing Partner of Novelty Capital, LLC, a private investment firm. From September 2012 to June 2014, Mr. Skeels held various executive roles at IP Navigation Group, LLC a leading intellectual property monetization firm. From May 2005 to August 2012, LLC, Mr. Skeels was Vice President and Senior Research Analyst of Davenport & Company, LLC, a financial services firm where he was responsible for investments in publicly-traded technology companies. Mr. Skeels holds a BS from American University in Washington, DC.

Code of Ethics

We have a code of ethics that applies to all of our employees, including our Chief Executive Officer and Chief Financial Officer. Our code of ethics is made available at our website at: http://hopTo.com/investors/corp-governance (click “Corporate Governance” and then click “Code of Conduct”).

Stockholder Nominations and Bylaw Procedures

Our bylaws establish procedures pursuant to which a stockholder may nominate a person for election to our Board. Our bylaws are available at our website at: http://hopTo.com/investors/corp-governance (click “Code of Conduct”).

To nominate a person for election to our Board, a stockholder must set forth all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act. Such notice must also contain information specified in the bylaws as to the director nominee, information about the stockholder making the nomination and the beneficial owner, if any, on behalf of whom the nomination is made, including name and address, class and number of shares owned, and representations regarding the intention to make such a nomination and to solicit proxies in support of it. We may require any proposed nominee to furnish information concerning his or her eligibility to serve as an independent director or that could be material to a reasonable stockholder’s understanding of the independence of the nominee.

Audit Committee

Since September 2018, the board perform the functions of the Audit Committee. Prior to September 2018, the Audit Committee consisted of former board members (Eldad Eilam, John Cronin and Michael Brochu) whom had resigned in September 2018. Our Board has determined that three of our Audit Committee members are “independent” for audit committee purposes under the Nasdaq and SEC definitions. Nasdaq’s rules require three independent directors on the Audit Committee; therefore the Audit Committee of the Company would meet Nasdaq rules. The Board has determined that none of the Audit Committee members can be classified as an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K. The Board believes that attracting and retaining board members that could be classified as an “audit committee financial expert” is unlikely due to the high cost of such director candidates.

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EXECUTIVE COMPENSATION

The following table sets forth the compensation paid to the named executive officers for the periods indicated.

Name and Principal Position	Year	Salary $		Bonus $	Stock Awards $	Option Awards $	All Other Compensation $		Total $
Jonathon R. Skeels (1)	2019	—		—	—	—	—		—
CEO, Interim CFO	2018	—		—	—	—	—		—
Eldad Eilam (2)	2019	—		—	—	—	—		—
CEO, President	2018	63,021	(5)	—	—	—	—		63,021
Jean-Louis Casabonne (3)	2019	—		—	—	—	—		—
Interim CEO, CFO, Secretary	2018	112,426	(5)	—	—	—	1,450	(4)	113,876

(1)	Mr. Skeels has served as Chief Executive Officer and interim Chief Financial Officer since September 2018. Mr. Skeels did not collect any compensation for his services to the company in 2018 and 2019.

(2)	Mr. Eilam served as our President since January 2012 and as our Acting Chief Executive Officer between March 2012 and April 2012 when he was appointed Interim Chief Executive Officer. Mr. Eilam became Chief Executive Officer on August 15, 2012. Mr. Eilam served as our Chief Operating Officer from January 2012 to April 2012 and as our Chief Technology Officer from July 2011 to January 2012. Mr. Eilam resigned as our President and CEO in July 2017. He continued to serve as a member of our board of directors until September 6, 2018.

(3)	Mr. Casabonne was hired and appointed Chief Financial Officer on May 3, 2014. Mr. Casabonne served as our Chief Financial Officer and Interim Chief Executive Officer from August 2017 until September 6, 2018. He continues to serve as a member of our board of directors.

(4)	Represents our contribution to the 401(k) plan of $1,450 in 2018.

(5)	During the three month period ended September 30, 2016, Messrs. Eilam and Casabonne voluntarily agreed with our board of directors to defer 50% of their salary beginning September 1, 2016 until such time as the Company can reasonably pay such compensation upon approval by our Board of Directors. The 2018 salary for Mr. Eilam and Mr. Casabonne includes salary of $63,021 and $33,812, respectively. Our Board of Directors approved the remaining balance of the deferred salary fully paid out to Mr. Casabonne and Mr. Eilam in April 2018.

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Mr. Casabonne was employed in May, 2014 and continued to be employed on an at-will, part time, basis. Mr. Casabonne received an annual base salary of $225,000 and was eligible for an annual performance-based bonus up to 30% of his annual base salary that is based on goals and achievements mutually set by Mr. Casabonne and management. In 2014, Mr. Casabonne was awarded equity compensation equivalent to 66,667 shares of Company common stock and forfeited the outstanding shares at December 31, 2018. Mr. Casabonne resigned from the Company and accepted a new role as board of directors in September 2018.

Outstanding Equity Awards at Fiscal Year-End

Outstanding Equity Awards at December 31, 2019

Option Awards

Name	Number of Underlying Securities	Number of Underlying Securities unvested	Number of Underlying Securities unearned	Option Exercise Price $	Option Expiration Date

Compensation of Directors — Fiscal 2019 and 2018

During the fiscal year ended December 31, 2018, our former non-employee directors were eligible to be compensated at the rate of $1,000 for attendance at each meeting of our Board, $500 if their attendance was via telephone, $500 for attendance at each meeting of a Board committee, and a $1,500 quarterly retainer. As of September 1, 2018, the Company has not continued with this compensation program. As of December 31, 2018, $85,600 of the board fees earned were accrued and not yet paid (see Note 5 to our Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018).

Name	Year	Fees Earned or Paid in Cash	Option Awards	All Other Compensation	Total
Michael A. Brochu (1)	2018	$10,000	$—	$—	$10,000
John Cronin (1)	2018	$10,000	$—	$—	$10,000
Eldad Eilam (1)	2018	$9,000	$—	$—	$9,000
Thomas C. Stewart	2018	$—	$—	$—	$—
	2019	$—	$—	$—	$—
Richard C. Chernicoff	2018	$—	$—	$—	$—
	2019	$—	$—	$—	$—
Jean-Louis Casabonne	2018	$—	$—	$—	$—
	2019	$—	$—	$—	$—
Jonathon R. Skeels	2018	$—	$—	$—	$—
	2019	$—	$—	$—	$—

(1)	Messrs. Brochu, Cronin and Eilam completed their service as directors of the Company in 2018.

Compensation Committee Interlocks and Insider Participation

Since September 2018, the board has performed the functions of the Compensation Committee. Prior to September 2018, former directors Michael A. Brochu and John Cronin served on the Compensation Committee until their resignations.

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STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the record date, certain information regarding the beneficial ownership of our common stock by:

●	each of the directors and named executive officers for the fiscal year ended December 31, 2019;
●	all of our current executive officers, director nominees and directors as a group; and
●	each person known by us to be beneficial owners of 5% or more of our outstanding common stock.

Except as indicated in the footnotes to this table and under applicable community property laws, to our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock. For the purposes of calculating percent ownership, as of the record date, approximately 9,954,866 shares of common stock were issued and outstanding, and, for any individual who beneficially owns shares represented by options exercisable within sixty days of the Record Date, these shares are treated as if outstanding for that person, but not for any other person.

Name and Address	Number of Shares of Common Stock Beneficially Owned (1)(2)	Percent of Class (%)
Jean-Louis Casabonne (3)	3,333	0.0
Jonathon R. Skeels (4)	1,397,150	14.0
Thomas C. Stewart (5)	120,000	1.2
Richard C. Chernicoff	—	—

All current executive officers and directors as a group (4 persons)	1,520,483	15.3

JMI Holdings, LLC (2011 Family Series) (6)	936,232	8.9
David R. Wilmerding, III (7) 2 Hamill Road, Suite 272 Baltimore, MD 21117	961,010	9.2
Jon C. Baker (8) 101 St. Johns Road Baltimore, MD 21210	894,377	8.6
Austin Marxe, David Greenhouse and Adam C. Stettner (9) 527 Madison Avenue, Suite 2600 New York, NY 10022	912,657	8.7
Novelty Capital Partners LP (4) 620 Newport Center Drive, 11th Floor Newport Beach, CA 92660	1,397,150	14.0

(1)	As used in this table, beneficial ownership means the sole or shared power to vote, or direct the voting of, a security, or the sole or shared power to invest or dispose, or direct the investment or disposition, of a security. Except as otherwise indicated, based on information provided by the named individuals, all persons named herein have sole voting power and investment power with respect to their respective shares of our common stock, except to the extent that authority is shared by spouses under applicable law, and record and beneficial ownership with respect to their respective shares of our common stock. With respect to each stockholder, any shares issuable upon exercise of options and warrants held by such stockholder that are currently exercisable or will become exercisable within 60 days of the Record Date are deemed outstanding for computing the percentage of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.

(2)	Percentage ownership of our common stock is based on 9,954,866 shares of common stock outstanding as of the Record Date.

(3)	Based on information contained in Form 4 filed on July 2, 2019, Jean-Louis Casabonne, owns 3,333 shares of common stock.

(4)	Based on information contained in Form 4 filed on July 2, 2019, by Novelty Capital, LLC, Jonathon R. Skeels as the sole general partner of Novelty Capital has sole voting and dispositive power with respect to 1,397,150 shares of our common stock. Mr. Skeels disclaims ownership of such shares, except to the extent of his indirect pecuniary interest therein.

(5)	Based on information contained in Form 4 filed on January 2, 2019, Thomas C. Stewart owns 120,000 shares of our common stock.

(6)	Based solely on information known to us, Charles E. Noell, III, John J. Moores and Bryant W. Burke share voting and dispositive power over these shares by virtue of being members of El Camino Advisors, LLC, the manager of JMI Holdings, LLC (2011 Family Series). JMI Holdings, LLC (2011 Family Series) owns 841,493 shares of our common stock and warrants to purchase 94,739 shares of our common stock.

(7)	Based on information contained in a Schedule 13G/A filed by David Wilmerding on January 23, 2019, and information known to us, Mr. Wilmerding has sole voting and dispositive power with respect to 844,736 shares of our common stock and warrants to purchase 116,274 shares of our common stock.

(8)	Based on information contained in a Schedule 13G/A filed by Jon C. Baker on January 23, 2018, and information known to us, Mr. Baker has sole voting and dispositive power with respect to 777,532 shares of our common stock and warrants to purchase 116,845 shares of our common stock.

(9)	Based solely on information contained in a joint Schedule 13G/A filed by Austin Marxe, David Greenhouse and Adam Stettner on February 13, 2019. Such stockholders share voting and dispositive power over these shares by virtue of being the controlling principals of AWM Investment Company, Inc. (“AWM”), and the members of SST Advisers, L.L.C. (“SST”). AWM acts as investment advisor to each of Special Situations Technology Fund, L.P. (“Tech Fund”) and Special Situations Technology Fund II, L.P. (“Tech Fund II”); SST is the general partner of each of Tech Fund and Tech Fund II. Tech Fund owns 130,426 shares of our common stock and holds warrants to purchase 21,208 shares of our common stock. Tech Fund II owns 628,754 shares of our common stock and holds warrants to purchase 132,269 shares of our common stock.

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LEGAL MATTERS

The validity of the rights and the shares of our common stock offered by this prospectus have been passed upon for us by Olshan Frome Wolosky LLP.

EXPERTS

Our audited financial statements as of December 31, 2018 and for the year then ended included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Marcum LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

Our audited financial statements as of and for the year ended December 31, 2017 included in this prospectus have been so included in reliance upon the report of Macias Gini & O’Connell LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

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57

hopTo Inc.

Consolidated Balance Sheets

	September 30, 2019	December 31, 2018
	(Unaudited)
Assets

Current assets
Cash and cash equivalents	$1,459,800	$892,500
Accounts receivable, net	233,800	210,800
Prepaid expenses and other current assets	57,600	79,000
Total current assets	1,751,200	1,182,300

Property and equipment, net	-	400
Other assets	17,800	17,800
Total assets	$1,769,000	$1,200,500

Liabilities and Stockholders’ Deficit

Current liabilities
Accounts payable	$220,700	$318,700
Accrued expenses	97,900	121,600
Accrued wages	140,100	145,800
Deposit liability	-	12,100
Deferred revenue	1,239,800	1,300,300
Total current liabilities	1,698,500	1,898,500
Long-term liabilities
Deferred revenue	552,600	491,500
Total liabilities	2,251,100	2,390,000

Commitments and contingencies

Stockholders’ deficit
Preferred stock, $0.01 par value, 5,000,000 shares authorized, no shares issued and outstanding as of September 30, 2019 (unaudited) or December 31, 2018	-	-
Common stock, $0.0001 par value, 195,000,000 shares authorized, 9,834,866 and 9,804,400 shares issued and outstanding as of September 30, 2019 (unaudited) and December 31, 2018, respectively	1,000	1,000
Additional paid-in capital	79,467,200	79,298,200
Accumulated deficit	(79,950,300)	(80,488,700)
Total stockholders’ deficit	(482,100)	(1,189,500)
Total liabilities and stockholders’ deficit	$1,769,000	$1,200,500

See accompanying notes to unaudited consolidated financial statements

58

hopTo Inc.

Consolidated Statements of Operations

	For the Nine Months Ended
	September 30, 2019	September 30, 2018
	(Unaudited)	(Unaudited)
Revenues	$2,734,600	$2,520,600
Cost of revenues	106,900	101,300
Gross profit	2,627,700	2,419,300

Operating expenses:
Selling and marketing	323,900	309,200
General and administrative	660,700	1,007,000
Research and development	1,118,800	1,139,300
Total operating expenses	2,103,400	2,455,500

Income (loss) from operations	524,300	(36,200)

Other income	14,100	129,800

Income (loss) before provision for income taxes	538,400	93,600
Provision for income taxes	-	900
Net income (loss)	$538,400	$92,700

Net income (loss) per share, basic	$0.05	$0.01
Net income (loss) per share, diluted	$0.05	$0.01

Weighted average number of common shares outstanding
Basic	9,816,564	9,804,400
Diluted	10,278,646	10,368,956

See accompanying notes to unaudited consolidated financial statements

59

hopTo Inc.

Consolidated Statements of Stockholders’ Equity (Deficit)

			Additional
	Common Stock		Paid-In	Accumulated
	Shares	Amount	Capital	Deficit	Total

Balance at December 31, 2017	9,804,400	$1,000	$78,539,300	$(81,849,200)	$(3,308,900)
Cumulative effect from change of accounting principal	-	-	-	1,391,900	1,391,900
Net loss	-	-	-	(43,600)	(43,600)
Balance at March 31, 2018 (unaudited)	9,804,400	$1,000	$78,539,300	$(80,500,900)	$(1,960,600)
Issuance of warrants	-	-	699,400	-	699,400
Net Loss	-	-	-	164,600	164,600
Balance at June 30, 2018 (unaudited)	9,804,400	$1,000	$79,238,700	$(80,336,300)	$(1,096,600)
Net loss	-	-	-	(28,300)	(28,300)
Balance at September 30, 2018 (unaudited)	9,804,400	$1,000	$79,411,000	$(80,364,600)	$(1,124,900)
Contributed services	-	-	75,000	-	75,000
Payment for purchase of warrants			(15,500)		(15,500)
Net loss	-	-	-	(124,100)	(124,100)
Balance at December 31, 2018	9,804,400	$1,000	$79,298,200	$(80,488,700)	$(1,189,500)
Contributed services	-	-	56,300	-	56,300
Net income	-	-	-	251,900	251,900
Balance at March 31, 2019 (unaudited)	9,804,400	$1,000	$79,354,500	$(80,236,800)	$(881,300)
Contributed services	-	-	56,200	-	56,200
Exercise of warrants	30,466	-	300	-	300
Net loss	-	-	-	(700)	(700)
Balance at June 30, 2019 (unaudited)	9,834,866	$1,000	$79,411,000	$(80,237,500)	$(825,500)
Contributed services	-	-	56,300	-	56,300
other rounding		-	(100)	-	(100)
Net Loss	-	-	-	287,200	287,200
Balance at September 30, 2019 (unaudited)	9,834,866	$1,000	$79,467,200	$(79,950,300)	$(482,100)

See accompanying notes to unaudited consolidated financial statements

60

hopTo Inc.

Consolidated Statements of Cash Flows

	For the Nine Months Ended
	September 2019	September 2018
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net income	$538,400	$92,700
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	400	26,700
Contributed services	168,800	-
Changes in allowance for doubtful accounts	2,100	(5,200)
Loss on disposal of property and equipment	-	700
Changes in deferred rent	-	(31,400)

Changes in operating assets and liabilities:
Accounts receivable	(25,100)	197,200
Prepaid expenses and other current assets	9,200	(34,500)
Accounts payable and accrued expenses	(127,400)	(45,000)
Deferred revenue	600	(304,600)
Other current liabilities	-	(155,700)

Net cash provided by (used in) operating activities	567,000	(259,100)

Cash flows from financing activities
Proceeds from exercise of warrants	300	-

Net cash provided by financing activities	300	-

Net change in cash	567,300	(259,100)
Cash, beginning of the period	892,500	1,015,400
Cash, end of the period	$1,459,800	$756,300

Supplemental disclosure of cash flow information:
Interest paid	$-	$-
Income taxes paid	$-	$-

See accompanying notes to unaudited consolidated financial statements

61

hopTo Inc.

Notes to Unaudited Consolidated Financial Statements

1. Organization

hopTo Inc., through subsidiaries (collectively, “we”, “us,” “our” or the “Company”) are developers of application publishing software which includes application virtualization software and cloud computing software for multiple computer operating systems including Windows, UNIX and several Linux-based variants.

The Company sells a family of products under the brand name GO-Global, which is a software application publishing business and is the Company’s sole revenue source at this time. GO-Global is an application access solution for use and/or resale by independent software vendors, corporate enterprises, governmental and educational institutions, and others, who wish to take advantage of cross-platform remote access and Web-enabled access to their existing software applications, as well as those who are deploying secure, private cloud environments.

2. Significant Accounting Policies

Basis of Presentation

The unaudited consolidated financial statements include the accounts of hopTo Inc. and its wholly-owned subsidiaries. All significant intercompany accounts and transactions are eliminated upon consolidation. The unaudited consolidated financial statements included herein have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) applicable to interim financial information and the rules and regulations promulgated by the Securities and Exchange Commission (the “SEC”). Accordingly, such unaudited consolidated financial statements do not include all information and footnote disclosures required in annual financial statements.

The unaudited consolidated financial statements included herein reflect all adjustments, which include only normal, recurring adjustments, that are, in our opinion, necessary to state fairly the results for the periods presented. This Quarterly Report on Form 10-Q should be read in conjunction with our audited consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2018 which was filed with the SEC on April 1, 2019 (“2018 10-K Report”). The interim results presented herein are not necessarily indicative of the results of operations that may be expected for the full fiscal year ending December 31, 2019 or any future period.

Certain prior year information has been reclassified to conform to current year presentation.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported periods. Amounts could materially change in the future. These significant estimates include the allowance for doubtful accounts and accruals of liabilities.

Liquidity

The Company has incurred significant net losses since inception. As of September 30, 2019, we had an accumulated deficit of $79,950,300 and a working capital of $52,700, which includes deferred revenue of $1,239,800. Our ability to continue to generate net income and positive cash flows from operations is dependent on our ability to continue to generate revenue from our legacy GO-Global business, which in turn is subject to a variety of risks. The Company believes its current cash balances coupled with anticipated cash flow from operating activities will be sufficient to meet its working capital requirements for at least one year from the date of the issuance of the accompanying financial statements. The Company continues to control its cash expenses as a percentage of expected revenue on an annual basis and thus may use its cash balances in the short-term to invest in revenue growth. Based on current internal projections, the Company believes it has and/or will generate sufficient cash for its operational needs, for at least one year from the date of issuance of the accompanying financial statements. Management is focused on growing the Company’s existing product offering, as well as its customer base, to increase its revenues. The Company cannot give assurance that it can increase its cash balances or limit its cash consumption and thus maintain sufficient cash balances for its planned operations or future acquisitions. Future business demands may lead to cash utilization at levels greater than recently experienced. The Company may need to raise additional capital in the future. However, the Company cannot assure that it will be able to raise additional capital on acceptable terms, or at all.

Revenue Recognition

The Company markets and licenses its products indirectly through channel distributors, independent software vendors (“ISVs”), value-added resellers (“VARs”) (collectively, “resellers”) and directly to hosting service providers, corporate enterprises, governmental and educational institutions and others. Our product licenses are perpetual. We also separately sell intellectual property licenses, maintenance contracts, which are comprised of license updates and customer service access, as well as other products and services.

The Company recognizes revenue in accordance with Accounting Standards Codification (“ASC”) 606, “Revenue from Contracts with Customers.” Revenues under ASC 606 are recognized when the promised goods or services are transferred to customers in an amount that reflects the consideration to which the Company expects to be entitled to in exchange for those goods or services.

The following is a summary of how the Company recognizes revenue for its different products and services.

●	Product Sales

All of our licenses are delivered to the customer electronically. The Company sends the license key to the customer to download the related software from Company portal. We recognize revenue upon delivery of these licenses. For stocking resellers who purchase licenses through inventory stocking orders with the intent to resell to an end-user, revenue is recognized when the resellers’ accounts have been credited, at their discretion, for the number of licenses purchased.

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●	Service Revenue

The Company has maintenance contracts with certain of its customers. Revenue from maintenance contracts is recognized ratably over the related contract period, which generally ranges from one to five years.

The Company’s product sales by geographic area are presented in Note 5.

Cash and Cash Equivalents

The Company considers all highly liquid holdings with maturities of three months or less at the time of purchase to be cash equivalents. The Company had no cash equivalents as of September 30, 2019 (unaudited) or December 31, 2018.

Allowance for Doubtful Accounts

We maintain an allowance for doubtful accounts that reflects our best estimate of potentially uncollectible trade receivables. The allowance is based on assessments of the collectability of specific customer accounts and the general aging and size of the accounts receivable. We regularly review the adequacy of our allowance for doubtful accounts by considering such factors as historical experience, credit worthiness, and current economic conditions that may affect a customer’s ability to pay. We specifically reserve for those accounts deemed uncollectible. We also establish, and adjust, a general allowance for doubtful accounts based on our review of the aging and size of our accounts receivable. As of September 30, 2019 and December 31, 2018, the allowance for doubtful accounts totaled $5,700 and $3,600, respectively.

Concentration of Credit Risk

For the three months ended September 30, 2019, the Company had three customers comprising 11.5%, 11.9%, and 29.7%, respectively, of total revenues. For the three months ended September 30, 2018, the Company had two customers comprising 19.4% and 11.2%, respectively, of total revenues.

For the nine months ended September 30, 2019, the Company had two customers comprising 15.5% and 17.3% of total revenues. For the nine months ended September 30, 2018, the Company had two customers comprising 12.3% and 10.1%, respectively, of total revenues.

As of September 30, 2019, the Company has three customers comprising 15.9%, 16.6%, and 43.4%, respectively, of net accounts receivable. As of December 31, 2018, the Company has three customers comprising 32.1%, 15.4% and 10.8%, respectively, of net accounts receivable. A loss of one of these customers would have a material effect on the Company.

Basic and Diluted Earnings Per Share

In accordance with ASC 260, “Earnings Per Share,” the basic income (loss) per common share is computed by dividing the net income (loss) available to common stockholders by the weighted average common shares outstanding during the period. Diluted income (loss) per share reflect per share amounts that would have resulted if diluted potential common stock had been converted to common stock. Dilutive common share equivalents as of September 30, 2019 and 2018, representing outstanding in-the-money warrants of 481,335 and 564,556, respectively, were included in the computation of diluted net income (loss) per share using the Treasury Stock Method. During the nine months ended September 30, 2019 and 2018, the Company had total common stock equivalents of 106,077 and 300,032,   respectively, which excluded from the computation of net income per share because they are anti-dilutive.

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Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses. The carrying amount of these financial instruments approximates fair value due to the nature of the accounts and their short-term maturities.

Recently Adopted Accounting Pronouncements

Leases

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-02, “Leases (Topic 842),” which requires lessees to recognize a right-of-use asset and a lease liability for most leases on the balance sheet as well as other qualitative and quantitative disclosures. ASU 2016-02 is to be applied using a modified retrospective method and was effective for the Company on January 1, 2019. In July 2018, the FASB issued ASU 2018-11, “Leases (Topic 842),” which provides an optional transition method allowing entities to recognize a cumulative-effect adjustment to the opening balance of stockholders’ equity in the period of adoption, with no restatement of comparative prior periods required. The Company adopted the standard using this optional transition method. The Company also made an accounting policy to exclude leases with an initial term of 12 months or less from the balance sheet as permitted under the new guidance.

The Company assessed the impact that the new lease recognition standard had on its consolidated financial statements. As of the adoption date of January 1, 2019, the Company has only one lease, which was for its office space it leases under a month-to-month arrangement for a monthly amount of $4,000, which can be cancelled at any time by either party with a six-month advance notice. As management has elected a policy to exclude leases with an initial term of 12 months of less from the balance sheet presentation required under Topic 842, the office lease has been excluded from balance sheet presentation as it has an original term of 12 months or less. The rent associated with the lease continues to be expensed as incurred. Rent expense for the three months ended September 30, 2019 and 2018, amounted to $12,000 and $12,000, respectively. Rent expense for the nine months ended September 30, 2019 and 2018, amounted to $36,000 and $36,000, respectively.

3. Property and Equipment

Property and equipment consisted of the following.

	September 30, 2019	December 31, 2018
	(Unaudited)
Equipment	$154,300	$154,300
Furniture and fixtures	1,600	1,600

	155,900	155,900

Less: accumulated depreciation	(155,900)	(155,500)

	$-	$400

Depreciation expense amounted to $0 and $8,900 for the three months ended September 30, 2019 and 2018, respectively. Depreciation expense amounted to $400 and $26,700 for the nine months ended September 30, 2019 and 2018, respectively.

4. Stockholders’ Equity

Stock-Based Compensation Plans

In November 2012, the Company’s 2012 Equity Incentive Plan (the “12 Plan”) was approved by the stockholders. Pursuant to the terms of the 12 Plan, stock options, stock appreciation rights, restricted stock and restricted stock units (sometimes referred to individually or collectively as “awards”) may be granted to officers and other employees, non-employee directors and independent consultants and advisors who render services to the Company. The Company is authorized to issue options to purchase up to 643,797 shares of common stock, stock appreciation rights, or restricted stock in accordance with the terms of the 12 Plan.

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In the case of a restricted stock award, the entire number of shares subject to such award would be issued at the time of the grant and subject to vesting provisions based on time or other conditions specified by the Board or an authorized committee of the Board. For awards based on time, should the grantee’s service to the Company end before full vesting occurred, all unvested shares would be forfeited and returned to the Company. In the case of awards granted with vesting provisions based on specific performance conditions, if those conditions were not met, then all shares would be forfeited and returned to the Company. Until forfeited, all shares issued under a restricted stock award would be considered outstanding for dividend, voting and other purposes.

Under the 12 Plan, the exercise price of non-qualified stock options granted is to be no less than 100% of the fair market value of the Company’s common stock on the date the option is granted. The exercise price of incentive stock options granted is to be no less than 100% of the fair market value of the Company’s common stock on the date the option is granted provided, however, that if the recipient of the incentive stock option owns greater than 10% of the voting power of all shares of the Company’s capital stock then the exercise price will be no less than 110% of the fair market value of the Company’s common stock on the date the option is granted. The purchase price of the restricted stock issued under the 12 Plan shall also not be less than 100% of the fair market value of the Company’s common stock on the date the restricted stock is granted.

All options granted under the 12 Plan are immediately exercisable by the optionee; however, there is a vesting period for the options. The options (and the shares of common stock issuable upon exercise of such options) vest, ratably, over a 33-month period; however, no options (and the underlying shares of common stock) vest until after three months from the date of the option grant. The exercise price is immediately due upon exercise of the option. The maximum term of options issued under the 12 Plan is ten years. Shares issued upon exercise of options are subject to the Company’s repurchase, which right lapses as the shares vest. The 12 Plan will terminate no later than November 7, 2022. As of September 30, 2019, 411,593 shares of common stock remained available for issuance under the 12 Plan.

The following summarizes the stock option activity for the nine months ended September 30, 2019.

Warrants

			Weighted-
			Average
		Weighted-	Remaining
		Average	Contractual
		Exercise	Life
	Options	Price	(Years)

Outstanding at December 31, 2018	117,675	$2.57	2.28
Granted	-
Forfeited/cancelled	(11,598)
Exercised	-
Outstanding at September 30, 2019 (unaudited)	106,077	$2.77	1.78

Vested and expected to vest at September 30, 2019 (unaudited)	106,077	$2.77	1.78

Exercisable at September 30, 2019 (unaudited)	106,077	$2.77	1.78

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During the nine months ended September 30, 2019, the Company issued 30,466 shares of common stock for the exercise of warrants. As of September 30, 2019, and December 31, 2018, the Company had 481,335 and 622,912 warrants outstanding, respectively. The warrants outstanding at September 30, 2019 are all exercisable at $0.01 and have an expiration date of May 20, 2023.

5. Sales by Geographical Location

Revenue by country for the nine months ended September 30, 2019 and 2018 was as follows.

	Nine Months Ended
	September 30, 2019	September 30, 2018
Revenue by Country
United States	$1,006,400	$887,000
Brazil	431,400	540,000
Japan	268,300	183,400
The Netherlands	357,100	103,800
Other Countries	671,400	806,400
Total	2,734,600	2,520,600

6. Commitments and Contingencies

Profit Sharing Plans

The Company has adopted a 401(k) plan to provide retirement benefits for employees under which the Company makes discretionary matching contributions. During the three months ended September 30, 2019 and 2018, the Company contributed a total of $0 and $1,500, respectively. During the nine months ended September 30, 2019 and 2018, the Company contributed a total of $14,100 and $16,800, respectively.

Contingencies

During the ordinary course of business, the Company is subject to various potential claims and litigation. Management is not aware of any outstanding litigation which would have a significant impact on the Company’s financial statements.

7. Related Party Transactions

The Company’s Chief Executive Officer and Interim Chief Financial Officer has served in these executive roles providing management services to the Company since September 2018, however, does not currently receive a salary or other forms of compensation. During the three and nine months ended September 30, 2019, the Company has recorded an expense and contributed capital of $56,200 and $168,700, respectively, for contributed services based on the estimated market rate for these services.

66

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of

hopTo Inc. and subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of hopTo Inc. and subsidiaries (the “Company”) as of December 31, 2018, the related consolidated statements of operations, shareholders’ equity (deficit) and cash flows for the year then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Change in Accounting Principle

As discussed in Note 2 to the consolidated financial statements, effective January 1, 2018, the Company adopted Accounting Standards Codification Topic 606, Revenue from Contracts with Customers, using the modified retrospective method resulting in a change in method of accounting for revenues.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum llp
Marcum llp

We served as the Company’s auditor in 2018.

Chicago, IL

April 1, 2019

67

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of hopTo Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheet of hopTo Inc. and subsidiaries (the “Company”) as of December 31, 2017, the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the year then ended December 31, 2017, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company and subsidiaries as of December 31, 2017, and the results of their operations and their cash flows for the year then ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Accounting Company Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Macias Gini & O’Connell LLP

We served as the Company’s auditor from 2008 to 2018.

Sacramento, California

April 17, 2018

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hopTo Inc.

Consolidated Balance Sheets

	As of December 31,
	2018	2017
Assets
Current Assets:
Cash and cash equivalents	$892,500	$1,015,400
Accounts receivable, net of allowance for doubtful accounts of $3,600 and $7,800, respectively	210,800	426,800
Prepaid expenses and other current assets	79,000	112,900
Total Current Assets	1,182,300	1,555,100

Property and equipment, net	400	30,800
Other assets	17,800	17,800
Total Assets	$1,200,500	$1,603,700

Liabilities and Shareholders’ Equity (Deficit)
Current Liabilities:
Accounts payable	$318,700	$251,700
Accrued expenses	121,600	107,700
Accrued wages	145,800	275,700
Deferred rent	—	74,100
Deposit liability	12,100	93,500
Deferred revenue	1,300,300	1,845,100
Other current liabilities	—	855,100
Total Current Liabilities	1,898,500	3,502,900

Long Term Liabilities:
Deferred revenue	491,500	1,409,700
Total Liabilities	2,390,000	4,912,600

Commitments and contingencies (Note 10)

Shareholders’ Equity (Deficit):
Preferred stock, $0.01 par value, 5,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.0001 par value, 195,000,000 shares authorized, 9,804,400 shares issued and outstanding	$1,000	$1,000
Additional paid-in capital	79,298,200	78,539,300
Accumulated deficit	(80,488,700)	(81,849,200)
Total Shareholders’ Deficit	(1,189,500)	(3,308,900)
Total Liabilities and Shareholders’ Deficit	$1,200,500	$1,603,700

See accompanying notes to consolidated financial statements

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hopTo Inc.

Consolidated Statements of Operations

	For the Years Ended December 31,
	2018	2017
Revenue
Software licenses	$812,900	$1,530,800
Software service fees	2,240,300	2,297,700
Other	100,200	61,000
Total Revenue	3,153,400	3,889,500

Cost of Revenue
Software service costs	52,100	57,000
Software product costs	93,700	11,300
Total Cost of Revenue	145,800	68,300

Gross Profit	3,007,600	3,821,200

Operating Expenses
Selling and marketing	412,300	355,300
General and administrative	1,236,900	1,558,400
Research and development	1,518,700	1,500,100
Total Operating Expenses	3,167,900	3,413,800

Income (Loss) from Operations	(160,300)	407,400

Other Income (Expense)
Interest and other income	131,500	197,000
Interest and other expense	(1,700)	(500)
Total Other Income (Expense)	129,800	196,500
Income (Loss) before provision for income tax	(30,500)	603,900
Provision for income tax	900	3,300

Net Income (Loss)	$(31,400)	$600,600
Earnings per share – basic and diluted	$(0.00)	$0.06
Weighted Average Common Shares Outstanding – Basic	10,150,867	9,804,400
Weighted Average Common Shares Outstanding – Diluted	10,150,867	9,804,400

See accompanying notes to consolidated financial statements

70

hopTo Inc.

Consolidated Statements of Shareholders’ Equity (Deficit)

	For the Years Ended December 31,
	2018	2017
Preferred stock - shares outstanding
Beginning balance	—	—
Ending balance	—	—
Common stock - shares outstanding
Beginning balance	9,804,400	9,804,400
Ending balance	9,804,400	9,804,400
Common stock – amount
Beginning balance	$1,000	$1,000
Ending balance	$1,000	$1,000
Additional paid-in capital
Beginning balance	$78,539,300	$78,525,900
Stock-based compensation expense	—	13,400
Issuance of new warrants	699,400	—
Contributed services	75,000	—
Payments for repurchase of warrants	(15,500)	—
Ending balance	$79,298,200	$78,539,300
Accumulated deficit
Beginning balance	$(81,849,200)	$(82,449,800)
Cumulative effect from change of accounting policies	1,391,900	—
Net income (loss)	(31,400)	600,600
Ending balance	$(80,488,700)	$(81,849,200)

Total Shareholders’ Deficit	$(1,189,500)	$(3,308,900)

See accompanying notes to consolidated financial statements

71

hopTo Inc.

Consolidated Statements of Cash Flows

	For the Years Ended December 31,
	2018	2017
Cash Flows Provided By (Used In) Operating Activities:
Net income / (loss)	$(31,400)	$600,600
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	29,700	51,200
Contributed services	75,000	-
Stock based compensation expense	-	13,400
Change in allowance for doubtful accounts	(4,200)	100
Loss on disposal of fixed assets	700	60,400
Loss on sublease	-	63,100
Net gain on sale of patents	-	(320,000)
Interest accrued for capital lease	-	200
Changes in deferred rent	(74,100)	(15,700)
Changes to liquidated damage on warrant liability	(155,700)	284,000
Changes in operating assets and liabilities:
Accounts receivable	220,200	(71,600)
Prepaid expenses and other current assets	33,900	(74,200)
Other assets (LT)	-	91,200
Accounts payable	67,000	(323,800)
Accrued expenses	13,900	20,300
Accrued wages	(129,900)	(37,200)
Deposit liability	(81,400)	12,100
Deferred revenue	(71,100)	(198,800)
Net Cash Provided By (Used In) Operating Activities	(107,400)	155,300
Cash Flows Provided By (Used In) Investing Activities:
Proceeds from sale of fixed assets	-	900
Proceeds from sale of patents	-	320,000
Net Cash Provided By Investing Activities	-	320,900
Cash Flows Provided By (Used In) Financing Activities:
Payments for repurchase of warrants	(15,500)	-
Payments for capital lease	-	(7,000)
Net Cash Used In Financing Activities	(15,500)	(7,000)
Net Increase/ (Decrease) in Cash and Cash equivalents	(122,900)	469,200
Cash and cash equivalents, beginning of year	1,015,400	546,200
Cash and cash equivalents, end of year	$892,500	$1,015,400

See accompanying notes to consolidated financial

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Notes to Consolidated Financial Statements

1. Basis of Presentation

The Company. Our Board of Directors adopted an amendment to our Certificate of Incorporation changing our name from GraphOn Corporation to hopTo Inc. effective September 9, 2013. A Certificate of Amendment of Incorporation was filed with the Delaware Secretary of State implementing the name change. The amendment had been previously approved by our stockholders. Our headquarters are in Concord, NH.

hopTo Inc., and its subsidiaries are developers of application publishing software which includes application virtualization software and cloud computing software for multiple computer operating systems including Windows, UNIX and several Linux-based variants.

The Company sells a family of products under the brand name GO-Global, which is a software application publishing business and is the Company’s sole revenue source at this time. GO-Global is an application access solution for use and/or resale by independent software vendors (“ISVs”), corporate enterprises, governmental and educational institutions, and others, who wish to take advantage of cross-platform remote access and Web-enabled access to their existing software applications, as well as those who are deploying secure, private cloud environments.

2. Significant Accounting Policies

Basis of Presentation and Use of Estimates. The consolidated financial statements include the accounts of hopTo Inc. and its subsidiaries (collectively, “we”, “us”, “our”, or “Company”); significant intercompany accounts and transactions are eliminated upon consolidation. The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates include: the amount of stock-based compensation expense; the allowance for doubtful accounts; the estimated lives of property of equipment, valuation and amortization of intangible assets (including capitalized software); depreciation of long-lived assets; valuation of warrants; post-employment benefits; and accruals for liabilities, deferred rent, and taxes. While the Company believes that such estimates are fair, actual results could differ materially from those estimates.

Certain prior year information has been reclassified to conform to current year presentation.

Liquidity. The Company has incurred significant net losses since inception. As of December 31, 2018, we had an accumulated deficit of $80,448,700  and a working capital deficit of $716,200, which includes deferred revenue of $1,300,300. Our ability to continue to generate net income and positive cash flows from operations is dependent on our ability to continue to generate revenue from our legacy GO-Global business, which in turn is subject to a variety of risks. The Company believes its current cash balances coupled with anticipated cash flow from operating activities will be sufficient to meet its working capital requirements for at least one year from the date of the issuance of the accompanying financial statements. The Company continues to control its cash expenses as a percentage of expected revenue on an annual basis and thus may use its cash balances in the short-term to invest in revenue growth. Based on current internal projections, the Company believes it has and/or will generate sufficient cash for its operational needs, for at least one year from the date of issuance of the accompanying financial statements. Management is focused on growing the Company’s existing product offering, as well as its customer base, to increase its revenues. The Company cannot give assurance that it can increase its cash balances or limit its cash consumption and thus maintain sufficient cash balances for its planned operations or future acquisitions. Future business demands may lead to cash utilization at levels greater than recently experienced. The Company may need to raise additional capital in the future. However, the Company cannot assure that it will be able to raise additional capital on acceptable terms, or at all. Subject to the foregoing, management believes that the Company has sufficient capital and liquidity to fund its operations for at least one year from the date of issuance of the accompanying financial statements.

Revenue Recognition.

The Company markets and licenses products indirectly through channel distributors, independent software vendors (“ISVs”), value-added resellers (“VARs”) (collectively “resellers”) and directly to corporate enterprises, governmental and educational institutions and others. Its product licenses are perpetual. The Company also separately sells intellectual property licenses, maintenance contracts (which are comprised of license updates and customer service access), and other products and services.

There are no rights of return granted to purchasers of the Company’s software products.

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For the year ended December 31, 2017, software license revenues were recognized when:

●	Persuasive evidence of an arrangement exists (i.e., when the Company signs a non-cancelable license agreement wherein the customer acknowledges an unconditional obligation to pay, or upon receipt of the customer’s purchase order), and

●	Delivery has occurred or services have been rendered and there are no uncertainties surrounding product acceptance (i.e., when title and risk of loss have been transferred to the customer, which generally occurs when the media containing the licensed program(s) is provided to a common carrier or, in the case of electronic delivery, when the customer is given access to the licensed programs), and

●	The price to the customer is fixed or determinable, as typically evidenced in a signed non-cancelable contract, or a customer’s purchase order, and

●	Collectability is probable. If collectability is not considered probable, revenue is recognized when the fee is collected.

In 2017, revenue recognized on software arrangements involving multiple deliverables is allocated to each deliverable based on vendor-specific objective evidence (“VSOE”) or third party evidence of the fair values of each deliverable; such deliverables include licenses for software products, maintenance, private labeling fees, or customer training. The Company limits its assessment of VSOE for each deliverable to either the price charged when the same deliverable is sold separately or the price established by management having the relevant authority to do so, for a deliverable not yet sold separately.

If sufficient VSOE of fair value does not existed, so as permitted the allocation of revenue to the various elements of the arrangement, all revenue from the arrangement was deferred until such evidence existed or until all elements were delivered. If VSOE of the fair value did not exist and the only undelivered element was maintenance, then revenue was recognized on a ratably. If VSOE of the fair value of all undelivered elements exists but evidence did not exist for one or more delivered elements, then revenue was recognized using the residual method. Under the residual method, the fair value of the undelivered elements was deferred and the remaining portion of the arrangement fee was recognized as revenue.

Certain resellers (“stocking resellers”) purchased product licenses that they held in inventory until they were resold to the ultimate end-user (an “inventory stocking order”). At the time that a stocking reseller placed an inventory stocking order, no product licenses were shipped by the Company to the stocking reseller rather, the stocking reseller’s inventory was credited with the number of licenses purchased and the stocking reseller can resell (issue) any number of licenses from their inventory at any time. Upon receipt of an order to issue one or more licenses from a stocking reseller’s inventory (a “draw down order”), the Company would ship the licenses(s) in accordance with the draw down order’s instructions.

In 2017, maintenance revenue was recognized from service contracts ratably over the related contract period, which generally ranges from one to five years.

Effective January 1, 2018, ASC 606, Revenue from Contracts with Customers, changed the recognition of revenue standards for reporting periods beginning after December 31, 2017.

For the year ended December 31, 2018, revenue recognition was determined by

●	identifying the contract, or contracts, with a customer;

●	identifying the performance obligations in each contract;

●	determine the transaction price;

●	allocating the transaction price to the performance obligations in each contract; and

●	recognizing revenue when, or as, we satisfy performance obligations by transferring the promised goods or services

When control of the promised products and services are transferred to our customers, we recognize revenue in the amount that reflects the consideration we expect to receive in exchange for these products and services.

Product Sales

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All of our licenses are delivered to the customer electronically. The Company sends the license key to the customer to download the related software from Company portal. We recognize revenue upon delivery of these licenses.  For stocking resellers who purchase licenses through inventory stocking orders with the intent to resell to an end-user, revenue is recognized when the resellers’ accounts have been credited, at their  discretion, for the number of licenses purchased.

Service Revenue

Similar to 2017, 2018 maintenance revenue was also recognized from service contracts ratably over the related contract period.

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (ASC 606). This ASU is a comprehensive new revenue recognition model that requires a company to recognize revenue to depict the transfer of goods or services to a customer at an amount that reflects the consideration it expects to receive in exchange for those goods or services. In August 2015, FASB issued ASU 2015-14, Revenue from Contracts with Customers (ASC 606): Deferral of the Effective Date, which deferred the effective date of ASU 2014-09 to reporting periods beginning after December 15, 2017, with early adoption permitted for reporting periods beginning after December 15, 2016. Subsequently, FASB issued ASUs in 2016 containing implementation guidance related to ASU 2014-09, including: ASU 2016-08, Revenue from Contracts with Customers (ASC 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net), which is intended to improve the operability and understandability of the implementation guidance on principal versus agent considerations; ASU 2016-10, Revenue from Contracts with Customers (ASC 606): Identifying Performance Obligations and Licensing, which is intended to clarify two aspects of ASC 606: identifying performance obligations and the licensing implementation guidance; and ASU 2016-12, Revenue from Contracts with Customers (ASC 606): Narrow-Scope Improvements and Practical Expedients, which contains certain practical expedients in response to identified implementation issues. The Company elected to adopt ASC 606 under the Modified Retrospective approach. Under the Modified Retrospective approach, only contracts with customers for which there were remaining unsatisfied performance obligations (open contracts) at the beginning of initial year of adoption must be restated to apply retrospectively the guidance under ASC 606. Any resulting impact for such contracts prior to the beginning of the initial year of adoption are made as an adjustment to opening accumulated deficit for such year.

On January 1, 2018, the Company adopted ASC 606 using the Modified Retrospective method. This method required retrospective application of the new accounting standard to those contracts which were not completed as of January 1, 2018. Results for the reporting periods beginning after January 1, 2018 are presented under ASC 606, while prior period amounts are not adjusted and continue to be reported in accordance with our historic accounting under ASC 605.

The change to the current revenue policy is the timing of revenue recognition for software licenses purchased by stocking resellers. Under the guidance ASC 605, the Company recognized revenue upon the delivery of licenses to end users when they were purchased from the stocking reseller. Under the guidance ASC 606, license revenue is recognized upon crediting of the licenses to the stocking resellers account for draw down at their discretion after placement of the stocking order by the stocking reseller. During the year ended December 31, 2018, this change in revenue policy resulted in lower license revenue of $231,300 when compared to 2017. This lower license revenue had the same impact on gross profit, income (loss) from operations and net income (loss).

The Company recorded $1,391,900 to opening accumulated deficit as of January 1, 2018 due to the cumulative impact of adopting ASC 606, with the impact primarily related to reversal of deferred license revenue associated with stocking orders placed in prior periods which had not been sold through to end users as of December 31, 2017.

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The cumulative effect of the changes made to our condensed consolidated balance sheet as of January 1, 2018 under current assets, deferred revenue and accumulated deficit for the adoption ASU 2014-09, Revenue - Revenue from Contracts with Customers were as follows:

Balance Sheet	Balance at December 31, 2017	Adjustments due to ASC 606	Balance at January 1, 2018

Current Assets
Deferred COGS	$—	$20,000	$20,000

Liabilities and Stockholders’ Equity
Accumulated Deficit, net of tax	$(81,849,200)	$1,391,900	$(80,457,300)

Current Liabilities
Deferred Revenue	$1,845,100	$(609,700)	$1,235,400
Long Term Liabilities
Deferred Revenue	$1,409,700	$(802,200)	$607,500

All of the Company’s software licenses are denominated in U.S. dollars.

As a result of the adoption of ASU NO. 2014-09, our 2018 revenues were subject to greater variability.

Cash and Cash equivalents. The Company considers cash equivalents to be all highly liquid investments with a maturity of three months or less when purchased.

Property and Equipment. Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the respective assets, between three and seven years. Amortization of leasehold improvements is calculated using the straight-line method over the lesser of the lease term or useful lives of the respective assets, between three and seven years.

Shipping and Handling. Shipping and handling costs are included in cost of revenue for all periods presented.

Software Development Costs. Under the criteria set forth in Financial Accounting Standards Board’s (FASB) Accounting Standards Codification (ASC) 985-20, “Costs of Software to be Sold, Leased or Marketed,” development costs incurred in the research and development of new software products are expensed as incurred until technological feasibility, in the form of a working model, has been established, at which time such costs are capitalized until the product is available for general release to customers. The Company did not capitalize any software development costs during 2018 or 2017. The Company makes ongoing evaluations of the recoverability of its capitalized software projects by comparing the net amount capitalized for each product to the estimated net realizable value of the product. If such evaluations indicate that the unamortized software development costs exceed the net realizable value, the Company writes off the amount by which the unamortized software development costs exceed net realizable value.

Deferred Rent. Our former corporate headquarters office leases at both 51 E. Campbell Ave in Campbell, California and at 1919 S. Bascom Ave in Campbell, California were terminated on September 30, 2018 and October 31, 2018, respectively. As of December 31, 2018, we have $0 deferred rent remaining to be amortized.

Allowance for Doubtful Accounts. The Company maintains an allowance for doubtful accounts that reflects our best estimate of potentially uncollectible trade receivables. Such allowance is based on assessments of the collectability of specific customer accounts and the general aging and size of the accounts receivable. We regularly review the adequacy of our allowance for doubtful accounts by considering such factors as historical experience, credit worthiness, and current economic conditions that may affect a customer’s ability to pay. We specifically reserve for those accounts deemed uncollectible. We also establish, and adjust, a general allowance for doubtful accounts based on our review of the aging and size of our accounts receivable.

Allowance for doubtful accounts years ended December 31, 2018 and 2017, amounted to $3,600 and $7,800, respectively.

Income Taxes. In accordance with FASB ASC 740-10-05, “Income Taxes,” the Company performed a comprehensive review of uncertain tax positions as of December 31, 2018. In this regard, an uncertain tax position represents the expected treatment of a tax position taken in a filed tax return, or planned to be taken in a future tax return, that has not been reflected in measuring income tax expense for financial reporting purposes.

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The Company and one or more of its subsidiaries are subject to United States federal income taxes, as well as income taxes of multiple state and foreign jurisdictions. The Company and its subsidiaries are no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years prior to 2012. There are no tax examinations currently underway for any of the Company’s or its subsidiaries’ tax returns for years subsequent to 2011.

The Company’s policy for deducting interest and penalties is to treat interest as interest expense and penalties as taxes. The Company had not accrued any amount for the payment of interest or penalties related to any uncertain tax positions at either December 31, 2018 or 2017, as its review of such positions indicated that such potential positions were minimal.

Under FASB ASC 740-10-05, “Income Taxes,” deferred income taxes are recognized for the tax consequences of temporary differences between the financial statement and income tax bases of assets, liabilities and net loss carryforwards using enacted tax rates. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount that is more likely than not expected to be realized. Realization is dependent upon future pre-tax earnings, the reversal of temporary differences between book and tax income, and the expected tax rates in effect in future periods.

The Tax Cuts and Jobs Act (the “Act”) was enacted on December 22, 2017. The Act reduces the U.S. federal corporate income tax rate from 35% to 21%, requires companies to pay a one-time transition tax on earnings of certain foreign subsidiaries that were previously tax deferred and creates new taxes on certain foreign sourced earnings. Among these new taxes on certain foreign sourced earnings, the Act created a new category of income inclusion: the global intangible low-taxed income (“GILTI”). The objective of GILTI is to deter U.S. corporations from transferring intangible property to non-U.S. low-tax jurisdictions by subjecting the non-U.S. income to current U.S. taxation. The Act also adds a provision for a deduction to offset the GILTI inclusion for C corporations only, which is 50 percent (37.5 percent after 2025) of the GILTI inclusion. The GILTI deduction is subject to limitation based mainly on the taxpayer’s taxable income.

In addition to GILTI, the Act also introduced the foreign-derived intangible income (“FDII”) category. FDII is eligible income derived in connection with property sold or services provided by the U.S. taxpayer to a non-U.S. person. The taxpayer must establish that the property is foreign use property, and, in the case of services, the taxpayer must provide that the services are rendered to a non-U.S. person who is located outside of the United States. C corporations receive a deduction equal to 37.5 percent (21.875 percent after 2025) of foreign-derived intangible income (FDII). Similar to the GILTI deduction, the FDII deduction is subject to limitation.

The Act significantly changes how the U.S. taxes corporations. The Act requires complex computations to be performed that were not previously required by U.S. tax law, significant judgments to be made in interpretation of the provisions of the Act, estimates in calculations, and preparation and analysis of information not previously relevant or regularly produced. As of December 31, 2018, the Company’s impact from the Act was immaterial.

As the Company completes its analysis of the Act, collects and prepares necessary data, and interprets any additional guidance set forth by the U.S. Treasury Department, the IRS, and other standard-setting bodies, the Company may alter its assessment if it determines that the Act has a material impact on the provision for income taxes.

Fair Value of Financial Instruments. The fair value of the Company’s accounts receivable, accounts payable and other current liabilities approximate their carrying amounts due to the relative short maturities of these items.

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The fair value of the Company’s warrants are determined in accordance with FASB ASC 820, “Fair Value Measurement,” which establishes a fair value hierarchy that prioritizes the assumptions (inputs) to valuation techniques used to price assets or liabilities that are measured at fair value. The hierarchy, as defined below, gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The guidance for fair value measurements requires that assets and liabilities measured at fair value be classified and disclosed in one of the following categories:

●	Level 1: Defined as observable inputs, such as quoted (unadjusted) prices in active markets for identical assets or liabilities.

●	Level 2: Defined as observable inputs other than quoted prices included in Level 1. This includes quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

●	Level 3: Defined as unobservable inputs to the valuation methodology that are supported by little or no market activity and that are significant to the measurement of the fair value of the assets or liabilities. Level 3 assets and liabilities include those whose fair value measurements are determined using pricing models, discounted cash flow methodologies or similar valuation techniques, as well as significant management judgment or estimation.

As of December 31, 2018 and 2017, the Company did not have any Warrants Liability reported.

Long-Lived Assets. Long-lived assets are assessed for possible impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. Typically, for long-lived assets held and used, measurement of an impairment loss is based on the fair value of such assets, with fair value being determined based on appraisals, current market value, comparable sales value, and undiscounted future cash flows, among other variables, as appropriate. Assets held and used affected by an impairment loss are depreciated or amortized at their new carrying amount over their remaining estimated life; assets to be sold or otherwise disposed of are not subject to further depreciation or amortization. During 2018 and 2017, no such impairment was recorded.

Loss Contingencies. The Company is subject to the possibility of various loss contingencies arising in the ordinary course of business. The Company considers the likelihood of the loss or impairment of an asset or the incurrence of a liability as well as its ability to reasonably estimate the amount of loss in determining loss contingencies. An estimated loss contingency is accrued when it is probable that a liability has been incurred or an asset has been impaired and the amount of the loss can be reasonably estimated. The Company regularly evaluates current information available to it to determine whether such accruals should be adjusted. No such loss contingency was recorded during the years ended December 31, 2018 and 2017.

Stock-Based Compensation. The Company applies the fair value recognition provisions of FASB ASC 718-10, “Compensation – Stock Compensation.”

Valuation and Expense Information Under FASB ASC 718-10

The Company recorded stock-based compensation expense of $0 and $13,400 in the years ended December 31, 2018 and 2017, respectively. As required by FASB ASC 718-10, the Company estimates forfeitures of employee stock-based awards and recognizes compensation cost only for those awards expected to vest. Forfeiture rates are estimated based on an analysis of historical experience and are adjusted to actual forfeiture experience as needed.

For stock options granted, the Company set the exercise price equal to the closing fair market value of the Company’s common stock as of the grant date. No options were issued during the years ended December 31, 2018 and 2017.

The following table illustrates the non-cash stock-based compensation expense recorded during the years ended December 31, 2018 and 2017 by income statement classification:

	2018	2017
Cost of revenue	$-	$100
Selling and marketing expense	-	200
General and administrative expense	-	13,000
Research and development expense	-	100
	$-	$13,400

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Estimated compensation expense is based on the estimated fair value of each option granted on the date of grant using a binomial model, using the estimated annualized forfeiture rate based on an analysis of historical data and considered the impact of events such as work force reductions we carried out in previous years. The expected term of our stock-based awards was based on historical award holder exercise patterns and considered the market performance of our common stock and other items. The estimated exercise factor was based on an analysis of historical data; historical exercise patterns; and a comparison of historical and current share prices. The approximate risk free interest rate was based on the implied yield available on U.S. Treasury issues with remaining terms equivalent to our expected term on our stock-based awards.

The Company used the average historical volatility of its daily closing price for a period of time equal in length to the expected option term for the option being issued. The period of time over which historical volatility was measured ended on the last day of the quarterly reporting period during which the stock-based award was made.

The Company does not anticipate paying dividends on its common stock for the foreseeable future.

Earnings Per Share of Common Stock. FASB ASC 260-10, “Earnings Per Share,” provides for the calculation of basic and diluted earnings per share. Basic earnings per share is computed by dividing net income or loss attributable to common shareholders by the weighted-average number of common shares outstanding, including penny warrants, for the period. Diluted earnings per share reflects the potential dilution of securities by adding other common stock equivalents, including common stock options, warrants, and unreleased (unvested) restricted stock awards in the weighted average number of common shares outstanding for a period, if dilutive. Potentially dilutive securities are excluded from the computation if their effect is antidilutive. For the years ended December 31, 2018 and 2017, 353,231 and 1,013,286, respectively, of common shares equivalents were excluded in the computation of diluted earnings per share since its effect would be antidilutive. For the years ended December 31, 2018 and 2017, no common shares equivalents were included in the computation of dilutive earnings per share.

Comprehensive Income (Loss). FASB ASC 220-10, “Reporting Comprehensive Income,” establishes standards for reporting comprehensive income and its components in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during the period from non-owner sources. Examples of items to be included in comprehensive income, which are excluded from net income, include foreign currency translation adjustments and unrealized gain/loss of available-for-sale securities. For the years ended December 31, 2018 and 2017, we did not have comprehensive income (loss).

Recent Accounting Pronouncements.

Effective January 1, 2018, ASC 606, Revenue from Contracts with Customers, changed the recognition of revenue standards for reporting periods beginning after December 31, 2017. (Refer to Note 2)

Future Leases

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). Under this guidance, an entity is required to recognize right-of-use assets and lease liabilities on its balance sheet and disclose key information about leasing arrangements. This guidance offers specific accounting guidance for a lessee, a lessor and sale and leaseback transactions. Lessees and lessors are required to disclose qualitative and quantitative information about leasing arrangements to enable a user of the financial statements to assess the amount, timing and uncertainty of cash flows arising from leases. This guidance is effective for annual reporting periods beginning after December 15, 2018, including interim periods within that reporting period, and requires a modified retrospective adoption, with early adoption permitted. Upon adoption of this accounting policy, we do not expect a material impact to our consolidated financial statements. As of December 31, 2018, the Company does not have any material leases.

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Disclosure Update and Simplification

In July 2016, the SEC released Disclosure Update and Simplification, No. 33-10532 amendments to certain disclosure requirements that have become redundant, duplicative, overlapping, outdated, or superseded, in light of other Commission disclosure requirements, U.S. GAAP, International Financial Reporting Standards (“IFRS”), or changes in the information environment. The Commission also solicited comments on a number of disclosure requirements that overlap with, but require information incremental to, U.S. GAAP to determine whether to retain, modify, eliminate, or refer them to the FASB for potential incorporation into U.S. GAAP. This rule is effective November 5, 2018. As of December 31, 2018, we did not have any material change affecting our financial statements.

3. Property and Equipment

Property and equipment as of December 31, 2018 and 2017 consisted of the following:

	2018	2017
Equipment	$154,300	$184,600
Furniture & fixture	1,600	3,600
Leasehold improvements	-	167,600
	155,900	355,800
Less: accumulated depreciation and amortization	155,500	325,000
	$400	$30,800

Aggregate property and equipment depreciation expense for the years ended December 31, 2018 and 2017 was $29,700 and $51,200 respectively. During 2018 and 2017, we did not capitalize any property and equipment. During 2018, we retired leasehold improvement with costs of $167,600, equipment with costs of $30,200 furniture and fixtures with costs of $2,000. During 2017, we retired equipment with costs of $74,100 and furniture and fixtures with costs of $187,000. The $199,800 and $261,100 total in assets retired in 2018 and 2017, respectively, had total remaining book value of $700 and $61,300.

4. Accrued Expenses

Accrued expenses as of December 31, 2018 and 2017 consisted of the following:

	2018	2017
Consulting services	$10,600	$20,500
Board of director fees	85,600	64,000
Rent	8,000	-
Royalty fees	5,400	5,400
Other	12,100	17,800
	$121,700	$107,700

5. Deferred Rent

Our former corporate headquarters office leases at both 51 E. Campbell Ave in Campbell, California and at 1919 S. Bascom Ave in Campbell, California were terminated on September 30, 2018 and October 31, 2018, respectively.

As of December 31, 2018 and 2017 deferred rent was:

Component	2018	2017
Lease liability	$—	$13,800
Deferred rent expense	—	27,200
Deferred rent benefit	—	33,100
	$—	$74,100

6. Liability Attributable to Warrants

During the year ended December 31, 2018, pursuant to a settlement agreement to issue warrants to purchase 564,556 shares of the Company’s Common stock, we derecognized the accrued liability for potential liquidated damages of $855,100 by crediting Additional Paid-In Capital for $699,400 and other income for $155,700. The warrants we issued were at $0.01 per share and will expire in 5 years from the date of issuance. Following the issuance, the Company purchased back 52,755 shares from certain warrant holders.

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The following tables reconcile the number of warrants outstanding for the periods indicated:

	For the Year Ended December 31, 2018
	Beginning Outstanding	Issued	Exercised/Sold	Cancelled / Forfeited	Ending Outstanding
2014 Transaction	376,667	—	—	(265,556)	111,111
Exercise Agreement	300,000	564,556	(52,755)	(300,000)	511,801
Consultant Warrant	11,285	—	—	(11,285)	—
Offer to Exercise	10,167			(10,167)	—
	698,119	564,556	(52,755)	(587,008)	622,912

	For the Year Ended December 31, 2017
	Beginning Outstanding	Issued	Exercised	Cancelled / Forfeited	Ending Outstanding
2014 Transaction	376,667	—	—	—	376,667
Exercise Agreement	300,000	—	—	—	300,000
Consultant Warrant	11,285	—	—	—	11,285
Offer to Exercise	10,167	—	—	—	10,167
	698,119	—	—	—	698,119

7. Stockholders’ Equity

Common Stock

The Company did not issue any stock or pay any dividends during the years ended December 31, 2018 and 2017.

Stock-Based Compensation Plans

Active Plans

2012 Equity Incentive Plan. In November 2012, the Company’s 2012 Equity Incentive Plan (the “12 Plan”) was approved by the stockholders. Pursuant to the terms of the 12 Plan, stock options, stock appreciation rights, restricted stock and restricted stock units (sometimes referred to individually or collectively as “awards”) may be granted to officers and other employees, non-employee directors and independent consultants and advisors who render services to the Company. The Company is authorized to issue options to purchase up to 643,797 shares of common stock, stock appreciation rights, or restricted stock in accordance with the terms of the 12 Plan.

In the case of a restricted stock award, the entire number of shares subject to such award would be issued at the time of the grant and subject to vesting provisions based on time or other conditions specified by the Board or an authorized committee of the Board. For awards based on time, should the grantee’s service to the Company end before full vesting occurred, all unvested shares would be forfeited and returned to the Company. In the case of awards granted with vesting provisions based on specific performance conditions, if those conditions were not met, then all shares would be forfeited and returned to the Company. Until forfeited, all shares issued under a restricted stock award would be considered outstanding for dividend, voting and other purposes.

Under the 12 Plan, the exercise price of non-qualified stock options granted is to be no less than 100% of the fair market value of the Company’s common stock on the date the option is granted. The exercise price of incentive stock options granted is to be no less than 100% of the fair market value of the Company’s common stock on the date the option is granted provided, however, that if the recipient of the incentive stock option owns greater than 10% of the voting power of all shares of the Company’s capital stock then the exercise price will be no less than 110% of the fair market value of the Company’s common stock on the date the option is granted. The purchase price of the restricted stock issued under the 12 Plan shall also not be less than 100% of the fair market value of the Company’s common stock on the date the restricted stock is granted.

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All options granted under the 12 Plan are immediately exercisable by the optionee; however, there is a vesting period for the options. The options (and the shares of common stock issuable upon exercise of such options) vest, ratably, over a 33-month period; however, no options (and the underlying shares of common stock) vest until after three months from the date of the option grant. The exercise price is immediately due upon exercise of the option. The maximum term of options issued under the 12 Plan is ten years. Shares issued upon exercise of options are subject to the Company’s repurchase, which right lapses as the shares vest. The 12 Plan will terminate no later than November 7, 2022.

During the years ended December 31, 2018 and 2017, no options or restricted common stock were granted under the 12 Plan. 411,593 shares of common stock remained available for issuance under the 12 Plan.

No options previously issued under the 12 Plan were exercised during the years ended December 31, 2018 and December 31, 2017.

Inactive Plans

The following table summarizes options outstanding as of December 31, 2018 and 2017 that were granted from stock based compensation plans that are inactive. As of December 31, 2018, no options can be granted under these plans as the plans have expired.

		Options Outstanding
	Year	Beginning of Year	Granted	Exercised	Cancelled	End of Year
2008 Stock Option Plan	2018	193,945	—	—	(79,468)	114,477
2005 Equity Incentive Plan	2018	667	—	—	(667)	—
		194,612	—	—	(80,135)	114,477
Weighted Average Exercise Price		2.59			2.69	2.52

2008 Stock Option Plan	2017	380,611	—	—	(186,666)	193,945
2005 Equity Incentive Plan	2017	7,666	—	—	(6,999)	667
Supplemental Stock Option Agreement	2017	333	—	—	(333)	—
		388,610	—	-	(193,998)	194,612
Weighted Average Exercise Price		2.59			3.36	2.59

Summary – All Plans

A summary of the status of all of the options outstanding under all of the Company’s stock option plans, and non-plan grants to consultants, as of December 31, 2018 and 2017, and changes during the years then ended, is presented in the following table:

	2018		2017
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Beginning	315,167	$2.46	684,722	$2.64
Granted	—	$—	—	$—
Exercised	—	$—	—	$—
Forfeited or expired	(197,492)	$2.39	(369,555)	$2.79
Ending	117,675	$2.57	315,167	$2.46
Exercisable at year-end	117,675	$2.57	315,167	$2.46
Vested or expected to vest at year-end	117,675	$2.57	315,167	$2.46

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As of December 31, 2018 and 2017, of the options exercisable, 117,675 and 315,167 were vested, respectively.

The following table summarizes information about stock options outstanding as of December 31, 2018:

	Options Outstanding
Range of Exercise Price	Number Outstanding/Exercisable	Weighted Average Remaining Contractual Life (Years)	Weighted Average Outstanding/Exercise Price
$0.75-$1.80	39,132	3.20	$0.80
$1.83-$2.40	1,667	7.29	$2.06
$2.55-$3.00	667	5.07	$2.55
$3.01-$3.30	29,268	4.82	$3.03
$3.31-$3.45	32,082	4.79	$3.45
$3.46-$4.20	13,333	4.69	$4.20
$4.21-$6.88	1,526	2.57	$6.71
$0.75-$6.88	117,675	4.26	$2.57

As of December 31, 2018, there were outstanding options to purchase 117,675 shares of common stock with a weighted average exercise price of $2.57 per share, a weighted average remaining contractual term of 4 years and an aggregate intrinsic value of $0. All of the options outstanding as of December 31, 2018 are fully vested and 0 were estimated to be forfeited or to expire in future periods.

As of December 31, 2018, there was no unrecognized compensation cost, net of estimated forfeitures, related to unvested options.

8. Income Taxes

The components of the provision (benefit) for income taxes for the years ended December 31, 2018 and 2017 consisted of the following:

	2018	2017
Current
Federal	$—	$—
State	—	—
Foreign	900	3,300
	$900	$3,300
Deferred
Federal	$—	$—
State	—	—
Foreign	—	—
	—	—
Total	$900	$3,300

The following table summarizes the differences between income tax expense and the amount computed applying the federal income tax rate of 21% and 34% for the years ended December 31, 2018 and 2017, respectively:

	2018	2017
Federal income tax (benefit) at statutory rate	$(6,600)	$205,300
State income tax (benefit) at statutory rate	(900)	800
Foreign tax rate differential	900	(600)
IRC 965 Subpart F Income	—	21,000
SBC – NQ cancellations	(83,900)	235,900
Change in valuation allowance	(92,800)	(439,700)
Meals and entertainment (50%)	700	700
Prior Year True-Up Adjustments	165,300	—
Deferred Compensation	17,800	—
Other items	400	(20,100)
Provision (benefit) for income tax	$900	$3,300

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Deferred income taxes and benefits result from temporary timing differences in the recognition of certain expense and income items for tax and financial reporting purposes. The following table sets forth those differences as of December 31, 2018 and 2017:

	2018	2017
Net operating loss carryforwards	$13,870,200	$13,566,000
Tax credit carryforwards	977,500	1,047,000
Compensation expense – non-qualified stock options	166,800	238,000
Deferred revenue and maintenance service contracts	425,000	691,000
Depreciation, amortization, and capitalized software	11,300	—
Reserves and other	52,400	108,000
Total deferred tax assets	15,503,100	15,650,000
Deferred tax liability – depreciation, amortization and capitalized software	—	(7,000)
Net deferred tax asset	15,503,100	15,643,000
Valuation allowance	(15,503,100)	(15,643,000)
Net deferred tax asset	$—	$—

For financial reporting purposes, with the exception of the years ended December 31, 2018 and 2017, the Company has incurred a loss in each year since inception. Based on the available objective evidence, management believes it is more likely than not that the net deferred tax assets will not be fully realizable. Accordingly, the Company has provided a full valuation allowance against its net deferred tax assets at December 31, 2018 and 2017. The net change in the valuation allowance was decreased by $139,900 and $9,079,000 for the years ended December 31, 2018 and 2017, respectively.

At December 31, 2018, the Company had approximately $63.8 million of federal net operating loss carryforwards and approximately $6.9 million of California state net operating loss carryforwards available to reduce future taxable income. The federal loss carryforwards will begin to expire in 2019 and the California state loss carry forwards began to expire in 2028. During the year ended December 31, 2018, the Company did not utilize any federal and California net operating losses. Under the Tax Reform Act of 1986, the amount of benefits from net operating loss carryforwards may be impaired or limited if the Company incurs a cumulative ownership change of more than 50%, as defined, over a three-year period.

At December 31, 2018, the Company had approximately $0.9 million of federal research and development tax credits that will begin to expire in 2018.

9. Concentration of Credit Risk

Financial instruments, which potentially subject the Company to concentration of credit risk, consist principally of cash and trade receivables. The Company places cash and, when applicable, cash equivalents, with high quality financial institutions and, by policy, limits the amount of credit exposure to any one financial institution. As of December 31, 2018, the Company had approximately $642,500 of cash with financial institutions in excess of FDIC insurance limits. As of December 31, 2017, the Company had approximately $765,400 of cash with financial institutions in excess of FDIC insurance limits.

For the years ended December 31, 2018 and 2017, we currently consider the following to be our most significant customers and partners. For the purposes of this table, “Sales” refers to the dollar value of orders received from these customers and partners in the period indicated. These Sales values do not necessarily equal recognized revenue for these periods due to our revenue recognition policies which require deferral of revenue associated with prepaid software service fees. In 2017, deferrals of fees associated with stocking orders of software licenses were also required

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	2018		2017
Customer	% Sales	% Accounts Receivable	% Sales	% Accounts Receivable
Centric System	9.5%	3.2%	6.9%	12.6%
Elosoft	10.4%	32.1%	16.9%	56.2%
GE	3.9%	15.4%	0.6%	0.0%
Thermo LabSystems	4.1%	10.8%	2.9%	4.9%
Total	27.9%	61.5%	27.3%	73.7%

The Company performs credit evaluations of customers’ financial condition whenever necessary, and does not require cash collateral or other security to support customer receivables.

10. Commitments and Contingencies

Operating Leases.

As of December 31, 2018, the leases for both of our former offices at 51 E. Campbell, CA and 1919 Bascom Ave. Campbell, CA expired on September 30, 2018, and October 31, 2018, respectively. Our current lease for the corporate headquarters in Concord, NH is a month-to-month rent basis, requiring a six-month notice from the lessor to terminate. Rent on the corporate headquarters continues at $4,000 per month.

Rent expense aggregated approximately $28,600 and $67,600 for the years ended December 31, 2018 and 2017, respectively.

Contingencies. Under its Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws and certain agreements with officers and directors, the Company has agreed to indemnify its officers and directors for certain events or occurrences arising as a result of the officer’s or director’s serving in such capacity. Generally, the term of the indemnification period is for the officer’s or director’s lifetime. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is limited as the Company currently has a directors and officers liability insurance policy that limits its exposure and enables it to recover a portion of any future amounts paid. The Company believes the estimated fair value of these indemnification agreements is minimal and has no liabilities recorded for these agreements as of December 31, 2018.

The Company enters into indemnification provisions under (i) its agreements with other companies in its ordinary course of business, including contractors and customers and (ii) its agreements with investors. Under these provisions, the Company generally indemnifies and holds harmless the indemnified party for losses suffered or incurred by the indemnified party as a result of the Company’s activities or, in some cases, as a result of the indemnified party’s activities under the agreement. These indemnification provisions often include indemnifications relating to representations made by the Company with regard to intellectual property rights, and often survive termination of the underlying agreement. The maximum potential amount of future payments the Company could be required to make under these indemnification provisions is unlimited. The Company has not incurred material costs to defend lawsuits or settle claims related to these indemnification agreements. As a result, the Company believes the estimated fair value of these agreements is minimal. Accordingly, the Company has no liabilities recorded for these agreements as of December 31, 2018.

The Company’s software license agreements also generally include a performance guarantee that the Company’s software products will operate substantially as described in the applicable program documentation for a period of 90 days after delivery. The Company also generally warrants that services that the Company performs will be provided in a manner consistent with reasonably applicable industry standards. To date, the Company has not incurred any material costs associated with these warranties and has no liabilities recorded for these agreements as of December 31, 2018.

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11. Employee 401(k) Plan

In December 1998, the Company adopted a 401(k) Plan (the “Plan”) to provide retirement benefits for employees. As allowed under Section 401(k) of the Internal Revenue Code, the Plan provides tax-deferred salary deductions for eligible employees. Employees may contribute up to 15% of their annual compensation to the Plan, limited to a maximum annual amount as set periodically by the Internal Revenue Service. In addition, the Company may make discretionary/matching contributions. During 2018 and 2017, the Company contributed a total of approximately $17,400 and $0, to the Plan, respectively.

12. Supplemental Disclosure of Cash Flow Information

During the twelve-month period ended December 31, 2018, we reversed an accrual for potential liquidated damages of $855,100, crediting APIC for $699,400 and other income for $155,700 pursuant to an agreement to issue warrants to purchase 564,556 shares of the Company’s Common stock as disclosed in the Current Report on Form 8-K, which was filed with the SEC on May 30, 2018.

We disbursed $0 and $200 for the payment of interest expense during the year ended December 31, 2018 and 2017, respectively.

We disbursed $800 and $3,500 for the payment of income taxes during the year ended December 31, 2018 and 2017, respectively. Such disbursement was made for the payment of foreign income taxes related to the operation of our Israeli subsidiary, GraphOn Research Labs, Ltd.

13. Segment Information

The Company’s operates under one segment. A single management team that reports to the CEO comprehensively manages the business as the chief operating decision maker. Accordingly, the Company does not have separately reportable segments.

Revenue by country for the years ended December 31, 2018 and 2017 was as follows:

	Years Ended December 31,
Revenue by Country	2018	2017
United States	$1,188,500	$1,239,300
Brazil	652,700	758,000
Japan	236,600	286,300
Germany	177,100	234,700
The Netherlands	144,800	230,700
Other Countries	726,100	1,140,500
Total	$3,153,400	$3,889,500

14. Related Party Transactions

On December 28, 2018, the Company entered into an agreement with an unaffiliated stockholder of the Company to acquire 450,000 shares of the Company’s common stock and warrants to purchase an aggregate of 48,896 shares of the Company’s common stock for an aggregate cash consideration of $149,700. The Company agreed to assign its right to purchase 450,000 shares of common stock under the purchase agreement to a member of the Company’s board of directors and an entity controlled by a member of the Company’s board of directors and an executive officer at the company.

A member of our board of directors controls an entity that is a significant shareholder in the Company and also serves as the Chief Executive Officer and Interim Chief Financial Officer of the Company. The related party has served in these executive roles providing management services to the Company since September 4, 2018, however does not receive salary or other forms of cash compensation. Management has estimated $75,000 as the market rate for the services rendered for the period from September 4, 2018 through December 31, 2018. The services have been recorded in the financial statements as a capital contribution.

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INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 145 of the

Delaware General Corporation Law, as amended, authorizes us to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorney’s fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which a person is a party by reason of being one of our directors or officers if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions. Our certificate of incorporation contains provisions relating to the indemnification of director and officers and our by-laws extend such indemnities to the full extent permitted by Delaware law. We currently maintain insurance for the benefit of any director or officer, which cover claims for which we could not indemnify such persons.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We make periodic filings and other filings required to be filed by us as a reporting company under Sections 13 and 15(d) of the Exchange Act. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at www.sec.gov that contains the reports, proxy and information statements, and other information that we file with the SEC. Also visit us at greatelmcap.com. Information contained on our website is not incorporated into this prospectus and you should not consider information contained on our website to be part of this prospectus.

You may obtain copies of this prospectus and the documents incorporated by reference without charge by writing to our corporate secretary at 6 Loudon Road, Suite 200, Concord, NH 0330. You may refer questions regarding the rights offering to Broadridge Corporate Issuer Solutions, Inc., our subscription agent:

Broadridge Corporate Issuer Solutions, Inc.

Toll-free: +1 (888) 789-8409

Email: Shareholder@Broadridge.com

For information regarding replacement of lost rights certificates, you may contact Broadridge by calling toll-free number above or at the appropriate address below:

By Hand or Overnight Courier: Broadridge Corporate Issuer Solutions, Inc. Attn: BCIS IWS 51 Mercedes Way Edgewood, NY 11717	By Regular Mail: Broadridge Corporate Issuer Solutions, Inc. Attn: BCIS Re-Organization Dept. P.O. Box 1317 Brentwood, NY 11717-0693

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HOPTO, INC.

Up to 8,666,667 Shares of Common Stock

Issuable Upon Exercise of Rights to Subscribe for Such Shares at $0.30 per Share

                    2020

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the expenses payable by HopTo, Inc., a Delaware corporation (the “Registrant”), in connection with the offering of securities described in this registration statement. All amounts shown are estimates, except for the SEC registration fee. The Registrant will bear all expenses shown below.

SEC registration fee	$337.48
FINRA fees	*
Accounting fees and expenses	*
Legal fees and expenses	*
Subscription agent fees and expenses	*
Printing fees and expenses	*
Other	*
Total	*

*          To be provided by amendment.

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee of or agent of such corporation. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, or vote of stockholders or disinterested directors or otherwise. Our certificate of incorporation and bylaws provide for the indemnification of our directors and officers to the fullest extent authorized by, and subject to the conditions set forth in the Delaware law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation for certain limitations on a director being personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. The Company’s certificate of incorporation provides for such elimination of liability to provide that the Company’s directors shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

●	for any breach of the director’s duty of loyalty to the Company or its stockholders;

●	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

●	under section 174 of the Delaware law, relating to unlawful payment of dividends or unlawful stock purchases or redemption of stock; and

●	for any transaction from which the director derives an improper personal benefit.

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As a result of this provision, the Company and its stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care. The Company maintains directors and officers liability insurance.

Item 15. Recent Sales of Unregistered Securities

On May 21, 2018, we entered into an Exchange Agreement (the “Exchange Agreement”) with certain holders (the “Holders”) of existing warrants originally issued on June 17, 2013 and January 7, 2014 (the “Existing Warrants”) to purchase shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”). The Existing Warrants were exercisable for an aggregate of 564,556 shares of the Company’s Common stock and have a weighted average exercise price of approximately $10.77. Pursuant to the Exchange Agreement, the Company agreed to exchange the Existing Warrants held by the Holders for new warrants exercisable for an aggregate 564,556 shares of the Company’s Common Stock, having an exercise price of $0.01 per share and a five year term.

The foregoing issuance was not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(a)(2) and corresponding provisions of state securities laws, which exempts transactions by an issuer not involving any public offering. The issuance was made without any general solicitation or advertising, to a limited number of sophisticated investors with knowledge and experience of financial and business matters related to an investment in the Registrant’s securities. In addition, the securities issued in the foregoing issuance were restricted securities bearing transfer restrictions and the recipients acquired such securities for their own respective accounts without a view to resell or distribute them. Such securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements and certificates evidencing such shares contain a legend stating the same. Accordingly, the foregoing issuance is subject to the private placement exemption from registration provided by Section 4(a)(2) of the Securities Act.

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Item 16. Exhibits.

The exhibits required to be filed as part of this registration statement are listed in the exhibit index attached hereto and are incorporated herein by reference.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

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(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(i) The undersigned hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Concord, New Hampshire, on February 5, 2020.

HOPTO, INC.

By:	/s/ Jonathon R. Skeels
Name:	Jonathon R. Skeels
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jonathon R. Skeels his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any subsequent registration statements pursuant to Rule 462 of the Securities Act and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on February 5, 2020.

Name	Title

/s/ Jonathon R. Skeels	Director, Chief Executive Officer and
Jonathon R. Skeels	Interim Chief Financial Officer

/s/ Thomas Stewart
Thomas Stewart	Director

/s/ Jean-Louis Casabonne
Jean-Louis Casabonne	Director

/s/ Richard S. Chernicoff
Richard S. Chernicoff	Director

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EXHIBIT INDEX

Unless otherwise indicated, all references are to filings by HopTo, Inc., a Delaware corporation (the Registrant), with the Securities and Exchange Commission under File No. 0-21683.

Exhibit Number	Description
3.1	Amended and Restated Certificate of Incorporation (1)
3.2	Certificate of Amendment of Amended and Restated Certificate of Incorporation of GraphOn Corporation (2)
3.3	Certificate of Amendment of Amended and Restated Certificate of Incorporation of hopTo Inc. (3)
3.4	Certificate of Amendment of Amended and Restated Certificate of Incorporation of hopTo, Inc. (4)
3.5	Certificate of Designation of Series A Junior Participating Preferred Stock of hopTo Inc. (5)
3.6	Second Amended and Restated Bylaws of Registrant (5)
3.7	Certificate of Adoption of Bylaw Amendment (6)
4.1	Form of certificate evidencing shares of common stock of Registrant (7)
4.2	Rights Agreement, dated as of February 16, 2018, by and between hopTo Inc. and American Stock Transfer & Trust Company, LLC, as rights agent (8)
4.3	First Amendment to Rights Agreement, dated as of November 2, 2018, by and between hopTo Inc. and American Stock Transfer & Trust Company, LLC, as rights agent (9)
4.4*	Rights Certificate
5.1*	Opinion of Olshan Frome Wolosky LLP
10.1*	Backstop Investment Agreement, dated as of January 31, 2020
21.1*	List of Subsidiaries
23.1*	Consent of Marcum LLP
23.2*	Consent of Macias Gini & O’Connell LLP
23.3*	Consent of Olshan Frome Wolosky LLP (included in Exhibit 5.1)
24.1*	Powers of Attorney (included on the signature page hereof).
99.1*	Form of Instructions for Use of Subscription Rights Certificates.
99.2*	Form of Letter to Registered Holders of Common Shares.
99.3*	Form of Letter to Brokers and Other Nominee Holders.
99.4*	Form of Letter to Clients of Brokers and Other Nominee Holders.
99.5*	Form of Beneficial Owner Election Form.
99.6*	Form of Nominee Holder Certification.

* Filed herewith

(1)	Incorporate by reference to the Form 10-KSB filed on April 2, 2007.
(2)	Incorporated by reference to the Form 8-K filed on September 10, 2013.
(3)	Incorporated by reference to the Form 8-K filed on February 1, 2016.
(4)	Incorporated by reference to the Form 8-K filed on August 29, 2018.
(5)	Incorporated by reference to the Form 10-K filed on March 31, 2010.
(6)	Incorporated by reference to the Form 8-K filed on August 29, 2018.
(7)	Filed on by reference to the Form S-1 filed on September 19, 1996.
(8)	Incorporated by reference to the Form 8-K filed on February 16, 2018.
(9)	Incorporated by reference to the Form 8-K filed on November 2, 2018.

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